Exhibit 4.4

EXECUTION COPY

ANCHOR LAMINA INC.

ANCHOR LAMINA AMERICA, INC.

LOAN AND SECURITY AGREEMENT

Dated: November 12, 2002

Cdn. $50,000,000

FLEET CAPITAL CANADA CORPORATION

as Canadian Agent and a Canadian Lender

FLEET CAPITAL CORPORATION

as Administrative Agent, as U.S. Agent and a U.S. Lender

THE OTHER LENDERS NAMED HEREIN

EXECUTION COPY

5.3.	Lien Perfection; Further Assurances	40
5.4.	Lien on Realty	40

SECTION 6. COLLATERAL ADMINISTRATION		41
6.1.	General	41
6.2.	Administration of Accounts	42
6.3.	Administration of Inventory	44
6.4.	Administration of Equipment	45
6.5.	Payment of Charges	46

SECTION 7. REPRESENTATIONS AND WARRANTIES		46
7.1.	General Representations and Warranties	46
7.2.	Continuous Nature of Representations and Warranties	55
7.3.	Survival of Representations and Warranties	55

SECTION 8. COVENANTS AND CONTINUING AGREEMENTS		55
8.1.	Affirmative Covenants	55
8.2.	Negative Covenants	62
8.3.	Specific Financial Covenants	71

SECTION 9. CONDITIONS PRECEDENT		72
9.1.	Documentation	72
9.2.	No Default	72
9.3.	Other Conditions	72
9.4.	Availability	72
9.5.	No Litigation	72
9.6.	Material Adverse Effect	73

SECTION 10. EVENTS OF DEFAULT; RIGHTS AND REMEDIES ON DEFAULT		73
10.1.	Events of Default	73
10.2.	Acceleration of the Obligations	77
10.3.	Other Remedies	77
10.4.	Set Off and Sharing of Payments	79
10.5.	Remedies Cumulative; No Waiver	79

SECTION 11. AGENTS		80
11.1.	Authorization and Action	80
11.2.	Each Agent's Reliance, Etc	80
11.3.	Fleet, Fleet Canada and Affiliates	81
11.4.	Lender Credit Decision	81
11.5.	Indemnification	82
11.6.	Rights and Remedies to be Exercised by Agents Only	82
11.7.	Agency Provisions Relating to Collateral	82
11.8.	Each Agent's Right to Purchase Commitments	84

11.9.	Right of Sale, Assignment, Participations	84
11.10.	Amendment	85
11.11.	Resignation of Agents; Appointment of Successor	86
11.12.	Audit and Examination Reports; Disclaimer by Lenders	86

SECTION 12. MISCELLANEOUS		87
12.1.	Power of Attorney	87
12.2.	Indemnity	88
12.3.	Sale of Interest	89
12.4.	Severability	89
12.5.	Successors and Assigns	89
12.6.	Cumulative Effect; Conflict of Terms	89
12.7.	Execution in Counterparts	89
12.8.	Notice	90
12.9.	Consent	92
12.10.	Credit Inquiries	92
12.11.	Time of Essence	92
12.12.	Entire Agreement	92
12.13.	Interpretation	92
12.14.	Confidentiality	92
12.15.	GOVERNING LAW; CONSENT TO FORUM	93
12.16.	WAIVERS BY BORROWERS	94
12.17.	Advertisement	95
12.18.	English Language	95

EXECUTION COPY

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT is made as of this 12th day of November, 2002, by and among FLEET CAPITAL CANADA CORPORATION, a Canadian corporation with an office at 300 The East Mall, Suite 120, Toronto, Ontario, M9B 6B7, as Canadian Agent and a Canadian Lender, FLEET CAPITAL CORPORATION, a Rhode Island corporation with an office at One South Wacker Drive, Suite 1400, Chicago, Illinois, 60606, as Administrative Agent, as U.S. Agent and a U.S. Lender, the other Lenders from time to time party hereto, ANCHOR LAMINA INC., an Ontario corporation with its chief executive office and principal place of business at 2590 Ouellette Avenue, Windsor, Ontario, N8X 1P7 and ANCHOR LAMINA AMERICA, INC., a Michigan corporation with its chief executive office and principal place of business at 38404 Country Club Drive, Suite 200, Farmington Hills, Michigan 48331. Unless otherwise specified herein, capitalized terms used in this Agreement have the meanings assigned to them in Appendix A, General Definitions. Accounting terms not otherwise specifically defined herein shall be construed in accordance with GAAP consistently applied.

SECTION 1. CREDIT FACILITY

Subject to the terms and conditions of, and in reliance upon the representations and warranties made in, this Agreement and the other Loan Documents, Lenders agree to make a Total Credit Facility of up to Cdn. $50,000,000 available upon Borrowers’ request therefor, as follows:

1.1. Loans.

1.1.1. Canadian Revolving Credit Loans. Each Canadian Lender agrees, severally and not jointly, for so long as no Default or Event of Default exists, to make loans denominated in Canadian Dollars (“Canadian Revolving Credit Loans”) to Canadian Borrower from time to time during the period from the date hereof to but not including the last day of the Term, as requested by Canadian Borrower in the manner set forth in subsection 3.1.1(i) hereof, up to a maximum principal amount at any time outstanding equal to the lesser of (i) the product of such Canadian Lender’s Canadian Revolving Loan Percentage and the Aggregate Canadian Revolving Loan Commitment minus the product of such Canadian Lender’s Canadian Revolving Loan Percentage and the sum of the Canadian LC Amount and the Canadian LC Obligations, and (ii) the product of such Canadian Lender’s Canadian Revolving Loan Percentage and an amount equal to the Canadian Borrowing Base at such time minus the product of such Canadian Lender’s Canadian Revolving Loan Percentage and the sum of the Canadian LC Amount and the Canadian LC Obligations minus the product of such Canadian Lender’s Canadian Revolving Loan Percentage and reserves imposed on Canadian Borrower, if any, in accordance with this Agreement. Notwithstanding the foregoing, no Canadian Lender shall make any Canadian Revolving Credit Loan if as a result the Canadian Revolving Credit Loans of all Canadian Lenders would exceed the Revolving Credit Maximum Amount minus the Equivalent of the outstanding principal amount of the U.S. Revolving Credit Loans.

Amounts borrowed under this subsection 1.1.1 may be repaid in whole or in part and, up to but excluding the last day of the Term, reborrowed, all in accordance with the terms and conditions hereof. The Canadian Revolving Credit Loans shall be repayable in accordance with the terms of the Canadian Revolving Credit Loan Notes and shall be secured by all of the Collateral (directly, pursuant to the guarantee by U.S. Borrower set out in Section 2.13 or pursuant to any Guarantee Agreement granted by any other Person).

1.1.2. U.S. Revolving Credit Loans. Each U.S. Lender agrees, severally and not jointly, for so long as no Default or Event of Default exists, to make loans denominated in U.S. Dollars (“U.S. Revolving Credit Loans”) to U.S. Borrower from time to time during the period from the date hereof to but not including the last day of the Term, as requested by U.S. Borrower in the manner set forth in subsection 3.1.1(i) hereof, up to a maximum principal amount at any time outstanding equal to the lesser of: (i) the product of such U.S. Lender’s U.S. Revolving Loan Percentage and the Aggregate U.S. Revolving Loan Commitment minus the product of such U.S. Lender’s U.S. Revolving Loan Percentage and the sum of the U.S. LC Amount and the U.S. LC Obligations, and (ii) the product of such U.S. Lender’s U.S. Revolving Loan Percentage and an amount equal to the U.S. Borrowing Base at such time minus the product of such U.S. Lender’s U.S. Revolving Loan Percentage and the sum of the U.S. LC Amount and the U.S. LC Obligations minus the product of such U.S. Lender’s U.S. Revolving Loan Percentage and reserves imposed on U.S. Borrower, if any, in accordance with this Agreement. Notwithstanding the foregoing, no U.S. Lender shall make any U.S. Revolving Credit if as a result the U.S. Revolving Credit Loans of all U.S. Lenders would exceed the Revolving Credit Maximum Amount minus the outstanding principal amount of the Canadian Revolving Credit Loans. Amounts borrowed under this subsection 1.1.2 may be repaid in whole or in part and, up to but excluding the last day of the Term, reborrowed, all in accordance with the terms and conditions hereof. The U.S. Revolving Credit Loans shall be repayable in accordance with the terms of the U.S. Revolving Credit Loan Notes and shall be secured by all of the Collateral (directly or pursuant to the guarantee by Canadian Borrower set out in Section 2.13 or pursuant to any Guarantee Agreement granted by any other Person).

1.1.3. Reallocations of Revolving Loan Commitments. Not more frequently than two times during the Term, the Aggregate Canadian Revolving Loan Commitment and the Aggregate U.S. Revolving Loan Commitment may be reallocated, so long as no Default or Event of Default has occurred and is continuing, upon written notice by either Borrower to Administrative Agent; provided that (i) all such reallocations shall be in integral multiples of Cdn. $1,000,000, (ii) the Aggregate Revolving Loan Commitment shall not exceed the Revolving Credit Maximum Amount, (iii) the Aggregate Canadian Revolving Loan Commitment shall not be increased to more than the Aggregate Canadian Revolving Loan Commitment as it exists on the date hereof plus Cdn. $6,000,000 and (iv) the Aggregate U.S. Revolving Loan Commitment shall not be increased to more than the Aggregate U.S. Revolving Loan Commitment as it exists on the date hereof plus the Equivalent of Cdn.

$6,000,000. Upon each such reallocation, Exhibit 1.1 shall be deemed to have been amended accordingly, and Administrative Agent, acting alone, is hereby authorized to so amend Exhibit 1.1 to evidence such reallocation.

1.1.4. Reallocations of Inventory Sublimits. Not more frequently than two times during the Term, the Canadian Inventory Sublimit and the U.S. Inventory Sublimit may be reallocated, so long as no Default or Event of Default has occurred and is continuing, upon written notice by either Borrower to Administrative Agent; provided that (i) all such reallocations shall be in integral multiples of Cdn. $1,000,000, (ii) the sum of the Canadian Inventory Sublimit and the U.S. Inventory Sublimit shall not exceed Cdn. $10,000,000, (iii) the maximum amount of the Canadian Inventory Sublimit shall not be increased to more than Cdn. $5,500,000 and (iv) the maximum amount of the U.S. Inventory Sublimit shall not be increased to more than Cdn. $8,500,000.

1.1.5. Overadvances. Insofar as Canadian Borrower may request and Canadian Agent or Majority Lenders (as provided below) may be willing in their sole and absolute discretion to cause to be made Canadian Revolving Credit Loans to Canadian Borrower at a time when the unpaid balance of Canadian Revolving Credit Loans plus the sum of the Canadian LC Amount plus the amount of Canadian LC Obligations that have not been reimbursed by Canadian Borrower or funded with a Canadian Revolving Credit Loan, plus reserves applicable to Canadian Borrower in accordance with this Agreement, exceeds, or would exceed with the making of any such Canadian Revolving Credit Loan, the Canadian Borrowing Base (and such Loan or Loans being herein referred to individually as a “Canadian Overadvance” and collectively, as “Canadian Overadvances”), Administrative Agent shall enter such Canadian Overadvances as debits in Canadian Borrower’s Loan Account. Insofar as U.S. Borrower may request and U.S. Agent or Majority Lenders (as provided below) may be willing in their sole and absolute discretion to make U.S. Revolving Credit Loans to U.S. Borrower at a time when the unpaid balance of U.S. Revolving Credit Loans plus the sum of the U.S. LC Amount plus the amount of U.S. LC Obligations that have not been reimbursed by U.S. Borrower or funded with a U.S. Revolving Credit Loan, plus reserves applicable to U.S. Borrower in accordance with this Agreement, exceeds, or would exceed with the making of any such U.S. Revolving Credit Loan, the U.S. Borrowing Base (and such Loan or Loans being herein referred to individually as a “U.S. Overadvance” and collectively, as “U.S. Overadvances”), Administrative Agent shall enter such U.S. Overadvances as debits in U.S. Borrower’s Loan Account. All Overadvances shall be repaid on demand, shall be secured by the Collateral and shall bear interest as provided in this Agreement for the applicable Revolving Credit Loans. Any Overadvance made pursuant to the terms hereof shall be made by the applicable Lender(s) to the applicable Borrower, ratably in accordance with their respective Revolving Loan Percentages. Overadvances in the aggregate amount of Cdn. $2,000,000 or the Equivalent thereof or less may, unless a Default or Event of Default has occurred and is continuing, be made in the sole and absolute discretion of Canadian Agent or U.S. Agent, as the case may be. Overadvances in an aggregate amount of more than Cdn. $2,000,000 or the

Equivalent thereof but less than Cdn. $5,000,000 or the Equivalent thereof may, unless a Default or an Event of Default has occurred and is continuing, be made in the sole and absolute discretion of Majority Lenders. Overadvances in an aggregate amount of Cdn. $5,000,000 or the Equivalent thereof or more and Overadvances to be made after the occurrence and during the continuation of a Default or an Event of Default shall require the consent of all Lenders. The foregoing notwithstanding, in no event, unless otherwise consented to by all Lenders, (x) shall any Overadvances be outstanding for more than ninety (90) consecutive days, (y) after all outstanding Overadvances have been repaid, shall Canadian Agent, U.S. Agent or Lenders make any additional Overadvances unless thirty (30) days or more have expired since the last date on which any Overadvances were outstanding, or (z) shall Canadian Agent or U.S. Agent make Revolving Credit Loans on behalf of the applicable Lenders under this subsection 1.1.5 to the extent such Revolving Credit Loans would cause a Lender’s share of the applicable Revolving Credit Loans to exceed such Lender’s Revolving Loan Commitment minus such Lender’s Revolving Loan Percentage of the applicable LC Amount.

1.1.6. Use of Proceeds. The Revolving Credit Loans shall be used by Borrowers solely for (a) the satisfaction of certain existing Indebtedness of Borrowers as directed by Borrowers on the Closing Date and approved by Administrative Agent, (b) for general operating corporate purposes of Borrowers in a manner consistent with the provisions of this Agreement and all applicable laws, and (c) for other purposes permitted under this Agreement.

1.1.7. Agent Loans. Upon the occurrence and during the continuance of a Default or Event of Default, Canadian Agent, in the case of Canadian Borrower, and U.S. Agent, in the case of U.S. Borrower, in its sole discretion, may make Revolving Credit Loans on behalf of the applicable Lenders, in an aggregate amount not to exceed Cdn. $2,000,000, or the Equivalent thereof, if Canadian Agent or U.S. Agent, as applicable, in its reasonable business judgment, deems that such Revolving Credit Loans are necessary or desirable (i) to protect all or any portion of the Collateral, (ii) to enhance the likelihood, or maximize the amount of, repayment of the Loans and the other Obligations, or (iii) to pay any other amount chargeable to a Borrower pursuant to this Agreement, including without limitation costs, fees and expenses as described in Sections 2.8 and 2.9, which have not otherwise been paid by such Borrower (hereinafter, “Agent Loans”); provided, that (a) in no event shall the outstanding principal amount of the Revolving Credit Loans plus the aggregate LC Amount exceed the Aggregate Revolving Loan Commitment, (b) in no event (except as may be permitted by Section 1.1.5) shall the outstanding principal amount of the Canadian Revolving Credit Loans plus the Canadian LC Amount plus reserves applicable to Canadian Borrower in accordance with this Agreement exceed the Canadian Borrowing Base (as the same may be deemed to be increased pursuant to subsection 1.1.7(e) below), (c) in no event (except as may be permitted by Section 1.1.5) shall the outstanding principal amount of the U.S. Revolving Credit Loans plus the U.S. LC Amount plus reserves applicable to U.S. Borrower in accordance with this Agreement exceed the U.S. Borrowing Base (as the same may be deemed to be increased pursuant to subsection 1.1.7(e) below), and (d) Majority Lenders may at any time revoke Canadian Agent’s or U.S. Agent’s authorization to make Agent Loans. Any such revocation must be in writing and shall become effective prospectively upon Canadian Agent’s or U.S. Agent’s, as applicable, receipt thereof. Each Canadian Lender, in the case of the Canadian Borrower, and each U.S. Lender, in the case of the U.S. Borrower, shall be obligated to advance its Revolving Loan Percentage of each Agent Loan. If Agent Loans are made pursuant to the preceding sentence, then (e) the Canadian Borrowing Base or the U.S. Borrowing Base, as applicable, shall be deemed increased by the amount of such permitted Agent Loans, but only for so long as Canadian Agent or U.S. Agent, as applicable, allows such Agent Loans to be outstanding, and (f) all Lenders that have committed to make Revolving Credit Loans to the applicable Borrower shall be bound to make, or permit to remain outstanding, such Agent Loans based upon their Revolving Loan Percentages in accordance with the terms of this Agreement.

1.2. Letters of Credit; LC Guarantees.

Administrative Agent agrees, for so long as no Default or Event of Default exists and if requested by a Borrower, to (i) cause to be issued by Bank or another Affiliate of an Agent, or if approved by Administrative Agent, acting in its sole and absolute discretion, any other Lender (or Affiliate thereof), on the date requested by a Borrower, Letters of Credit for the account of such Borrower or (ii) cause to be executed LC Guarantees by which Canadian Agent or U.S. Agent, as applicable, another Affiliate of an Agent, or if approved by Administrative Agent, acting in its sole and absolute discretion, any other Lender (or Affiliate thereof), on the date requested by such Borrower, shall guarantee the payment or performance by such Borrower of its reimbursement obligations with respect to letters of credit provided that the aggregate LC Amount shall not exceed Cdn. $3,000,000 at any time. No Letter of Credit or LC Guarantee that is a (i) standby letter of credit shall have an expiration date greater than one year from the date of issuance (provided that any standby letter of credit with a one-year term may provide for the customary evergreen renewals thereof for additional one-year periods) or (ii) documentary letter of credit shall have an expiration date greater than 180 days from the date of issuance. Notwithstanding anything else herein to the contrary, no Letter of Credit or LC Guarantee may have an expiration date after the last day of the Term. Notwithstanding anything to the contrary contained herein, Borrowers, Agents and Lenders hereby agree that (a) all Canadian LC Obligations and all obligations of Canadian Borrower relating thereto shall be satisfied by the prompt issuance of one or more Canadian Revolving Credit Loans that are Canadian Prime Rate Loans, which Canadian Borrower hereby acknowledges are requested and Canadian Lenders agree to fund, and (b) all U.S. LC Obligations and all obligations of U.S. Borrower relating thereto shall be satisfied by the prompt issuance of one or more U.S. Revolving Credit Loans that are Base Rate Loans, which U.S. Borrower hereby acknowledges are requested and U.S. Lenders hereby agree to fund. In the event that appropriate Revolving Credit Loans are not, for any reason, promptly made to satisfy all then existing LC Obligations, each applicable Lender hereby agrees to pay to U.S. Agent or Canadian Agent, as the case may be, on demand, an amount equal to the applicable LC Obligations multiplied by such Lender’s Revolving Loan Percentage, and until so paid, such amount shall be secured by the Collateral and shall bear interest and be payable at the same rate and in the same manner as Revolving Credit Loans that are Base Rate Loans, in the case of U.S. LC Obligations, and Revolving Credit Loans that are Canadian Prime Rate Loans in the case of Canadian LC Obligations. Immediately upon the issuance of a Letter of Credit or an LC Guarantee under this Agreement for the account of Canadian Borrower, each Canadian Lender shall be deemed to have irrevocably and unconditionally purchased and received from Canadian Agent, without recourse or warranty, an undivided interest and participation therein equal to the applicable Canadian LC Amount and, as they arise, the Canadian LC Obligations multiplied by such Canadian Lender’s Canadian Revolving Loan Percentage. Immediately upon the issuance of a Letter of Credit or an LC Guarantee under this Agreement for the account of U.S. Borrower, each U.S. Lender shall be deemed to have irrevocably and unconditionally purchased and received from U.S. Agent, without recourse or warranty, an undivided interest and participation therein equal to the applicable U.S. LC Amount and, as they arise, the U.S. LC Obligations multiplied by such U.S. Lender’s U.S. Revolving Loan Percentage.

1.3. Term Loans.

1.3.1. U.S. Closing Date Term Loan. Each U.S. Lender agrees, jointly and severally, so long as no Default or Event of Default exists, to make a term loan (the “U.S. Closing Date Term Loan”) to U.S. Borrower on the Closing Date, in the aggregate principal amount of its U.S. Term Loan Percentage of U.S. $1,905,004, which shall be repayable in accordance with the terms of the U.S. Closing Date Term Loan Notes and shall be secured (directly or pursuant to the guarantee of Canadian Borrower set out in Section 2.13) by all of the Collateral. The proceeds of the U.S. Closing Date Term Loan shall be used solely for the purposes for which the proceeds of the Revolving Credit Loans are authorized to be used.

1.3.2. Canadian Closing Date Term Loan. Each Canadian Lender agrees, jointly and severally, so long as no Default or Event of Default exists, to make a term loan (the “Canadian Closing Date Term Loan”) to Canadian Borrower on the Closing Date, in the aggregate principal amount of its Canadian Closing Date Term Loan Percentage of Cdn. $2,000,000, which shall be repayable in accordance with the terms of the Canadian Closing Date Term Loan Notes and shall be secured (directly or pursuant to the guarantee of U.S. Borrower set out in Section 2.13) by all of the Collateral. The proceeds of the Canadian Closing Date Term Loan shall be used solely for the purposes for which the proceeds of the Revolving Credit Loans are authorized to be used.

1.3.3. Delayed Draw Term Loans. Each Canadian Lender agrees, jointly and severally, for so long as no Default or Event of Default exists, to make one or more term loan advances (collectively, the “Delayed Draw Term Loans”) in Canadian Dollars to Canadian Borrower from time to time during the period from the date hereof to but not including the last day of the Term, as requested by Canadian Borrower in the manner set forth in subsection 3.1.1(iv) hereof, up to a maximum aggregate principal amount advanced equal to its Delayed Draw Term Loan

Percentage of the Delayed Draw Term Loan Maximum Amount, which shall be repayable in accordance with the terms of the Delayed Draw Term Loan Notes and shall be secured by all of the Collateral; provided that, no advance of the Delayed Draw Term Loans shall be made if to do so would result in the aggregate principal amount of the Delayed Draw Term Loans drawn reaching Cdn. $5,000,000, Cdn. $10,000,000 or Cdn. $15,000,000 (without regard to any repayments or prepayments thereunder), unless the Canadian Borrower has, if requested by Canadian Agent, in its reasonable judgment, first provided First American Title Insurance Company (with a copy to Canadian Agent) with subsearches, execution searches and evidence of payment of all realty taxes in respect of each of Canadian Borrower’s real Properties, so that the “Special Loan Endorsement” provided by First American Title Insurance Company on or about the Closing Date is effective as of the time of each such advance under the Delayed Draw Term Loans to provide Canadian Agent with the same coverage as was provided under such Special Loan Endorsement when it was delivered on or about the Closing Date, and U.S. Borrower has, if requested by U.S. Agent, in its reasonable judgment, provided U.S. Agent with a date-down title insurance endorsement to each title insurance policy issued by Chicago Title Insurance Company on or about the Closing Date, such endorsement to be in form and substance satisfactory to U.S. Agent, acting reasonably. Amounts repaid under the Delayed Draw Term Loans may not be reborrowed. The proceeds of each advance of the Delayed Draw Term Loans, and only such proceeds (together with such other amounts as are permitted under subsection 8.2.6(i)), shall be used solely to repurchase a portion of the Subordinated Notes provided that all conditions to such repurchase set out in Section 8.2.6(i) are in each case complied with in full.

1.4. Judgment Currency; Contractual Currency.

(i) If, for the purpose of obtaining or enforcing judgment against either Borrower in any court in any jurisdiction, it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section 1.4 referred to as the “Judgment Currency”) an amount due under any Loan Document in any currency (the “Obligation Currency”) other than the Judgment Currency, the conversion shall be made at the rate of exchange prevailing on the Business Day immediately preceding (i) the date of actual payment of the amount due, in the case of any proceeding in the courts of any jurisdiction that will give effect to such conversion being made on such date, or (ii) the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the applicable date as of which such conversion is made pursuant to this Section 1.4 being hereinafter in this Section 1.4 referred to as the “Judgment Conversion Date”).

(ii) If, in the case of any proceeding in the court of any jurisdiction referred to in Section 1.4(i), there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual receipt for value of the amount due, the applicable Borrower shall pay such additional amount, if any, or, as applicable, such lesser amount, as may be necessary to ensure that the amount actually received in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of the Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date. Any amount due from a Borrower under this Section 1.4(b) shall be due as a separate debt and shall not be affected by judgment being obtained for 3any other amounts due under or in respect of any of the Loan Documents.

(iii) The term “rate of exchange” in this Section 1.4 means: (A) for a conversion of Canadian Dollars to U.S. Dollars, the reciprocal of the official noon rate of exchange published by the Bank of Canada for the date in question for the conversion to U.S. Dollars; (B) for a conversion of U.S. Dollars to Canadian Dollars, the official noon rate of exchange published by the Bank of Canada for the date in question for the conversion of U.S. Dollars to Canadian Dollars; (C) if a required rate is not so published by the Bank of Canada for any such date, or for the conversion of any other currency, the rate of exchange at which Administrative Agent would, on the relevant date at or about 12:00 noon (Chicago time), be prepared to sell the Obligation Currency against the Judgment Currency.

Any amount received or recovered by any Agent or any Lender in respect of any sum expressed to be due to them (whether for itself or as trustee for any other person) from either Borrower under this Agreement or under any of the other Loan Documents in a currency other than the currency (the “contractual currency”) in which such sum is so expressed to be due (whether as a result of, or from the enforcement of, any judgment or order of a court or tribunal of any jurisdiction, the winding-up of either Borrower or otherwise) shall only constitute a discharge of such Borrower to the extent of the amount of the contractual currency that Administrative Agent is able, in accordance with its usual practice, to purchase with the amount of the currency so received or recovered on the date of receipt or recovery (or, if later, the first date on which such purchase is practicable). If the amount of the contractual currency so purchased is less than the amount of the contractual currency so expressed to be due, such Borrower shall indemnify Agents and Lenders against any loss sustained by it as a result, including the cost of making any such purchase.

1.5. Exchange Rate Fluctuations

If at any time fluctuations in rates of exchange in effect between Canadian Dollars and U.S. Dollars cause the aggregate amount of outstanding Revolving Credit Loans (expressed in Canadian Dollars based on the Equivalent) to exceed the Revolving Credit Maximum Amount by 5% of the Revolving Credit Maximum Amount, U.S. Borrower shall pay the U.S. Agent for the ratable benefit of the U.S. Lenders and/or Canadian Borrower shall pay to Canadian Agent for the ratable benefit of Canadian Lenders, one Business Day after demand given to Borrowers by Administrative Agent, such amount as is necessary to repay or post Collateral in the amount by which the Revolving Credit Loans exceed the Revolving Credit Maximum Amount plus 5% of the Revolving Credit Maximum Amount.

SECTION 2. INTEREST, FEES AND CHARGES

2.1. Interest.

2.1.1. Canadian Prime Rate. Interest shall accrue on the principal amount of Canadian Prime Rate Loans outstanding at the end of each day at a fluctuating rate per annum equal to the Applicable Margin then in effect plus the Canadian Prime Rate. Such rate of interest shall increase or decrease by an amount equal to any increase or decrease in the Canadian Prime Rate, effective as of the opening of business on the day that any such change in the Canadian Prime Rate occurs.

2.1.2. Base Rate. Interest shall accrue on the principal amount of the Base Rate Loans outstanding at the end of each day at a fluctuating rate per annum equal to the Applicable Margin then in effect plus the Base Rate. Such rate of interest shall increase or decrease by an amount equal to any increase or decrease in the Base Rate, effective as of the opening of business on the day that any such change in the Base Rate occurs.

2.1.3. Canadian BA Rate. Interest shall accrue on the principal amount of Canadian BA Rate Loans outstanding at the end of each day at a rate per annum equal to the Applicable Margin then in effect plus the Canadian BA Rate for the applicable Interest Period for such Canadian BA Rate Loan.

2.1.4. LIBOR. Interest shall accrue on the principal amount of LIBOR Loans outstanding at the end of each day at a rate per annum equal to the Applicable Margin then in effect plus the LIBOR for the applicable Interest Period for such LIBOR Loan.

2.1.5. Default Rate of Interest. Upon and during the occurrence of an Event of Default, if Administrative Agent elects, the principal amount of all Loans owing by the U.S. Borrower shall bear interest at a rate per annum equal to 2.0% plus the interest rate otherwise applicable thereto (the “Default Rate”).

2.1.6. Maximum Interest. In no event whatsoever shall the aggregate of all amounts deemed interest hereunder or under the Notes and charged or collected pursuant to the terms of this Agreement or pursuant to the Notes exceed the highest rate permissible under any law, including, without limitation, Section 347 of the Criminal Code (Canada), which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. If any provisions of this Agreement or the Notes are in contravention of any such law, such provisions shall be deemed amended to conform thereto (the “Maximum Rate”). If at any time, the amount of interest paid hereunder is limited by the Maximum Rate, and the amount at which interest accrues hereunder is subsequently below the Maximum Rate, the rate at which interest accrues hereunder shall remain at the Maximum Rate, until such time as the aggregate interest paid hereunder equals the amount of interest that would have been paid had the Maximum Rate not applied.

2.1.7. Interest Act (Canada). For the purpose of complying with the Interest Act (Canada), it is expressly stated that where interest is calculated pursuant hereto at a rate based upon a 360-day period (for the purposes of this Section, the “first rate”), the yearly rate or percentage of interest to which the first rate is equivalent is the first rate multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360, and the parties hereto acknowledge that there is a material distinction between the nominal and effective rates of interest and that they are capable of making the calculations necessary to compare such rates and that the calculations herein are to be made using the nominal rate method and not on any basis that gives effect to the principle of deemed reinvestment of interest.

2.2. Computation of Interest and Fees.

Interest, Letter of Credit and LC Guarantee fees and Unused Line Fees hereunder shall be calculated daily and shall be computed on the actual number of days elapsed over a year of 360 days, in the case of such Obligations owing by the U.S. Borrower, and a year of 365 days, in the case of such Obligations owing by the Canadian Borrower. Unless otherwise set forth herein, all interest and fees shall be paid in the same currency as the underlying Loan is made or Letter of Credit or LC Guarantee is issued for which such fee is associated. For the purpose of computing interest hereunder, all items of payment received by an Agent shall be deemed applied by such Agent on account of the Obligations (subject to final payment of such items) on the next Business Day after receipt by such Agent of such items in such Agent’s account as set forth on the applicable execution page of this Agreement.

2.3. Fee Letter.

Canadian Borrower shall pay to Canadian Agent certain fees and other amounts in accordance with the terms of the fee letter between Canadian Borrower and Canadian Agent (the “Fee Letter”).

2.4. Letter of Credit and LC Guarantee Fees.

(i) Canadian Borrower shall pay to Canadian Agent, for the ratable benefit of Canadian Lenders, for Letters of Credit and LC Guarantees a per annum fee equal to the Applicable Margin then in effect for Canadian BA Rate Loans that are Revolving Credit Loans multiplied by the aggregate undrawn available amount of such Letters of Credit and LC Guarantees outstanding for the account of Canadian Borrower from time to time during the term of this Agreement, plus (if and when there is more than one Canadian Lender) a fronting fee (for the account of Canadian Agent) equal to 0.125% per annum of the aggregate available amount of such Letters of Credit and LC Guarantees plus all normal and customary charges of the Person issuing such Letters of

Credit and LC Guarantees which are associated with the issuance and administration thereof, which per annum fees shall be payable in arrears on the first Business Day of each month and which other charges shall, unless otherwise advised by Canadian Agent, be deemed fully earned and payable upon issuance of each such Letter of Credit or LC Guarantee and shall not be subject to rebate or proration upon the termination of this Agreement for any reason; and

(ii) U.S. Borrower shall pay to U.S. Agent, for the ratable benefit of U.S. Lenders, for Letters of Credit and LC Guarantees a per annum fee equal to the Applicable Margin then in effect for LIBOR Loans that are Revolving Credit Loans multiplied by the aggregate undrawn available amount of such Letters of Credit and LC Guarantees outstanding for the account of U.S. Borrower from time to time during the term of this Agreement, plus (if and when there is more than one U.S. Lender) a fronting fee (for the account of U.S. Agent) equal to 0.125% per annum of the aggregate available amount of such Letters of Credit and LC Guarantees, plus all normal and customary charges of the Person issuing such Letters of Credit and LC Guarantees which are associated with the issuance and administration thereof, which per annum fees shall be payable in arrears on the first Business Day of each month and which other charges shall, unless otherwise advised by U.S. Agent, be deemed fully earned and payable upon issuance of each such Letter of Credit or LC Guarantee and shall not be subject to rebate or proration upon the termination of this Agreement for any reason.

2.5. Unused Line Fees.

Canadian Borrower shall pay to Canadian Agent, for the ratable benefit of Canadian Lenders, a fee equal to 0.375% per annum multiplied by the average daily amount by which the Aggregate Canadian Revolving Loan Commitment exceeds the sum of (i) the outstanding principal balance of the Canadian Revolving Credit Loans plus (ii) the Canadian LC Amount. Canadian Borrower shall also pay to Canadian Agent, for the ratable benefit of Canadian Lenders, a fee equal to 0.375% per annum multiplied by the average daily amount by which the aggregate of all Delayed Draw Term Loan Commitments exceeds the average daily aggregate amount of all advances made in respect of the Delayed Draw Term Loans. U.S. Borrower shall pay to U.S. Agent, for the ratable benefit of U.S. Lenders, a fee equal to 0.375% per annum multiplied by the average daily amount by which the Aggregate U.S. Revolving Loan Commitments exceeds the sum of (i) the outstanding principal balance of the U.S. Revolving Credit Loans plus (ii) the U.S. LC Amount. All of such fees payable by Canadian Borrower or U.S. Borrower are collectively referred to herein as the “Unused Line Fees”. The Unused Line Fees shall be payable monthly in arrears on the first day of each month hereafter.

2.6. Prepayment Fee.

At the effective date of termination of this Agreement for any reason, if termination occurs during the first twelve-month period of the Term (i.e., November 14, 2002 through November 14, 2003), Borrowers shall pay to Administrative Agent, for the ratable benefit of Lenders (in addition to the then outstanding principal, accrued interest and other charges owing under the terms of this Agreement and any of the other Loan Documents and any amounts owing pursuant to subsection 3.2.5) pro rata in accordance with the outstanding Obligations owed to them, as liquidated damages for the loss of the bargain and not as a penalty, an amount equal to 1% of the Total Credit Facility then in effect.

2.7. Audit Fees.

Canadian Borrower shall pay to Canadian Agent, and U.S. Borrower shall pay to U.S. Agent, audit fees in the amount of U.S. $850 per person, per day, with a cap, absent Default, of U.S. $25,000 in aggregate for both Borrowers, for each calendar year commencing on the Closing Date in connection with audits of the books, records and Properties of each Borrower and its Subsidiaries as such Agents shall deem appropriate in their reasonable credit judgment. In addition, Canadian Borrower shall pay to Canadian Agent, and U.S. Borrower shall pay to U.S. Agent, all reasonable out-of-pocket expenses incurred by each such Agent in connection with such audits, whether such audits are conducted by employees of such Agent or by third parties hired by such Agent. Such audit fees and out-of-pocket expenses shall be payable immediately upon demand therefor by Administrative Agent from time to time. Each Agent may, in its discretion, provide for the payment of such amounts by making appropriate Revolving Credit Loans to the applicable Borrower and charging such Borrower’s Loan Account therefor.

2.8. Reimbursement of Expenses.

If, at any time or times regardless of whether or not an Event of Default then exists, (i) any Agent incurs reasonable legal or accounting expenses or any other costs or out-of-pocket expenses in connection with (1) the negotiation and preparation of this Agreement or any of the other Loan Documents, any amendment of or modification of this Agreement or any of the other Loan Documents, or any syndication or attempted syndication of the Obligations (including, without limitation, printing and distribution of materials to prospective Lenders and all costs associated with bank meetings, but excluding any closing fees paid to Lenders in connection therewith) or (2) the administration of this Agreement or any of the other Loan Documents and the transactions contemplated hereby and thereby; or (ii) any Agent or any Lender incurs legal or accounting expenses or any other costs or out-of-pocket expenses in connection with (1) any litigation, contest, dispute, suit, proceeding or action (whether instituted by any Agent, any Lender, either Borrower or any other Person) relating to the Collateral, this Agreement or any of the other Loan Documents or either Borrower, any of its Subsidiary’s or any Guarantor’s affairs; (2) any attempt to enforce any rights of any Agent or any Lender against either Borrower or any other Person which may be obligated to an Agent or any Lender by virtue of this Agreement or any of the other Loan Documents, including, without limitation, the Account Debtors; or (3) any attempt to inspect, verify, protect, preserve, restore, collect, sell, liquidate or otherwise dispose of or realize upon the Collateral in accordance with this Agreement or the other Loan Documents; then all such legal and accounting expenses, other costs and out-of-pocket expenses of any Agent or any Lender, as applicable, shall be charged to the applicable Borrower; provided, that Borrowers shall not be responsible for such costs and out-of-pocket expenses to the extent incurred because of the gross negligence or willful misconduct of any Agent or any Lender. All amounts chargeable to either Borrower under this Section 2.8 shall be Obligations secured by all of the Collateral, shall be payable on demand to such Agent or such Lender, as the case may be, and shall bear interest from the date such demand is made until paid in full at the rate applicable to Revolving Credit Loans that are Canadian Prime Rate Loans or Base Rate Loans, as the case may be, from time to time. Each Borrower shall also reimburse the applicable Agent and Lenders for expenses incurred by such Agent and Lenders in their administration of the Collateral to the extent and in the manner provided in Sections 2.9 and 2.10 hereof.

2.9. Bank Charges.

Each Borrower shall pay to the applicable Agent, on demand, any and all fees, costs or expenses which such Agent or Lender pays to a bank or other similar institution arising out of or in connection with (i) the forwarding to either Borrower or any other Person on behalf of such Borrower, by such Agent or Lender, of proceeds of Loans made to such Borrower pursuant to this Agreement and (ii) the depositing for collection by such Agent or Lender of any cheque or item of payment received or delivered to such Agent or Lender on account of the Obligations.

2.10. Collateral Protection Expenses; Appraisals.

All out-of-pocket expenses incurred in protecting, storing, warehousing, insuring, handling, maintaining and shipping the Collateral, and any and all excise, property, sales, and use taxes imposed by any federal, provincial, state or local authority on any of the Collateral or in respect of the sale thereof shall be borne and paid by the applicable Borrower. If either Borrower fails to promptly pay any portion thereof when due, the applicable Agent may, at its option, but shall not be required to, pay the same and charge the applicable Borrower therefor. Additionally, from time to time, if any Agent determines that obtaining appraisals is necessary to comply with applicable laws or regulations, and at any time if a Default or an Event of Default shall have occurred and be continuing, or otherwise at any other time no more frequently than annually, such Agent may, at the applicable Borrower’s expense (in the amount of U.S. $850 per person, per day, for appraisals conducted by such Agent’s internal personnel, with a cap for appraisals conducted by such Agent’s internal personnel and for appraisals conducted by external personnel, absent Default, of U.S. $50,000 in aggregate for both Borrowers, for each calendar year commencing on the Closing Date), obtain appraisals from appraisers (in the absence of a Default or Event of Default, each Agent agrees to use reasonable efforts to use its internal personnel to conduct each such appraisal required hereunder), stating the then current fair market value of all or any portion of the real estate or personal Property of such Borrower or any of its Restricted Subsidiaries, including without limitation the Inventory of such Borrower and its Restricted Subsidiaries.

2.11. Payment of Charges.

All amounts chargeable to each Borrower under this Agreement shall be Obligations secured by all of the Collateral, shall be, unless specifically otherwise provided,

payable on demand and shall bear interest from the date demand was made or such amount is due, as applicable, until paid in full at the rate applicable to Revolving Credit Loans that are Canadian Prime Rate Loans or Base Rate Loans, as the case may be, from time to time.

2.12. No Deductions.

(i) Any and all payments or reimbursements made hereunder or under the Loan Documents shall be made free and clear of and without deduction for any and all taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto; excluding, however, the following: taxes imposed on the net income of any Agent or any Lender by the jurisdiction under the laws of which any Agent or any Lender is organized or doing business or any political subdivision thereof and taxes imposed on its net income by the jurisdiction of such Agent’s or such Lender’s applicable lending office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto, herein “Tax Liabilities”). If either Borrower or any Guarantor shall be required by law or the administration thereof to deduct any such Tax Liabilities from or in respect of any sum payable hereunder to any Agent or any Lender, then the sum payable hereunder shall be increased as may be necessary so that, after all required deductions are made, such Agent or such Lender receives an amount equal to the sum it would have received had no such deductions been made. Whenever any Tax Liabilities are deducted by either Borrower or any Guarantor, as soon as practicable thereafter, such Borrower or Guarantor shall send to Administrative Agent for its own account or for the account of the applicable other Agent, or Lender, a certified copy of an official receipt received by the applicable Borrower or Guarantor showing payment thereof or other evidence of such payment reasonably satisfactory to Administrative Agent. If either Borrower or a Guarantor fails to pay any Tax Liabilities when due to the appropriate taxing authority, the applicable Borrower or Guarantor shall indemnify the applicable Agents and Lenders for any incremental taxes, interest or penalties that may become payable by such Agents or Lenders as a result of any such failure. The covenants in this Section 2.12(i) shall survive the termination of this Agreement and payment of the Obligations.

(ii) Where, in respect of a particular Tax Liability for which a Borrower has made an increased payment or paid a compensating sum under subsection 2.12(i), a Lender or Agent has received or realized a refund of, credit against, or other reduction in taxes paid or otherwise payable by it (any of the foregoing being a “saving”) which, in such Lender’s or Agent’s opinion, is reasonably identifiable and quantifiable by it without involving it in an unacceptable administrative burden, the applicable Lender or Agent shall provide notice of such saving to the applicable Borrower and pay to the applicable Borrower (to the extent the applicable Lender or Agent can do so without prejudicing the amount of such saving and its right to obtain any other benefit, relief or allowance which may be available to it) such amount as the Lender or Agent in good faith determines will leave the applicable Lender or Agent in no worse position than it would have been in if the deduction or withholding had not been required; provided that: (1) if the applicable Lender or Agent has made a payment to a Borrower pursuant to this subsection 2.12(ii) on account of a saving and later receives a lesser saving or loses or is denied such saving, the applicable Borrower shall pay on written demand to the applicable Lender or Agent such sum as the Lender or Agent determines as being necessary to restore the after-tax position of the applicable Lender or Agent to that which it would have been had no adjustment under this subsection 2.12(ii) been necessary; (2) the applicable Lender or Agent shall not be obliged to make any payment under this subsection 2.12(ii) if, by doing so, it would contravene the terms of any applicable law; (3) if a Default or Event of Default has occurred and is continuing, the applicable Lender or Agent shall not be obliged to make any payment under this subsection 2.12(ii) until such Default or Event of Default has been remedied; and (4) nothing herein shall interfere with the right of any Lender or Agent to arrange its affairs in whatever manner it thinks fit and, in particular, no Lender or Agent shall be under any obligation to claim any relief in respect of a Tax Liability, or to claim such relief in priority to any other claims, reliefs, credits or deductions available to it or to disclose details of its affairs.

2.13. Guarantee.

(i) Each Borrower hereby unconditionally guarantees the full and prompt payment when due, whether at maturity or earlier, by reason of acceleration or otherwise, and at all times thereafter, of all indebtedness, liabilities and obligations of every kind and nature of the other Borrower to Agents and Lenders, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, joint or several, now or hereafter existing, or due or to become due, and howsoever owned, held or acquired by any Agent or any Lender. Each Borrower agrees that if this guarantee, or any Liens securing this guarantee, would, but for the application of this sentence, be unenforceable under applicable law, this guarantee and each such Lien shall be valid and enforceable to the maximum extent that would not cause this guarantee or such Lien to be unenforceable under applicable law, and this guarantee shall automatically be deemed to have been amended accordingly at all relevant times.

(ii) Each Borrower hereby agrees that its obligations under this guarantee shall be unconditional, irrespective of (a) the validity or enforceability of the Obligations or any part thereof, or of any promissory note or other document evidencing all or any part of the Obligations, (b) the absence of any attempt to collect the Obligations from the other Borrower or any Guarantor or other action to enforce the same, (c) the waiver or consent by any Agent or any Lender with respect to any provision of any agreement, instrument or document evidencing or securing all or any part of the Obligations, or any other agreement, instrument or document now or hereafter executed by the other Borrower and delivered to any Agent or any Lender (other than a waiver, forgiveness or consent by Agents and Lenders that reduces the amount of any of the Obligations), (d) the failure by any Agent or any Lender to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or Collateral for the Obligations, for its benefit, (e) any Agent’s or any Lender’s election, in any proceeding instituted under the United States Bankruptcy Code or any other similar bankruptcy or insolvency legislation, of the application of Section 1111(b)(2) of the United States Bankruptcy Code or any other similar bankruptcy or insolvency legislation, (f) any borrowing or grant of a security interest by either Borrower as debtor-in-possession, under Section 364 of the United States Bankruptcy Code or any other similar bankruptcy or insolvency legislation, (g) the disallowance, under Section 502 of the United States Bankruptcy Code or any other similar bankruptcy or insolvency legislation, of all or any portion of any Agent’s or any Lender’s claim(s) for repayment of the Obligations or (h) any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a borrower or a guarantor.

(iii) Each Borrower hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of receivership or bankruptcy of either Borrower, protest or notice with respect to the Obligations and all demands whatsoever, and covenants that this guarantee will not be discharged, except by complete and irrevocable payment and performance of the Obligations. No notice to either Borrower or any other party shall be required for any Agent or any Lender to make demand hereunder. Such demand shall constitute a mature and liquidated claim against the applicable Borrower. Without limiting any other rights or remedies available to any Agent or any Lender under this Agreement, any other Loan Document or under applicable law, upon the occurrence of any Event of Default, any Agent or any Lender may, in its sole election, proceed directly and at once, without notice, against either Borrower to collect and recover the full amount or any portion of the Obligations, without first proceeding against the other Borrower or any other Person, or any security or collateral for the Obligations. During any period in which an Event of Default exists, each Borrower irrevocably waives the right to direct the application of any and all payments and collections at any time or times hereafter received by any Agent from or on behalf of such Borrower, and each Borrower does hereby irrevocably agree that each Agent shall have the continuing exclusive right to apply and reapply any and all such payments and collections received at any time or times hereafter by such Agent or its agent against the Obligations, in such manner as such Agent may deem advisable, notwithstanding any entry by any Agent or any Lender upon any of its books and records.

(iv) Notwithstanding anything to the contrary set forth in this Section 2.13, it is the intent of the parties hereto that the liability incurred by each Borrower in respect of its guarantee of the Obligations of the other Borrower (and any Lien granted by each Borrower to secure such Obligations), not constitute a fraudulent conveyance under Section 548 of the United States Bankruptcy Code or a fraudulent conveyance or fraudulent transfer under the provisions of any applicable law of any state or other governmental unit (“Fraudulent Conveyance”). Consequently, each Borrower, each Agent and each Lender hereby agree that if a court of competent jurisdiction determines that the incurrence of liability by either Borrower in respect of its guarantee of the Obligations of the other Borrower (or any Liens granted by such Borrower to secure such Obligations) would, but for the application of this sentence, constitute a Fraudulent Conveyance, such liability (and such Liens) shall be valid and enforceable only to the maximum extent that would not cause the same to constitute a Fraudulent Conveyance, and this Agreement and the other Loan Documents shall automatically be deemed to have been amended accordingly.

SECTION 3. LOAN ADMINISTRATION.

3.1. Manner of Borrowing.

Borrowings under the credit facility established pursuant to Section 1 hereof shall be as follows:

3.1.1. Loan Requests.

(i) Revolving Credit Loans. A request for a Revolving Credit Loan shall be made, or shall be deemed to be made, in the following manner: (a) Canadian Borrower may give Administrative Agent notice of its intention to borrow, in which notice Canadian Borrower shall specify the amount of the proposed borrowing of a Canadian Revolving Credit Loan and the proposed borrowing date, which shall be a Business Day, no later than 10:00 a.m. (Chicago time) on the proposed borrowing date (or in accordance with subsection 3.1.7, 3.1.8 or 3.1.9, as applicable, in the case of a request for a Canadian BA Rate Loan), (b) U.S. Borrower may give Administrative Agent notice of its intention to borrow, in which notice U.S. Borrower shall specify the amount of the proposed borrowing of a U.S. Revolving Credit Loan and the proposed borrowing date, which shall be a Business Day, no later than 11:00 a.m. (Chicago time) on the proposed borrowing date (or in accordance with subsection 3.1.10, 3.1.11 or 3.1.12, as applicable, in the case of a request for a LIBOR Loan, (c) no request for a Revolving Credit Loan may be made at a time when there exists a Default or an Event of Default which has not been disclosed by either Borrower to Administrative Agent; and (d) the becoming due of any amount required to be paid under this Agreement, or the Notes, whether as interest or for any other Obligation, shall be deemed irrevocably to be a request by the applicable Borrower for a Revolving Credit Loan to that Borrower on the due date in the amount required to pay such interest or other Obligation to the extent not otherwise paid.

(ii) U.S. Closing Date Term Loan. A request for a U.S. Closing Date Term Loan shall be made in the following manner: (a) U.S. Borrower may give Administrative Agent notice of its intention to borrow the U.S. Closing Date Term Loan, which shall be no later than 10:00 a.m. (Chicago time) on the Closing Date (or in accordance with subsection 3.1.10, 3.1.11 or 3.1.12, as applicable, in the case of a request for a LIBOR Loan) and (b) no request for a U.S. Closing Date Term Loan may be made at a time when there exists a Default or an Event of Default which has not been disclosed by either Borrower to Administrative Agent.

(iii) Canadian Closing Date Term Loan. A request for a Canadian Closing Date Term Loan shall be made in the following manner: (a) Canadian Borrower may give Administrative Agent notice of its intention to borrow the Canadian Closing Date Term Loan, which shall be no later than 10:00 a.m. (Chicago time) on the Closing Date (or in accordance with subsection 3.1.7, 3.1.8 or 3.1.9, as applicable, in the case of a request for a Canadian BA Rate Loan) and (b) no request for a Canadian Closing Date Term Loan may be made at a time when there exists a Default or an Event of Default which has not been disclosed by either Borrower to Administrative Agent.

(iv) Delayed Draw Term Loans. A request for a Delayed Draw Term Loan advance shall be made in the following manner: Canadian Borrower may give Administrative Agent notice of its intention to borrow, in which notice Canadian Borrower shall specify the amount of the proposed borrowing of a Delayed Draw Term Loan (which shall be no less than Cdn. $250,000) and the proposed borrowing date, which shall be a Business Day, no later than 10:00 a.m. (Chicago time) one Business Day prior to the proposed borrowing date (or in accordance with subsection 3.1.7, 3.1.8 or 3.1.9, as applicable, in the case of a request for a Canadian BA Rate Loan); provided, however, that (a) the Canadian Borrower may only make four such requests during each calendar quarter and (b) no such request may be made at a time when there exists a Default or an Event of Default which has not been disclosed by either Borrower to Administrative Agent. Each request for a Delayed Draw Term Loan advance shall be accompanied by a written certificate of the chief financial officer or treasurer of Canadian Borrower, certifying to the satisfaction of the conditions described in subsection 8.2.6(i), and showing all applicable calculations, together with a Delayed Draw Term Loan Note evidencing the requested advance.

3.1.2. Disbursement. Borrowers hereby irrevocably authorize Canadian Agent, in the case of Loans to Canadian Borrower, and U.S. Agent, in the case of Loans to U.S. Borrower, to disburse the proceeds of each such Loan requested, or deemed to be requested, pursuant to subsection 3.1.1 as follows: (i) the proceeds of each Loan requested under subsection 3.1.1(i)(a) or (b) shall be disbursed in lawful money of Canada or the United States of America, as the case may be, in immediately available funds, in the case of the initial borrowing, in accordance with the terms of the written disbursement letter from the applicable Borrower, and in the case of each subsequent borrowing, by wire transfer to such bank account as may be agreed upon by the applicable Borrower and Administrative Agent from time to time or elsewhere if pursuant to a written direction from such Borrower; (ii) the proceeds of each Revolving Credit Loan deemed requested under subsection 3.1.1(i)(d) shall be disbursed by Canadian Agent or U.S. Agent, as applicable, by way of direct payment of the relevant interest or other Obligation and (iii) the proceeds of each advance of the Delayed Draw Term Loans requested under subsection 3.1.1(iv) shall be disbursed in lawful money of Canada, in immediately available funds, in the case of the initial borrowing, if applicable, in accordance with the terms of the written disbursement letter from the Canadian Borrower, and in the case of each subsequent borrowing, by wire transfer to such bank account as may be agreed upon by the Canadian Borrower and Administrative Agent from time to time or elsewhere if pursuant to a written direction from Canadian Borrower. If at any time any Loan is funded by any Agent or any Lender in excess of the amount requested or deemed requested by either Borrower, such Borrower agrees to repay the excess to the Canadian Agent or U.S. Agent, as applicable, immediately upon the earlier to occur of (a) either Borrower’s discovery of the error and (b) notice thereof to such Borrower from any Agent.

3.1.3. Payment by Lenders. Administrative Agent shall give to the applicable other Agent and each applicable Lender prompt written notice by facsimile, telex or cable of the receipt by Administrative Agent from either Borrower of any request for a Loan. Each such notice shall specify the requested date and amount of such Loan, whether such Loan shall be a Canadian Prime Rate Loan, Canadian BA Rate Loan, Base Rate Loan or LIBOR Loan, and the amount of each Lender’s advance thereunder (in accordance with its applicable Revolving Loan Percentage or Delayed Draw Term Loan Percentage, as applicable). Each Lender shall, not later than 12:00 p.m. (Chicago time, in the case of Loans to be made by U.S. Lenders, and Toronto time, in the case of Loans to be made by Canadian Lenders) on such requested date, wire to a bank designated by Administrative Agent the amount of that Lender’s Revolving Loan Percentage or Delayed Draw Term Loan Percentage, as applicable, of the requested Loan. The failure of any Lender to make the Loans to be made by it shall not release any other Lender of its obligations hereunder to make its Loan. Neither any Agent nor any Lender shall be responsible for the failure of any other Agent or Lender to make the Loans to be made by such other Agent or Lender. The foregoing notwithstanding, Canadian Agent or U.S. Agent, as applicable, in their sole discretion, may from their own funds make a Loan on behalf of any applicable Lender. In such event, the Lender on behalf of whom such Agent made the Loan shall reimburse such Agent for the amount of such Loan made on its behalf, on a weekly (or more frequent, as determined by Administrative

Agent in its sole discretion) basis. On each such settlement date, the applicable Agent will pay to each Lender the net amount owing to such Lender in connection with such settlement, including without limitation amounts relating to Loans, fees, interest and other amounts payable hereunder. The entire amount of interest attributable to such Loan for the period from the date on which such Loan was made by such Agent on such Lender’s behalf until such Agent is reimbursed by such Lender, shall be paid to such Agent for its own account.

3.1.4. Authorization. Each Borrower hereby irrevocably authorizes the applicable Agent and Lenders in their sole discretion, to advance to such Borrower, and to charge to such Borrower’s Loan Accounts hereunder as a Revolving Credit Loan (which shall be a Canadian Prime Rate Loan, in the case of Canadian Borrower, and a Base Rate Loan, in the case of U.S. Borrower), a sum sufficient to pay all interest accrued on the Obligations during the immediately preceding month and to pay all fees, costs and expenses and other Obligations at any time owed by such Borrower to any Agent or any Lender hereunder. Administrative Agent shall, when possible, provide the applicable Borrower with 2 days prior notice of any such advance in respect of out-of-pocket fees, costs and expenses, and within a reasonable time following such advance Administrative Agent shall provide the applicable Borrower with appropriate documentation in respect of such out-of-pocket fees, costs or expenses if so requested by such Borrower.

3.1.5. Letter of Credit and LC Guarantee Requests. A request for a Letter of Credit or LC Guarantee shall be made in the following manner: each Borrower may give Administrative Agent and Bank (or any other Lender (or Affiliate thereof) approved by Administrative Agent, in its sole and absolute discretion) a written notice of its request for the issuance of a Letter of Credit or LC Guarantee, not later than 11:00 a.m. (Chicago time), three Business Days before the proposed issuance date thereof, in which notice such Borrower shall specify the issuance date and format and wording for the Letter of Credit or LC Guarantee being requested (which shall be satisfactory to Administrative Agent and Bank (or such other Lender (or Affiliate thereof)); provided that, no such request may be made at a time when there exists a Default or Event of Default which has not been disclosed by either Borrower to Administrative Agent. Such request shall be accompanied by an executed application and reimbursement agreement in form and substance satisfactory to Administrative Agent and Bank (or such other Person), as well as any required resolutions.

3.1.6. Method of Making Requests. As an accommodation to Borrowers, unless a Default or an Event of Default is then in existence, (i) Administrative Agent shall permit telephonic or electronic requests for Revolving Credit Loans to Administrative Agent, (ii) Administrative Agent and Bank may, in their discretion, permit electronic transmittal of requests for Delayed Draw Term Loans advances, Letters of Credit and LC Guarantees to them, and (iii) Administrative Agent may, in its discretion, permit electronic transmittal of instructions, authorizations, agreements or reports to Agents. Unless either Borrower specifically directs Administrative Agent or Bank in writing not to accept or act upon telephonic or electronic communications from such Borrower, neither any Agent nor Bank shall have any liability to either Borrower for any loss or damage suffered by such Borrower as a result of any Agent’s or Bank’s honouring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically or electronically and purporting to have been sent to Administrative Agent or Bank by either Borrower, and neither Administrative Agent nor Bank shall have any duty to verify the origin of any such communication or the authority of the Person sending it. Each telephonic or electronic request for a Revolving Credit Loan, Delayed Draw Term Loan advance, Letter of Credit or LC Guarantee accepted by Administrative Agent and Bank, if applicable, hereunder shall be promptly followed by a written confirmation of such request from the applicable Borrower to Administrative Agent and Bank, if applicable.

3.1.7. Canadian BA Rate Loans. Provided that as of both the date of the Canadian BA Request and the first day of the Interest Period, no Default or Event of Default exists, in the event Canadian Borrower desires to obtain a Canadian BA Rate Loan, Canadian Borrower shall give Administrative Agent a Canadian BA Request no later than 11:00 a.m. (Chicago time) on the third Business Day prior to the requested borrowing date. Each Canadian BA Request shall be irrevocable and binding on Canadian Borrower. In no event shall Canadian Borrower be permitted to have outstanding at any one time Canadian BA Rate Loans with more than six (6) different Interest Periods.

3.1.8. Conversion of Canadian BA Rate Loans. Provided that as of both the date of the Canadian BA Request and the first day of the Interest Period, no Default or Event of Default exists, Canadian Borrower may, on any Business Day, convert any Canadian Prime Rate Loan into a Canadian BA Rate Loan. If Canadian Borrower desires to convert a Canadian Prime Rate Loan, Canadian Borrower shall give Administrative Agent a Canadian BA Request no later then 11:00 a.m. (Chicago time) on the third Business Day prior to the requested conversion date. After giving effect to any conversion of Canadian Prime Rate Loans to Canadian BA Rate Loans, Canadian Borrower shall not be permitted to have outstanding at any one time Canadian BA Rate Loans with more than six (6) different Interest Periods.

3.1.9. Continuation of Canadian BA Rate Loans. Provided that as of both the date of the Canadian BA Request and the first day of the Interest Period, no Default or Event of Default exists, Canadian Borrower may, on any Business Day, continue any Canadian BA Rate Loans into a subsequent Interest Period of the same or a different permitted duration. If Canadian Borrower desires to continue a Canadian BA Rate Loan, Canadian Borrower shall give Administrative Agent a Canadian BA Request no later than 11:00 a.m. (Chicago time) on the third Business Day prior to the requested continuation date. After giving effect to any continuation of Canadian BA Rate Loans, Canadian Borrower shall not be permitted to have outstanding at any one time Canadian BA Rate Loans with more than six (6) different Interest Periods. If Canadian Borrower shall fail to give timely notice of its election to continue any Canadian BA Rate Loan or portion thereof as provided above, or if such continuation shall not be permitted, such Canadian BA Rate Loan or portion thereof, unless such Canadian BA Rate Loan shall be repaid, shall automatically be converted into a Canadian Prime Rate Loan at the end of the Interest Period then in effect with respect to such Canadian BA Rate Loan.

3.1.10. LIBOR Loan. Provided that as of both the date of the LIBOR Request and the first day of the Interest Period, no Default or Event of Default exists, in the event U.S. Borrower desires to obtain a LIBOR Loan, U.S. Borrower shall give Administrative Agent a LIBOR Request no later than 11:00 a.m. (Chicago time) on the third Business Day prior to the requested borrowing date. Each LIBOR Request shall be irrevocable and binding on U.S. Borrower. In no event shall U.S. Borrower be permitted to have outstanding at any one time LIBOR Loans with more than six (6) different Interest Periods.

3.1.11. Conversion of Base Rate Loans. Provided that as of both the date of the LIBOR Request and the first day of the Interest Period, no Default or Event of Default exists, U.S. Borrower may, on any Business Day, convert any Base Rate Loan into a LIBOR Loan. If U.S. Borrower desires to convert a Base Rate Loan, U.S. Borrower shall give Administrative Agent a LIBOR Request no later then 11:00 a.m. (Chicago time) on the third Business Day prior to the requested conversion date. After giving effect to any conversion of Base Rate Loans to LIBOR Loans, U.S. Borrower shall not be permitted to have outstanding at any one time LIBOR Loans with more than six (6) different Interest Periods.

3.1.12. Continuation of LIBOR Loans. Provided that as of both the date of the LIBOR Request and the first day of the Interest Period, no Default or Event of Default exists, U.S. Borrower may, on any Business Day, continue any LIBOR Loan into a subsequent Interest Period of the same or a different permitted duration. If U.S. Borrower desires to continue a LIBOR Loan, U.S. Borrower shall give Administrative Agent a LIBOR Request no later than 11:00 a.m. (Chicago time) on the third Business Day prior to the requested continuation date. After giving effect to any continuation of LIBOR Loans, U.S. Borrower shall not be permitted to have outstanding at any one time LIBOR Loans with more than six (6) different Interest Periods. If U.S. Borrower shall fail to give timely notice of its election to continue any LIBOR Loan or portion thereof as provided above, or if such continuation shall not be permitted, such LIBOR Loans or portion thereof, unless such LIBOR Loan shall be repaid, shall automatically be converted into a Base Rate Loan at the end of the Interest Period then in effect with respect to such LIBOR Loan.

3.1.13. Inability to Make Canadian BA Rate Loans and LIBOR Loans. Notwithstanding any other provision hereof, if any applicable law, treaty, regulation or directive, or any change therein or in the interpretation or application thereof, shall make it unlawful for any Lender (for purposes of this subsection 3.1.13, the term “Lender” shall include the office or branch where such Lender or any corporation or bank then controlling such Lender makes or maintains any Canadian BA Rate Loans or LIBOR Loans) to make or maintain its Canadian BA Rate Loans or LIBOR Loans, or if with respect to any Interest Period, Administrative Agent is unable to determine the Canadian BA Rate or LIBOR relating thereto, or adverse or unusual conditions in, or changes in applicable law relating to, the Canadian BA market or the London interbank market make it, in the reasonable judgment of Administrative Agent, impracticable to fund or maintain therein any of the Canadian BA Rate Loans or LIBOR Loans, or make the projected Canadian BA Rate or LIBOR unreflective of the actual costs of funds therefor to any Lender, the obligation of the applicable Agent and Lenders to make or continue Canadian BA Rate Loans or LIBOR Loans or convert Canadian Prime Rate Loans to Canadian BA Rate Loans or to convert Base Rate Loans to LIBOR Loans hereunder shall forthwith be suspended during the pendency of such circumstances and the applicable Borrower shall, if any affected Canadian BA Rate Loans or LIBOR Loans are then outstanding, promptly upon request from Administrative Agent, convert such affected Canadian BA Rate Loans into Canadian Prime Rate Loans and LIBOR Loans into Base Rate Loans.

3.2. Payments.

Except where evidenced by notes or other instruments issued or made by a Borrower to any Lender and accepted by such Lender specifically containing payment instructions that are in conflict with this Section 3.2 (in which case the conflicting provisions of said notes or other instruments shall govern and control), the Obligations shall be payable as follows:

3.2.1. Principal.

(i) Revolving Credit Loans. Principal on account of Canadian Revolving Credit Loans shall be payable by Canadian Borrower to Canadian Agent for the ratable benefit of Canadian Lenders, and principal on account of U.S. Revolving Credit Loans shall be payable by U.S. Borrower to U.S. Agent for the ratable benefit of U.S. Lenders, immediately upon the earliest of (i) the receipt by such Agent or such Borrower of any proceeds of any of the Collateral (except as otherwise provided herein), including without limitation pursuant to subsections 3.3.1, 6.2.4, and 6.2.5 to the extent of said proceeds, subject to such Borrower’s rights to reborrow such amounts in compliance with subsection 1.1.1 hereof; (ii) the occurrence of an Event of Default in consequence of which Administrative Agent or Majority Lenders elect to accelerate the maturity and payment of the Obligations, or (iii) termination of this Agreement pursuant to Section 4 hereof; provided, however, that, if an Overadvance shall exist at any time, the applicable Borrower shall, on demand, repay the Overadvance. Each payment (including principal prepayment) by Canadian Borrower on account of principal of the Canadian Revolving Credit Loans shall be applied first to Canadian Prime Rate Loans, and then, if requested by Canadian Borrower, to Canadian BA Rate Loans to be applied in the order requested by Canadian Borrower (subject to the payment of any applicable amounts pursuant to subsection 3.2.5) or otherwise shall be available to be reborrowed to the extent permitted herein. Each payment (including principal prepayment) by U.S. Borrower on account of principal of the U.S. Revolving Credit Loans shall be applied first to Base Rate Loans, and then, if requested by U.S. Borrower, to LIBOR Loans in the order requested by U.S. Borrower (subject to the payment of any applicable amounts pursuant to subsection 3.2.5) or otherwise shall be available to be reborrowed to the extent permitted herein.

(ii) U.S. Closing Date Term Loan. Principal payable on account of the U.S. Closing Date Term Loan shall be payable by U.S. Borrower in accordance with the terms of the U.S. Closing Date Term Loan Notes.

(iii) Canadian Closing Date Term Loan. Principal payable on account of the Canadian Closing Date Term Loan shall be payable by Canadian Borrower in accordance with the terms of the Canadian Closing Date Term Loan Notes.

(iv) Delayed Draw Term Loans. Principal payable on account of the Delayed Draw Term Loans shall be payable by Canadian Borrower in accordance with the terms of the Delayed Draw Term Loan Notes.

3.2.2. Interest. Interest accrued on all Loans shall be due and payable on the earliest of (a) each applicable Interest Payment Date, (b) the occurrence of an Event of Default in consequence of which Administrative Agent elects or Majority Lenders elect to accelerate the maturity and payment of the Obligations or (c) termination of this Agreement pursuant to Section 4 hereof.

3.2.3. Costs, Fees and Charges. Costs, fees and charges payable pursuant to this Agreement shall be payable by Borrowers, as and when provided in Section 2 or Section 3 hereof, as applicable, by the applicable Borrower to the applicable Agent or Lender, or to any other Person designated by such Agent or such Lender in writing.

3.2.4. Other Obligations. The balance of the Obligations requiring the payment of money, if any, shall be payable by Borrowers to the applicable Agent, for distribution to the applicable Lenders as and when provided in this Agreement, the Other Agreements or the Security Documents, or on demand, whichever is later.

3.2.5. Prepayment of/Failure to Borrow Canadian BA Rate Loans/LIBOR Loans. Borrowers may prepay Canadian BA Rate Loans and LIBOR Loans only upon at least three (3) Business Days prior written notice to Administrative Agent (which notice shall be irrevocable). The applicable Borrower shall pay to each applicable Lender, upon request of Administrative Agent, such amount or amounts as shall be sufficient (in the reasonable opinion of Administrative Agent or such Lender) to compensate such Lender for any loss, cost, or expense incurred as a result of: (i) any payment of a Canadian BA Rate Loan or LIBOR Loan on a date other than the last day of the Interest Period; (ii) any failure by such Borrower to borrow a Canadian BA Rate Loan or LIBOR Loan on the date specified by such Borrower’s Canadian

BA Request or LIBOR Request; or (iii) any failure by such Borrower to pay a Canadian BA Rate Loan or LIBOR Loan on the date for payment specified in such Borrower’s notice. Without limiting the foregoing, the applicable Borrower shall pay to each applicable Lender a “yield maintenance fee” in an amount computed as follows: the current rate for United States Treasury securities (bills on a discounted basis shall be converted to a bond equivalent), or equivalent instrument for Canada, as determined by the Administrative Agent, with a maturity date closest to the Interest Period chosen pursuant to the Canadian BA Rate Loan or LIBOR Loan as to which the prepayment is made, shall be subtracted from the Canadian BA Rate or LIBOR in effect at the time of prepayment. If the result is zero or a negative number, there shall be no yield maintenance fee. If the result is a positive number, then the resulting percentage shall be multiplied by the amount of the principal balance being prepaid. The resulting amount shall be divided by 360 and multiplied by the number of days remaining in the Interest Period chosen pursuant to the Canadian BA Rate Loan or LIBOR Loan as to which the prepayment is made. Said amount shall be reduced to present value calculated by using the above referenced United States Treasury securities or equivalent rate and the number of days remaining in the term chosen pursuant to the Canadian BA Rate Loan or LIBOR Loan as to which prepayment is made. The resulting amount shall be the yield maintenance fee due to the applicable Lender upon the prepayment of a Canadian BA Rate Loan or LIBOR Loan. If by reason of an Event of Default, Administrative Agent or Majority Lenders elect to declare the Obligations to be immediately due and payable, then any such yield maintenance fee shall become due and payable in the same manner as though Borrowers had exercised such right of prepayment.

3.3. Mandatory and Optional Prepayments.

3.3.1. Proceeds of Sale, Loss, Destruction or Condemnation of Collateral. Except as provided in subsections 6.4.2 and 8.2.9, if either Borrower or any of its Subsidiaries sells any of the Collateral or any of such Borrower’s or Subsidiary’s assets or if any of the Collateral or other assets is lost or destroyed or taken by expropriation or condemnation, the applicable Borrower shall, unless otherwise agreed by Majority Lenders, pay to the applicable Agent for the ratable benefit of the applicable Lenders as and when received by such Borrower or such Subsidiary and as a mandatory prepayment of the applicable Loans, as herein provided, a sum equal to the cash proceeds (including insurance payments but net of costs and taxes incurred in connection with such sale or event or in connection with the repatriation to Canadian Borrower of such proceeds) received by such Borrower or such Subsidiary from such sale, loss, destruction, expropriation or condemnation. To the extent that the Collateral or other assets sold, lost, destroyed or condemned consists of Property owned by Canadian Borrower or any of its Subsidiaries (other than U.S. Borrower) consisting of Equipment, real Property, or other Property other than Accounts or Inventory, the applicable prepayment shall be applied first to the installments of principal due under the Delayed Draw Term Loan Notes ratably, to be applied to future installment payments on a ratable basis until paid in full, second to the installments of principal due under the Canadian Closing Date Term Loan Note ratably, to be applied to future installment payments on a ratable basis until paid in full, third to be used by Canadian Borrower to make a loan to U.S. Borrower and for U.S. Borrower to apply such loan to the installments of principal due under the U.S. Closing Date Term Loan Notes ratably, to be applied to future installment payments on a ratable basis until paid in full, fourth to the outstanding principal of the Canadian Revolving Credit Loans, subject to Canadian Borrower’s right to reborrow to the extent provided herein, and fifth, following the occurrence and during the continuance of an Event of Default, to the extent of any surplus, such prepayment shall be applied to the outstanding principal due under the U.S. Revolving Credit Loans. To the extent that the Collateral or other assets sold, lost, destroyed or condemned consists of Property owned by U.S. Borrower or any of its Subsidiaries consisting of Equipment, real Property, or other Property other than Accounts or Inventory, the applicable prepayment shall be applied first to the installments of principal due under the U.S. Closing Date Term Loan Note ratably, to be applied to future installment payments on a ratable basis until paid in full, second to be used by U.S. Borrower to make a loan to Canadian Borrower and for Canadian Borrower to apply such loan to the installments of principal due under the Canadian Closing Date Term Loan Note ratably, to be applied to future installment payments on a ratable basis until paid in full, third to be used by U.S. Borrower to make a loan to Canadian Borrower and for Canadian Borrower to apply such loan to the installments of principal due under the Delayed Draw Term Loan Notes ratably, to be applied to future installment payments on a ratable basis until paid in full, fourth to repay outstanding principal of the U.S. Revolving Credit Loans, subject to U.S. Borrower’s right to reborrow to the extent provided herein, and fifth, following the occurrence and during the continuance of an Event of Default, to the extent of any surplus, such prepayment shall be applied to the outstanding principal of the Canadian Revolving Credit Loans. To the extent that the Collateral or other assets sold, lost, destroyed or condemned consists of Accounts of any Obligor or Inventory of either Borrower, the applicable prepayment shall be applied first to reduce the outstanding principal balance of the applicable Borrower’s Revolving Credit Loans, but shall not permanently reduce the Revolving Loan Commitments, and second, following the occurrence and during the continuance of an Event of Default, to the extent of any surplus, such prepayment shall be applied to the outstanding principal of the other applicable Borrower’s Revolving Credit Loans. Notwithstanding the foregoing, if the proceeds of insurance (net of costs and taxes incurred) with respect to any loss or destruction of any Collateral consisting of Equipment, Inventory or real Property (i) are less than Cdn. $2,500,000, unless an Event of Default is then in existence, the applicable Agent shall remit such proceeds to the applicable Borrower for use in replacing or repairing the damaged Collateral or (ii) are equal to or greater than Cdn. $2,500,000 and the applicable Borrower has requested that Administrative Agent agree to permit such Borrower or the applicable Subsidiary to repair or replace the damaged Collateral, such amounts shall be provisionally applied to reduce the outstanding principal balance of the applicable Revolving Credit Loans until the earlier of Administrative Agent’s decision with respect thereto or the expiration of 90 days from such request. If Administrative Agent agrees, in its reasonable judgment, to permit such repair or replacement under such clause (ii), such amount shall, unless an Event of Default is in existence, be remitted to the applicable Borrower for use in replacing or repairing the damaged Collateral; if Administrative Agent declines to permit such repair or replacement or does not respond to such Borrower within such 90 day period, such amount shall be applied to the applicable Loans in the manner specified in the second or third sentence of this subsection 3.3.1, as applicable, until payment thereof in full.

3.3.2. Excess Cash Flow Recapture. Canadian Borrower shall prepay the Loans owing by it in amounts equal to Excess Cash Flow with respect to each fiscal year of Canadian Borrower during the Term hereof, commencing with the fiscal year ending August 31, 2003 (excluding that portion of such fiscal year prior to the Closing Date), such prepayments to be based upon, and made within 5 Business Days following the due date for delivery by Borrowers to Administrative Agent of the annual financial statements required by subsection 8.1.3(i) hereof and each such prepayment shall be applied first to the installments of principal due under the Delayed Draw Term Loan Notes ratably (based on the outstanding principal amounts thereof at the time such payment is due), to be applied to future installment payments thereunder on a ratable basis until paid in full, and second, if all such outstanding and future installments under the Delayed Draw Term Loan Notes at such time have been paid in full, such prepayments shall be applied to the installments of principal due under the Canadian Closing Date Term Loan Note ratably (based on the outstanding principal amounts thereof at the time such payment is due), to be applied to future installment payments thereunder on a ratable basis until paid in full. If all such outstanding and future installments under the Delayed Draw Term Loan Notes at such time and the Canadian Closing Date Term Loan Note have been paid in full, U.S. Borrower shall prepay the Loans owing by it in amounts equal to Excess Cash Flow with respect to each fiscal year of Canadian Borrower during the Term hereof, such prepayments to be based upon, and made within 5 Business Days following the due date for delivery by Borrowers to Administrative Agent of the annual financial statements required by subsection 8.1.3(i) hereof and each such prepayment shall be applied to the installments of principal due under the U.S. Closing Date Term Loan Notes ratably (based on the outstanding principal amounts thereof at the time such payment is due), to be applied to future installment payments thereunder on a ratable basis until paid in full.

3.3.3. Proceeds from Issuance of Additional Indebtedness or Equity. If either Borrower or any of its Subsidiaries issues any additional Indebtedness for Money Borrowed or if Canadian Borrower obtains any additional equity in a manner permitted under this Agreement (other than equity obtained by Canadian Borrower in order to prevent the occurrence of an Event of Default as provided in subsection 10.1.8), such Borrower shall pay to Administrative Agent for the ratable benefit of applicable Lenders, when and as received by such Borrower and as a mandatory prepayment of the applicable Obligations, a sum equal to 100% of the net cash proceeds to such Borrower or Subsidiary of the issuance of such Indebtedness or equity. Any such prepayment shall be applied to the applicable Loans in the manner specified in the second or third sentence, as applicable, of subsection 3.3.1 (as though such amounts constituted proceeds of Collateral under such subsection) until payment thereof in full.

3.3.4. Canadian BA Rate Loans and LIBOR Loans. If the application of any payment made in accordance with the provisions of Section 3.3 at a time when no Event of Default has occurred and is continuing would result in termination of a Canadian BA Rate Loan or LIBOR Loan prior to the last day of the applicable Interest Period, the amount of such prepayment shall not be applied to such Canadian BA Rate Loan or LIBOR Loan, as applicable, but will, at the applicable Borrower’s option, be held by Administrative Agent in an account at a Lender (which account shall, at Borrower’s request, bear interest at such Lender’s applicable rate for short term deposits of comparable amounts) or another bank satisfactory to Administrative Agent in its discretion, which account is in the name of Administrative Agent and from which account only Administrative Agent can make any withdrawal, in each case to be applied as such amount would otherwise have been applied under this Section 3.3 at the earlier to occur of (i) the last day of the relevant Interest Period or (ii) the occurrence of an Event of Default.

3.3.5. Optional Prepayments. Either Borrower may, at its option from time to time upon not less than 3 days prior written notice to Administrative Agent, prepay installments of the applicable Term Notes, provided that the amount of any such prepayment is at least Cdn. $500,000 or the Equivalent thereof and in integral multiples of Cdn. $100,000 or the Equivalent thereof above Cdn.$500,000 or the Equivalent thereof, and that such prepayments are made ratably with respect to all Term Notes of such Borrower, based on the outstanding principal balances thereof at the time of payment. Each such prepayment shall be applied to the installments of principal due under the Term Notes of such Borrower on a ratable basis. Any such optional prepayment shall be credited against the amount of the mandatory prepayment required under subsection 3.3.2 for the fiscal year in which such optional prepayment was made. Except for charges under subsection 3.2.5 applicable to prepayments of Canadian BA Rate Loans and LIBOR Loans, and except for charges under Section 2.6 applicable to termination of the Total Credit Facility, such prepayments shall be without premium or penalty.

3.3.6. Optional Reductions of Revolving Loan Commitments. Borrowers may, at their option from time to time but not more than once in any 12 month period upon not less than 3 Business Days’ prior written notice to Administrative Agent, terminate in whole or permanently reduce in part, the unused portion of the Revolving Loan Commitments, provided, however, that (i) each such partial reduction shall be in an aggregate amount of Cdn. $2,000,000 or integral multiples of Cdn. $1,000,000 in excess thereof and (ii) the aggregate of all optional reductions to the Revolving Credit Maximum Amount may not exceed Cdn. $5,000,000 during any 12 month period or Cdn. $10,000,000 during the Term. Any such notice of reduction or termination by either Borrower shall be irrevocable unless all applicable Lenders otherwise agree in writing and no such applicable Lender shall have any obligations to make an applicable Revolving Credit Loan on or after the termination date stated in such notice.

3.3.7. Optional Reductions or Termination of Delayed Draw Term Loan Commitments. Upon at least 3 Business Days prior written notice to Administrative Agent, and subject to the terms and conditions of this subsection 3.3.7, Canadian Borrower may, at its option, terminate in whole, or from time to time not more than once in any 12 month period permanently reduce in part, the unused portion of the Delayed Draw Term Loan Commitments; provided however, that (i) each such partial reduction shall be in a minimum amount of Cdn. $1,000,000 or integral multiples of Cdn. $1,000,000 and (ii) the aggregate of all optional reductions to the Delayed Draw Term Loan Commitments pursuant to this subsection 3.3.7 may not exceed Cdn. $5,000,000 during any 12 month period or Cdn. $10,000,000 during the Term (unless the Delayed Draw Term Loan Commitments are terminated in their entirety as contemplated herein). Any such notice of reduction or termination given by Canadian Borrower shall be irrevocable unless all Canadian Lenders otherwise agree in writing and, in the case of termination, no Canadian Lender shall have any obligation to make any Delayed Draw Term Loans on or after the termination date stated in such notice. Canadian Borrower may elect to terminate all undrawn Delayed Draw Term Loan Commitments in their entirety (to the extent not eliminated pursuant to the partial reductions contemplated herein) only after the first anniversary of the Closing Date.

3.3.8. Proceeds of EOC Dispute. If and when Canadian Borrower or any of its Subsidiaries receives any payments resulting from the purchase price adjustment dispute with EOC GmbH, a subsidiary of Milacron Inc., (the “EOC Adjustment”) or the holdback of payments (the “EOC Holdback”) relating to the sale of the Borrowers’ business interests and operations in Mahlberg and Ludenscheid, Germany, and their distribution interests in France and the Czech Republic, in May 2001, Canadian Borrower shall pay to Administrative Agent for the ratable benefit of applicable Lenders, when and as received by Canadian Borrower (and as soon as practicable after receipt by such Subsidiary) and as a mandatory repayment of the Obligations, a sum equal to 100% of the net cash proceeds to such Canadian Borrower or Subsidiary of such payments (which, for greater certainty, shall not include any costs and taxes in connection with the repatriation to Canadian Borrower of such payments). Any such repayments shall be applied to the outstanding principal of the Canadian Revolving Credit Loans, or if requested by Canadian Borrower, any such repayments relating to the EOC Adjustment may, to the extent permitted by subsection 8.2.2(v) of this Agreement, be loaned by Canadian Borrower to U.S. Borrower in which case such loan shall be applied to the outstanding principal of the U.S. Revolving Credit Loans, until payment thereof in full, subject to such Borrower’s right to reborrow to the extent provided herein. Upon such repayment by Canadian Borrower, Administrative Agent shall apply a reserve against the Canadian Borrowing Base in the amount of such repayment received relating to the EOC Adjustment and not loaned to U.S. Borrower; provided that, Canadian Borrower may elect (a) subject to the satisfaction of the conditions set out in subsection 8.2.6(i) (a), (b), (c) and (d), to repurchase Subordinated Notes in an amount up to such repayment not loaned to U.S. Borrower (less any amount reborrowed under subsection 3.3.8(b) below), in which case Administrative Agent will reduce the reserve by the amount of such repurchase and/or (b) to reborrow to the extent permitted herein as a Canadian Revolving Credit Loan up to the amount repaid by Canadian Borrower (less any amount used to repurchase Subordinated Notes under subsection 3.3.8(a) above) to be used for working capital purposes, in which case Administrative Agent will reduce the reserve against the Canadian Borrowing Base by the amount so reborrowed, and the value of the Subordinated Notes which Canadian Borrower may repurchase under subsection 3.3.8(a) above shall be reduced by the same amount. Upon such repayment by U.S. Borrower, Administrative Agent shall apply a reserve against the U.S. Borrowing Base in the amount of such repayment received relating to the EOC Adjustment loaned to U.S. Borrower; provided that, U.S. Borrower may elect (c) subject to the satisfaction of the conditions set out in subsection 8.2.6(i) (a), (b), (c) and (d), to repurchase Subordinated Notes in an amount up to such repayment (less any amount reborrowed under subsection 3.3.8(d) below), in which case Administrative Agent will reduce the reserve by the amount of such repurchase and/or (d) to reborrow to the extent permitted herein as a U.S. Revolving Credit Loan up to the amount repaid by U.S. Borrower (less any amount used to repurchase Subordinated Notes under subsection 3.3.8(c) above) to be used for working capital purposes, in which case Administrative Agent will reduce the reserve against the U.S. Borrowing Base by the amount so reborrowed, and the value of the Subordinated Notes which U.S. Borrower may repurchase under subsection 3.3.8(c) above shall be reduced by the same amount. For purposes of determining compliance with subsection 8.2.6 pursuant to subsections 3.3.8(a) and (c) above the minimum Availability test in subsection 8.2.6 shall be calculated (i) with regard to any reserves stipulated by this subsection 3.3.8 and (ii) by calculating average combined Availability during the Test Period as the sum of (e) the actual average combined Availability during the Test Period and (f) any amount reborrowed pursuant to subsections 3.3.8(b) and (d) above.

3.4. Application of Payments and Collections.

3.4.1. Collections. All items of payment received by Administrative Agent or U.S. Agent by 12:00 noon, Chicago time, or by Canadian Agent by 12:00 noon, Toronto time, on any Business Day shall be deemed received on that Business Day. All items of payment received after such time on any Business Day shall be deemed received on the following Business Day. If as the result of collections of Accounts as authorized by subsection 6.2.4 hereof or otherwise, a credit balance exists in either Loan Account, such credit balance shall not accrue interest in favour of the applicable Borrower, but shall be disbursed to the applicable Borrower or otherwise at such Borrower’s direction in the manner set forth in subsection 3.1.2, upon such Borrower’s request at any time, so long as no Default or Event of Default then exists. The applicable Agent may at its option, offset such credit balance against any of the Obligations upon and during the continuance of an Event of Default.

3.4.2. Apportionment, Application and Reversal of Payments. Principal and interest payments by Canadian Borrower shall be apportioned ratably among Canadian Lenders, and principal and interest payments by U.S. Borrower shall be apportioned ratably among U.S. Lenders (in each case, according to the unpaid principal balance of the Loans to which such payments relate held by each such Lender). All such payments shall be remitted to Canadian Agent or U.S. Agent, as applicable, and all such payments not relating to principal or interest of specific Loans, or not constituting payment of specific fees, and all proceeds of Accounts, or, except as provided in subsection 3.3.1, other Collateral received by any Agent, shall be applied, ratably, subject to the provisions of this Agreement, first, to pay any fees, indemnities, or expense reimbursements (other than amounts related to Product Obligations) then due to the applicable Agent or Lender from the applicable Borrower; second, to pay interest due from the applicable Borrower to the applicable Lenders in respect of all Loans and Agent Loans; third, to pay or prepay principal of Agent Loans; fourth, to pay or prepay principal of the applicable Revolving Credit Loans (other than Agent Loans) and unpaid reimbursement obligations in respect of Letters of Credit of the applicable Borrower; fifth, if an Event of Default has occurred and is continuing, to pay an amount to each Agent equal to all outstanding Letter of Credit and LC Obligations to be held as cash Collateral for such Obligations; sixth, to pay or prepay principal of the Term Loans to the applicable Lenders to the extent then due; seventh, to the payment of any other Obligation (other than amounts related to Product Obligations) due to the applicable Agent or Lender by the applicable Borrower; eighth, to pay any principal amount, fees, indemnities, or expense reimbursements related to Product Obligations then due; and ninth, if an Event of Default has not occurred and is not continuing, to the applicable Borrower, to be used by such Borrower only in a manner permitted hereunder. After the occurrence and during the continuance of an Event of Default, each Agent shall have the continuing exclusive right to apply and reapply any and all such payments and collections received at any time or times hereafter by such Agent or its agents against the Obligations, in such manner as such Agent may deem advisable, notwithstanding any entry by any Agent or any Lender upon any of its books and records.

3.5. Loan Accounts.

Administrative Agent shall enter all Loans as debits to loan accounts of the applicable Borrower (collectively, the “Loan Accounts”) and shall also record in each applicable Loan Account all payments made by each Borrower on any Obligations and all proceeds of Collateral which are finally paid to each Agent, and may record therein, in accordance with customary accounting practice, other debits and credits, including interest and all charges and expenses properly chargeable to each Borrower.

3.6. Statements of Account.

Administrative Agent will account to each Borrower monthly with a statement of Loans, charges and payments made pursuant to this Agreement during the immediately preceding month, and such account rendered by Administrative Agent shall be deemed final, binding and conclusive upon each Borrower absent demonstrable error unless Administrative Agent is notified by either Borrower in writing to the contrary within 30 days of the date each accounting is received by such Borrower. Such notice shall only be deemed an objection to those items specifically objected to therein.

3.7. Increased Costs.

If any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) adopted or implemented after the date of this Agreement and having general applicability to all banks or finance companies within the jurisdiction in which any Lender operates (excluding, for the avoidance of doubt, the effect of and phasing in of capital requirements or other regulations or guidelines passed prior to the date of this Agreement), or any interpretation or application thereof by any governmental authority charged with the interpretation or application thereof, or the compliance of such Lender therewith, shall:

(i) (1) subject such Lender to any tax with respect to this Agreement (other than (a) any tax based on or measured by net income or otherwise in the nature of a net income tax, including, without limitation, any tax based on net worth or comparable basis for measurement and (b) subject to the provisions of Section 2.12, any tax collected by a withholding on payments and which neither is computed by reference to the net income of the payee nor is in the nature of an advance collection of a tax based on or measured by the net income of the payee) or (2) change the basis of taxation of payments to such Lender of principal, fees, interest or any other amount payable hereunder or under any Loan Documents (other than in respect of (a) any tax based on or measured by net income or otherwise in the nature of a net income tax, including, without limitation, any tax based on net worth or comparable basis for measurement and (b) subject to the provisions of Section 2.12, any tax collected by a withholding on payments and which neither is computed by reference to the net income of the payee nor is in the nature of an advance collection of a tax based on or measured by the net income of the payee);

(ii) impose, modify or hold applicable any reserve (except any reserve taken into account in the determination of the applicable LIBOR), special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of such Lender, including (without limitation) pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

(iii) impose on such Lender or the London interbank market any other condition with respect to any Loan Document;

and the result of any of the foregoing is to increase the cost to such Lender of making, renewing or maintaining Loans hereunder or the result of any of the foregoing is to reduce the rate of return on such Lender’s capital as a consequence of its obligations hereunder, or the result of any of the foregoing is to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Loans, then, in any such case, the applicable Borrower shall pay the applicable Lender, upon demand and certification not later than sixty (60) days following its receipt of notice of the imposition of such increased costs, such additional amount as will compensate such Lender for such additional cost or such reduction, as the case may be, to the extent such Lender has not otherwise been compensated, with respect to a particular Loan, for such increased cost as a result of an increase in the applicable interest rate. An officer of the applicable Lender shall determine the amount of such additional cost or reduced amount using reasonable averaging and attribution methods and shall certify the amount of such additional cost or reduced amount to the applicable Borrower, which certification shall include a written explanation of such additional cost or reduction to such Borrower. Such certification shall be conclusive absent manifest error. If a Lender claims any additional cost or reduced amount pursuant to this Section 3.7, then such Lender shall use reasonable efforts (consistent with legal and regulatory restrictions) to designate a different lending office or to file any certificate or document requested by the applicable Borrower, acting reasonably, if the making of such designation or filing would avoid the need for, or reduce the amount of, any such additional cost or reduced amount and would not, in the sole discretion of such Lender, be otherwise disadvantageous to such Lender.

3.8. Basis for Determining Canadian BA Rate Inadequate.

In the event that Administrative Agent or any Canadian Lender shall have determined that reasonable means do not exist for ascertaining the Canadian BA Rate for any Interest Period, then Administrative Agent or such Lender shall give the Canadian Borrower prompt written, telephonic or electronic notice of the determination of such effect. If such notice is given, (i) any such requested Canadian BA Rate Loan shall be made as a Canadian Prime Rate Loan, unless the Canadian Borrower shall notify Administrative Agent no later than 10:00 a.m. (Chicago time) three (3) Business Days prior to the date of such proposed borrowing that the request for such borrowing shall be cancelled or made as an unaffected type of Canadian BA Rate Loan, and (ii) any Canadian Prime Rate Loan which was to have been converted to an affected type of Canadian BA Rate Loan, shall be continued as or converted into a Canadian Prime Rate Loan, as the case may be, or, if Canadian Borrower shall notify Administrative Agent, no later than 10:00 a.m. (Chicago time) three (3) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of Canadian BA Rate Loan, as the case may be.

3.9. Basis for Determining LIBOR Rate Inadequate.

In the event that Administrative Agent or any U.S. Lender shall have determined that:

(i) reasonable means do not exist for ascertaining the LIBOR for any Interest Period; or

(ii) U.S. Dollar deposits in the relevant amount and for the relevant maturity are not available in the London interbank market with respect to a proposed LIBOR Loan, or a proposed conversion of a Base Rate Loan into a LIBOR Loan; then

Administrative Agent or such Lender shall give the U.S. Borrower prompt written, telephonic or electronic notice of the determination of such effect. If such notice is given, (i) any such requested LIBOR Loan shall be made as a Base Rate Loan, unless the U.S. Borrower shall notify Administrative Agent no later than 10:00 a.m. (Chicago time) three (3) Business Days prior to the date of such proposed borrowing that the request for such borrowing shall be cancelled or made as an unaffected type of LIBOR Loan, and (ii) any Base Rate Loan which was to have been converted to an affected type of LIBOR Loan, shall be continued as or converted into a Base Rate Loan, as the case may be, or, if U.S. Borrower shall notify Administrative Agent, no later than 10:00 a.m. (Chicago time) three (3) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of LIBOR Loan, as the case may be.

3.10. Sharing of Payments, Etc.

Prior to the occurrence of an Event of Default, if any Canadian Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of any Loan made by it in excess of its ratable share of payments on account of Loans made by all Canadian Lenders, such Lender shall forthwith purchase from each other Canadian Lender such participation in such Loan as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each other applicable Lender; prior to the occurrence of an Event of Default, if any U.S. Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of any Loan made by it in excess of its ratable share of payments on account of Loans made by all U.S. Lenders, such Lender shall forthwith purchase from each other U.S. Lender such participation in such Loan as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each other applicable Lender; upon and during the continuance of an Event of Default, if any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of any Loan made by it in excess of its ratable share of payments on account of Loans made by all Lenders, such Lender shall forthwith purchase from each other Lender such participation in such Loan as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each other applicable Lender; provided, that, in each case, if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each applicable Lender shall be rescinded and such Lender shall repay to the purchasing Lenders the purchase price to the extent of such recovery, together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 3.10 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation in the applicable Loans as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation. Notwithstanding anything to the contrary contained herein, all purchases and repayments to be made under this Section 3.10 shall be made through Canadian Agent or U.S. Agent, as applicable.

SECTION 4. TERM AND TERMINATION

4.1. Term of Agreement.

Subject to the right of the applicable Lenders to cease making Loans to each Borrower during the continuance of any Default or Event of Default, this Agreement shall be in effect for a period of three (3) years from the Closing Date, through and including November 14, 2005 (the “Term”), unless terminated as provided in Section 4.2 hereof.

4.2. Termination.

4.2.1 Termination by Lenders. Administrative Agent may, and at the direction of Majority Lenders shall, terminate this Agreement without notice upon or after the occurrence and during the continuance of an Event of Default.

4.2.2. Termination by Borrowers. Upon at least 3 days prior written notice to Agents and Lenders, Borrowers may, at their option, terminate this Agreement; provided, however, no such termination shall be effective until Borrowers have paid or collateralized to Administrative Agent’s reasonable satisfaction all of the Obligations in immediately available funds, all Letters of Credit and LC Guarantees have expired, terminated or have been cash collateralized to Administrative Agent’s reasonable satisfaction and Borrowers have complied with Section 2.6 and subsection 3.2.5. Any notice of termination given by Borrowers shall be irrevocable unless all Lenders otherwise agree in writing and no Lender shall have any obligation to make any Loans or issue or procure any Letters of Credit or LC Guarantees on or after the termination date stated in such notice. Borrowers may elect to terminate this Agreement in its entirety only. No section of this Agreement or type of Loan available hereunder may be terminated singly.

4.2.3. Effect of Termination. All of the Obligations shall be immediately due and payable upon the termination date stated in any notice of termination of this Agreement. All undertakings, agreements, covenants, warranties and representations of each Borrower contained in the Loan Documents shall survive any such termination and each applicable Agent shall retain its Liens in the applicable Collateral and each Agent and each Lender shall retain all of their rights and remedies under the Loan Documents notwithstanding such termination until all Obligations have been discharged or paid, in full, in immediately available funds, including, without limitation, all Obligations under Section 2.6 and subsection 3.2.5 resulting from such termination. Notwithstanding the foregoing or the payment in full of the Obligations, neither Canadian Agent nor U.S. Agent shall be required to terminate its Liens in the Collateral unless, with respect to any loss or damage such Agent may incur as a result of dishonoured cheques or other items of payment received by such Agent from the applicable Borrower or any Account Debtor and applied to the Obligations, such Agent shall, at its option, (i) have received a written agreement satisfactory to such Agent, executed by the applicable Borrower and by any Person whose loans or other advances to such Borrower are used in whole or in part to satisfy the Obligations, indemnifying Agents and Lenders from any such loss or damage or (ii) have retained cash Collateral or other Collateral for such period of time as such Agent, in its reasonable discretion, may deem necessary to protect Agents and Lenders from any such loss or damage.

SECTION 5. SECURITY INTERESTS

5.1. Security Interest.

5.1.1 Security Interest in Canadian Collateral. To secure the prompt payment and performance to each Agent and each Lender of the Canadian Obligations, the Canadian Borrower hereby grants to Canadian Agent for the benefit of itself and each other Agent and each Lender a continuing Lien upon all of the Canadian Borrower’s assets, including all of the following Property and interests in Property of the Canadian Borrower, whether now owned or existing or hereafter created, acquired or arising and wherever located:

(i) Accessions;

(ii) Accounts;

(iii) Chattel Paper;

(iv) Documents of Title;

(v) Equipment;

(vi) Fixtures;

(vii) Goods;

(viii) Instruments;

(ix) Intangibles;

(x) Inventory;

(xi) Money;

(xii) Securities; and

(xiii) to the extent not included in the foregoing, all other personal property of any kind or description;

together with all books, records, writings, data bases, information and other property relating to, used or useful in connection with, or evidencing, embodying, incorporating or referring to any of the foregoing, and all Proceeds, products, offspring, rents, issues, profits and returns of and from any of the foregoing; provided that to the extent that the provisions of any lease, agreement, account, claim, demand, chose in action, licence, permit or other property or assets, including any lease or license of Computer Hardware and Software or Intellectual Property, (collectively, “Contractual Rights”) expressly prohibit or give rise to a right of termination (which prohibition or right of termination is enforceable under applicable law) upon any assignment thereof or the grant of a security interest therein, the security interest will not extend to Canadian Borrower’s rights under such Contractual Rights (other than in respect of the Proceeds thereof) for so long as such prohibition continues, it being understood that upon request of Canadian Agent, Canadian Borrower will in good faith use reasonable commercial efforts to obtain any required consent for the creation of a security interest in favour of Canadian Agent (and to Canadian Agent’s enforcement of such security interest) in Canadian Borrower’s rights under such Contractual Rights and until the earlier of such time or such consent no longer being required Canadian Borrower will hold such Contractual Rights in trust for the benefit of Canadian Agent. The said security interests shall not extend or apply to the last day of the term of any lease of real Property now held or hereafter acquired by Canadian Borrower, but should such security interests become enforceable Canadian Borrower shall thereafter stand possessed of such last day and shall hold it in trust for Canadian Agent to assign the same to any Person acquiring such term or the part thereof charged in the course of any enforcement of the said security interests or any realization of the subject matter thereof.

5.1.2. Security Interest in U.S. Collateral. To secure the prompt payment and performance to each Agent and each Lender of the U.S. Obligations, U.S. Borrower hereby grants to U.S. Agent for the benefit of itself, each other Agent and each Lender a continuing Lien upon all of Borrower’s assets, including all of the following Property and interests in Property of U.S. Borrower, whether now owned or existing or hereafter created, acquired or arising and wherever located:

(i) Accounts;

(ii) Certificated Securities;

(iii) Chattel Paper;

(iv) Computer Hardware and Software and all rights with respect thereto, including, any and all licenses, options, warranties, service contracts, program services, test rights, maintenance rights, support rights, improvement rights, renewal rights and indemnifications, and any substitutions, replacements, additions or model conversions of any of the foregoing;

(v) Contract Rights;

(vi) Deposit Accounts;

(vii) Documents;

(viii) Equipment;

(ix) Financial Assets;

(x) Fixtures;

(xi) General Intangibles, including Payment Intangibles and Software;

(xii) Goods (including all of its Equipment, Fixtures and Inventory), and all accessions, additions, attachments, improvements, substitutions and replacements thereto and therefor;

(xiii) Instruments;

(xiv) Intellectual Property;

(xv) Inventory;

(xvi) Investment Property;

(xvii) money (of every jurisdiction whatsoever);

(xviii) Letter-of-Credit Rights;

(xix) Payment Intangibles;

(xx) Security Entitlements;

(xxi) Software;

(xxii) Supporting Obligations;

(xxiii) Uncertificated Securities;

(xxiv) Commercial Tort Claims disclosed on Exhibit 5.2.1; and

(xxv) to the extent not included in the foregoing, all other personal property of any kind or description;

together with all books, records, writings, data bases, information and other property relating to, used or useful in connection with, or evidencing, embodying, incorporating or referring to any of the foregoing, and all Proceeds, products, offspring, rents, issues, profits and returns of and from any of the foregoing; provided that to the extent that the provisions of any Contractual Rights expressly prohibit expressly prohibit or give rise to a right of termination (which prohibition or right of termination is enforceable under applicable law) upon any assignment thereof or the grant of a security interest therein, the security interest will not extend to U.S.

Borrower’s rights under such Contractual Rights (other than in respect of the Proceeds thereof) for so long as such prohibition continues, it being understood that upon request of U.S. Agent, U.S. Borrower will in good faith use reasonable commercial efforts to obtain any required consent for the creation of a security interest in favour of U.S. Agent (and to U.S. Agent’s enforcement of such security interest) in U.S. Borrower’s rights under such Contractual Rights and until the earlier of such time or such consent no longer being required U.S. Borrower will hold such Contractual Rights in trust for the benefit of U.S. Agent. The said security interests shall not extend or apply to the last day of the term of any lease of real Property now held or hereafter acquired by U.S. Borrower, but should such security interests become enforceable U.S. Borrower shall thereafter stand possessed of such last day and shall hold it in trust for U.S. Agent to assign the same to any Person acquiring such term or the part thereof charged in the course of any enforcement of the said security interests or any realization of the subject matter thereof.

5.2. Other Collateral.

5.2.1.  Commercial Tort Claims. Each Borrower shall promptly notify Administrative Agent in writing upon incurring or otherwise obtaining a Commercial Tort Claim subject to the UCC having a value, for each such Commercial Tort Claim, of Cdn. $100,000 or more, when no Event of Default has occurred and is continuing, and a value of Cdn. $50,000, when an Event of Default has occurred and is occurring, against any third party and, upon request of Administrative Agent, promptly enter into an amendment to this Agreement and do such other acts or things deemed appropriate by Administrative Agent to give U.S. Agent a security interest in any such Commercial Tort Claim. Each Borrower represents and warrants that as of the date of this Agreement, to its knowledge, except as set forth on Exhibit 5.2.1, it does not possess any Commercial Tort Claims subject to the UCC.

5.2.2.  Other Collateral. Each Borrower shall promptly notify Administrative Agent in writing upon it acquiring or otherwise obtaining any Collateral having a value, for each item of Collateral, of Cdn. $50,000 or more consisting of Deposit Accounts, Investment Property, Letter-of-Credit Rights or Electronic Chattel Paper and upon the request of Administrative Agent, promptly execute such other documents, and do such other acts or things deemed appropriate by Administrative Agent to deliver to Canadian Agent or U.S. Agent, as applicable, control with respect to such Collateral; promptly notify Administrative Agent in writing upon acquiring or otherwise obtaining any Collateral having a value, for each item of Collateral, of Cdn. $50,000 or more consisting of Documents, Documents of Title or Instruments and upon the request of Administrative Agent, promptly execute such other documents, and do such other acts or things deemed appropriate by Administrative Agent to deliver to Canadian Agent or U.S. Agent, as applicable, possession of such Documents or Documents of Title which are negotiable and Instruments, and, with respect to nonnegotiable Documents or Documents of Title, to have such nonnegotiable Documents or Documents of Title issued in the name of applicable Agent; and with respect to Collateral of either Borrower in the possession of a third party which, at each location where so held by a third party, has an aggregate value of Cdn. $50,000, other than Certificated Securities and Goods covered by a Document or Document of Title, obtain an acknowledgement from the third party that it is holding the Collateral for the benefit of applicable Agent.

5.3.    Lien Perfection; Further Assurances.

Borrowers shall execute, or cause German Obligor to execute, such UCC financing statements as are required by the UCC and such other instruments, assignments or documents as are necessary to perfect each of Canadian Agent’s and U.S. Agent’s Liens upon any of the Collateral. Borrowers shall take such other action as may be requested by Administrative Agent which is necessary or desirable under the terms of this Agreement or the other Loan Documents to perfect or to continue the perfection of each such Agent’s Lien upon the Collateral. Borrowers shall also take such other action as is known by either Borrower to be necessary under the terms of this Agreement or the other Loan Documents to perfect or to continue the perfection of each such Agent’s Lien upon the Collateral. Unless prohibited by applicable law, each Borrower hereby authorizes each such Agent to execute and file any such financing statement, including, without limitation, financing statements that indicate the Collateral (i) as all assets of such Borrower or words of similar effect, or (ii) as being of an equal or lesser scope, or with greater or lesser detail, than as set forth in Section 5.1, on such Borrower’s behalf. Each Borrower also hereby ratifies its authorization for Canadian Agent or U.S. Agent, as applicable, to have filed in any jurisdiction any like financing statements or amendments thereto if filed prior to the date hereof. The parties agree that a carbon, photographic or other reproduction of this Agreement shall be sufficient as a UCC financing statement and may be filed in any appropriate office in lieu thereof. At Administrative Agent’s request, each Borrower shall also promptly execute or cause to be executed and shall deliver to the applicable Agent all documents, instruments and agreements expressly contemplated by the terms of this Agreement and the other Loan Documents and any and all other documents, instruments and agreements deemed necessary by Administrative Agent, acting reasonably, to give effect to or carry out the terms or intent of the Loan Documents.

5.4.    Lien on Realty.

The due and punctual payment and performance of the Obligations shall also be secured by the Lien created by Mortgages upon all real Property of each Borrower now or hereafter owned. Each Mortgage shall be executed by the applicable Borrower in favour of Canadian Agent (or, in the case of the Deed of Hypothec, in favour of the Fondé du Pouvoir) or U.S. Agent, as applicable. Each Mortgage shall be duly recorded, at the applicable Borrower’s expense, in each office where such recording is required to constitute a fully perfected first Lien on the real Property covered thereby. Each Borrower shall deliver to the applicable Agent, at such Borrower’s expense, mortgagee title insurance policies issued by a title insurance company satisfactory to Administrative Agent, which policies shall be in form and substance satisfactory to Administrative Agent, acting reasonably, and shall insure a valid first Lien in favour of the applicable Agent (or, in the case of the Deed of Hypothec, in favour of the Fondé de Pouvoir), for the benefit of Agents and Lenders, on the Property covered by each Mortgage, subject only to those exceptions acceptable to Administrative Agent and its counsel, acting reasonably. Each

Borrower shall promptly deliver to the applicable Agent such other documents, including, without limitation, as-built survey prints and certificates of location of the real Property, as are in its possession (and otherwise shall deliver such items as soon as practicable) as Administrative Agent and its counsel may reasonably request relating to the real Property subject to the Mortgages.

SECTION 6. COLLATERAL ADMINISTRATION

6.1. General.

6.1.1. Location of Collateral. All tangible Collateral, other than Inventory in transit and motor vehicles, will at all times be kept by a Borrower and its Subsidiaries at one or more of the respective business locations set forth in Exhibit 6.1.1 hereto, as updated by the applicable Borrower providing prior written notice to Administrative Agent of any new location.

6.1.2. Insurance of Collateral.

(i)  Each Borrower shall maintain and pay for insurance upon all Collateral wherever located and with respect to the business of such Borrower and each of its Subsidiaries, covering casualty, hazard, public liability, workers’ compensation and such other risks in such amounts and with such insurance companies as are reasonably satisfactory to Administrative Agent. Borrowers shall deliver certified copies of such policies to Administrative Agent as promptly as practicable, with satisfactory lender’s loss payable endorsements, naming Canadian Agent and U.S. Agent as loss payee, assignee or additional insured, as appropriate, as its interest may appear, and showing only such other loss payees, assignees and additional insureds as are satisfactory to Administrative Agent. Each policy of insurance or endorsement shall contain a mortgagee endorsement clause satisfactory to Administrative Agent, which includes a clause requiring the insurer to give not less than 15 days’ prior written notice to Canadian Agent or U.S. Agent as applicable, in the event of cancellation of the policy for nonpayment of premium and not less than 30 days’ prior written notice to Canadian Agent or U.S. Agent, as applicable, in the event of cancellation of the policy for any other reason whatsoever and a clause specifying that the interest of Canadian Agent or U.S. Agent, as applicable, shall not be impaired or invalidated by any act or neglect of either Borrower, any of its Subsidiaries or the owner of the Property or by the occupation of the premises for purposes more hazardous than are permitted by said policy.

(ii)  Each Borrower agrees to deliver to Administrative Agent, promptly as rendered, true copies of all reports made in any reporting forms to insurance companies in respect of claims which individually exceed Cdn. $50,000. All proceeds of business interruption insurance (if any) of each Borrower and its Subsidiaries shall be remitted to Administrative Agent for application to the outstanding balance of the applicable Revolving Credit Loans, subject to the applicable Borrower’s right to reborrow to the extent provided herein.

(iii) Unless Borrowers provide Administrative Agent with evidence of the insurance coverage required by this Agreement, Administrative Agent may purchase insurance at the applicable Borrower’s expense to protect Agents’ interests in the Properties of Borrowers and their Subsidiaries. This insurance may, but need not, protect the interests of Borrowers and their Subsidiaries. The coverage that Administrative Agent purchases may not pay any claim that either Borrower or any Subsidiary makes or any claim that is made against either Borrower or any Subsidiary in connection with said Property. Borrowers may later cancel any insurance purchased by Administrative Agent, but only after providing Administrative Agent with evidence that Borrowers and their Subsidiaries have obtained insurance as required by this Agreement. If Administrative Agent purchases insurance, the applicable Borrower will be responsible for the costs of that insurance, including interest and any other charges Administrative Agent may impose in connection with the placement of insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the Obligations. The costs of the insurance may be more than the cost of insurance that Borrowers and their Subsidiaries may be able to obtain on their own.

6.1.3. Protection of Collateral. Neither any Agent nor any Lender shall be liable or responsible in any way for the safekeeping of any of the Collateral or for any loss or damage thereto (except for reasonable care in the custody thereof while any Collateral is in any Agent’s or any Lender’s actual possession) or for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency, or other person whomsoever, but the same shall be at the applicable Borrower’s sole risk.

6.2. Administration of Accounts.

6.2.1. Records, Schedules and Assignments of Accounts. Each Borrower shall, and shall cause German Obligor to, keep accurate and complete records of its and German Obligor’s Accounts and all payments and collections thereon and shall submit to Administrative Agent concurrently with the delivery of each Borrowing Base Certificate described in subsection 8.1.4, or more frequently as requested by Administrative Agent, acting reasonably, in accordance with its credit judgment from time to time, a sales and collections report for the preceding period, in form consistent with the reports currently prepared by such Borrower with respect to such information. Concurrently with the delivery of each Borrowing Base Certificate described in subsection 8.1.4, or more frequently as requested by Administrative Agent, acting reasonably, in accordance with its credit judgment from time to time, each Borrower shall deliver to Administrative Agent a detailed aged trial balance of all of its Accounts, specifying the names, addresses, face values, dates of invoices and due dates for each Account Debtor obligated on an Account so listed (each a “Schedule of Accounts”), and upon Administrative Agent’s request therefor, copies of proof of delivery and the original copy of all documents, including, without limitation, repayment histories and present status reports relating to the Accounts so scheduled and such other matters and information relating to the status of then existing Accounts as Administrative Agent shall request, acting reasonably. If requested by Administrative Agent, each Borrower shall, and shall cause German Obligor to, execute and deliver to Agents formal written assignments of all of such Obligor’s Accounts weekly or daily, which shall include all Accounts that have been created since the date of the last assignment, together with copies of invoices or invoice registers related thereto.

6.2.2. Discounts, Allowances, Disputes. If any Obligor grants any discounts, allowances or credits that are not shown on the face of the invoice for the Account involved, the applicable Borrower shall report such discounts, allowances or credits, as the case may be, to Administrative Agent as part of the next required Schedule of Accounts.

6.2.3. Account Verification. Any of any Agent’s officers, employees or agents shall have the right, at any time or times hereafter, in the name of such Agent, any designee of such Agent or the applicable Obligor, to verify the validity, amount or any other matter relating to any Accounts by mail, telephone, electronic communication or otherwise. Borrowers shall, and shall cause German Obligor to, cooperate fully with Agents in an effort to facilitate and promptly conclude any such verification process. Administrative Agent will, if no Event of Default has occurred or is continuing, thereafter use its best efforts to provide Canadian Borrower with the results of such verification.

6.2.4. Maintenance of Dominion Account. Each Borrower shall maintain a Dominion Account or Accounts pursuant to blocked account arrangements, in the case of Canadian Borrower, and lockbox arrangements, in the case of U.S. Borrower, acceptable to Administrative Agent with such banks as may be selected by such Borrower and be acceptable to Administrative Agent; provided that, within 90 days after the Closing Date, U.S. Borrower shall have established, and shall thereafter maintain, its lockbox account arrangements with Bank. Each Borrower shall issue to any such applicable banks an irrevocable letter of instruction directing such banks to deposit all payments or other remittances received in such blocked accounts or lockbox accounts to the Dominion Account for application on account of the Obligations as provided in subsection 3.2.1. All funds deposited in any Dominion Account are subject to a security interest in favour of applicable Agent. The applicable Borrower shall obtain the agreement by such banks in favour of such Agent to waive any recoupment, setoff rights, and any security interest in, or against, the funds so deposited (other than for payment to such banks of their normal and customary service fees and charges directly related to the administration of the Dominion Account and for returned cheques or other items of repayment, to the extent agreed to by the applicable Agent). No Agent assumes responsibility for such lockbox and blocked account arrangements, including, without limitation, any claim of accord and satisfaction or release with respect to deposits accepted by any bank thereunder.

6.2.5. Collection of Accounts, Proceeds of Collateral. U.S. Borrower agrees that all invoices rendered and other requests made by such Borrower for payment in respect of Accounts shall contain a written statement directing payment in respect of such Accounts to be paid to a lockbox or blocked account established pursuant to subsection 6.2.4. Canadian Borrower agrees that all invoices rendered and other requests made by such Borrower for payment in respect of Accounts shall be made payable to one of Canadian Borrower’s places of business, to in turn be deposited to a blocked account established pursuant to subsection 6.2.4. To expedite collection, each Borrower shall, and Canadian Borrower shall cause German Obligor to, endeavor in the first instance to make collection of its Accounts for the applicable Agent. All remittances received by each Borrower on account of Accounts, together with the proceeds of any other Collateral, shall, if received by such Borrower, be held for the benefit of Canadian Agent or U.S. Agent, as applicable, by such Borrower as trustee of an express trust for the applicable Agent’s benefit, and the applicable Borrower shall immediately deposit same in kind in the Dominion Account. Each Agent retains the right at all times after the occurrence and during the continuance of an Event of Default to notify Account Debtors that any Obligor’s Accounts have been assigned to an Agent and to collect such Obligor’s Accounts directly in its own name, or in the name of its agent, and to charge the collection costs and expenses, including legal fees, to applicable Borrower.

6.2.6. Taxes. If an Account includes a charge for any tax payable to any governmental taxing authority, each Agent is authorized, in its sole discretion, to pay the amount thereof to the proper taxing authority for the account of the applicable Borrower and to charge such Borrower therefor, except for taxes that (i) are being actively contested in good faith and by appropriate proceedings and with respect to which such Borrower maintains reasonable reserves on its books therefor and (ii) would not reasonably be expected to result in any Lien other than a Permitted Lien. In no event shall any Agent or any Lender be liable for any taxes to any governmental taxing authority that may be due by either Borrower.

6.3. Administration of Inventory.

Each Borrower shall keep records of its Inventory which records shall be complete and accurate in all material respects. Each Borrower shall furnish to Administrative Agent Inventory reports concurrently with the delivery of each Borrowing Base Certificate described in subsection 8.1.4 or more frequently as requested by Administrative Agent, acting reasonably, in accordance with its credit judgment from time to time, which reports will be in such other format and detail as Administrative Agent shall reasonably request and shall include a current list of all locations of such Borrower’s Inventory. Each Borrower shall conduct a physical inventory no less frequently than annually or a “cycle” physical inventory count in a manner and frequency consistent with the manner and frequency acceptable to such Borrower’s external auditor. Notwithstanding the foregoing, each Borrower shall, if requested by the Administrative Agent, acting reasonably, in accordance with its credit judgment from time to time, conduct a physical inventory no less frequently than annually, and upon and during the continuance of a Default, as frequently as is required by Administrative Agent. Each Borrower shall provide Administrative Agent with a report based on each such physical inventory or “cycle” physical count, together with such supporting information as Administrative Agent shall reasonably request, promptly after each such physical inventory or “cycle” physical count has been completed.

6.4. Administration of Equipment.

6.4.1. Records and Schedules of Equipment. Each Borrower shall keep records of its Equipment which shall be complete and accurate in all material respects itemizing and describing the kind, type, quality, quantity and book value of its Equipment and all dispositions made in accordance with subsection 6.4.2 hereof, and each Borrower shall, and shall cause each of its Subsidiaries to, furnish Administrative Agent with a current schedule containing the foregoing information on at least an annual basis and more often if requested by Administrative Agent, acting reasonably, in accordance with its credit judgment from time to time. Promptly after the reasonable request therefor by Administrative Agent, each Borrower shall deliver to Administrative Agent any and all evidence of ownership, if any, of any of its Equipment.

6.4.2. Dispositions of Equipment. Neither Borrower shall, nor shall it permit any of its Subsidiaries to, sell, lease or otherwise dispose of or transfer any of its respective Equipment or other fixed assets or any part thereof without the prior written consent of Administrative Agent; provided, however, that the foregoing restriction shall not apply, for so long as no Default or Event of Default exists and is continuing, to (i) dispositions of Equipment and other fixed assets which, in the aggregate during any consecutive twelve-month period, have a fair market value or a net book value, whichever is less, of Cdn. $2,000,000 or the Equivalent thereof or less, provided that all proceeds thereof are remitted to Canadian Agent or U.S. Agent, as applicable, for application to the Loans as provided in subsection 3.3.1, (ii) dispositions of Equipment or other fixed assets which are substantially worn, damaged, obsolete or uneconomic, provided that all proceeds thereof are remitted to Canadian Agent or U.S. Agent, as applicable, for application to the Loans as provided in subsection 3.3.1, (iii) dispositions of Equipment or other fixed assets during any consecutive twelve-month period, having a fair market value or a net book value, whichever is less, at any one time outstanding (i.e., without corresponding replacement Equipment having been acquired) of Cdn. $2,000,000 or the Equivalent thereof or less, for the purpose of replacement with Equipment or other fixed assets of like kind, and like or greater functionability and value which are useful in the business of either Borrower or one of its Subsidiaries, provided that the replacement Equipment or other fixed assets shall be acquired or committed in writing to be acquired within 90 days after any disposition of the Equipment or other fixed assets that are to be replaced and the replacement Equipment or other fixed assets shall be free and clear of Liens other than Permitted Liens that are not Purchase Money Liens, (iv) a disposition of the U.S. Borrower’s real Property located at 1855 Peck Lane, Cheshire, Connecticut, provided that all proceeds thereof are remitted to the U.S. Agent for application to the outstanding principal balance of the U.S. Revolving Credit Loans, (v) dispositions of Equipment or other fixed assets which are owned by any Subsidiary which is a German Person (other than any Restricted Subsidiary), provided that all proceeds thereof are remitted to Canadian Agent for application to the Canadian Revolving Credit Loans as provided in subsection 3.3.1 and (vi) dispositions of Equipment permitted under subsection 8.2.4.

6.5. Payment of Charges.

All amounts chargeable to either Borrower under Section 6 hereof shall be Obligations secured by all of the Collateral, shall be payable on demand and shall bear interest from the date such advance was made until paid in full at the rate applicable to Revolving Credit Loans that are Canadian Prime Rate Loans or Base Rate Loans, as the case may be.

SECTION 7. REPRESENTATIONS AND WARRANTIES

7.1. General Representations and Warranties.

To induce each Agent and each Lender to enter into this Agreement and to make advances hereunder, each Borrower warrants, represents and covenants to each Agent and each Lender that:

7.1.1. Qualification. Each Borrower and each of its Subsidiaries is a corporation, limited partnership or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Each Borrower and each of its Subsidiaries is duly qualified and is authorized to do business and is in good standing in each jurisdiction listed on Exhibit 7.1.1 hereto and in all other jurisdictions in which the failure of such Borrower or any of its Subsidiaries to be so qualified could reasonably be expected to have a Material Adverse Effect.

7.1.2. Power and Authority. Each Borrower and each of its Subsidiaries is duly authorized and empowered to enter into, execute, deliver and perform this Agreement and each of the other Loan Documents to which it is a party. The execution, delivery and performance of this Agreement and each of the other Loan Documents have been duly authorized by all necessary corporate or other relevant action and do not and will not (i) require any consent or approval of the shareholders of either Borrower or any of the shareholders, partners or members, as the case may be, of any Subsidiary of either Borrower which has not been obtained; (ii) contravene either Borrower’s or any of its Subsidiaries’ charter, articles or certificate of incorporation, partnership agreement, certificate of formation, by-laws, limited liability agreement, operating agreement, unanimous shareholder agreement or other organizational documents (as the case may be); (iii) violate, or cause either Borrower or any of its Subsidiaries to be in default under, any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award in effect having applicability to such Borrower or any of its Subsidiaries, the violation of which could reasonably be expected to have a Material Adverse Effect; (iv) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which either Borrower or any of its Subsidiaries is a party or by which it or its Properties may be bound or affected, the breach of or default under which could reasonably be expected to have a Material Adverse Effect; or (v) result in, or require, the creation or imposition of any Lien (other than Permitted Liens) upon or with respect to any of the Properties now owned or hereafter acquired by either Borrower or any of its Subsidiaries.

7.1.3. Legally Enforceable Agreement. This Agreement is, and each of the other Loan Documents when delivered under this Agreement will be, a legal, valid and binding obligation of each Borrower and each of its Subsidiaries party thereto, enforceable against it in accordance with its respective terms.

7.1.4. Capital Structure. Exhibit 7.1.4 hereto states, as of the date hereof, (i) the correct name of each Borrower and each Subsidiary of each Borrower, its jurisdiction of incorporation or organization and the percentage of its Voting Stock owned by such Borrower, (ii) the name of each Borrower’s and each of its Subsidiaries’ corporate or joint venture relationships and the nature of the relationship, (iii) the number, nature and holder of all outstanding Securities of each Borrower and each Subsidiary of such Borrower and (iv) the number of authorized, issued and outstanding Securities of each Borrower. Each Borrower has good title to all of the Securities it purports to own of each of such Subsidiaries, free and clear in each case of any Lien other than Permitted Liens. All such Securities have been duly issued and outstanding and are fully paid and non-assessable. As of the date hereof, except as set forth on Exhibit 7.1.4, there are no outstanding options to purchase, or any rights or warrants to subscribe for, or any commitments or agreements to issue or sell any Securities or obligations convertible into, or any powers of attorney relating to any Securities of either Borrower or any of its Subsidiaries. Except as set forth on Exhibit 7.1.4, as of the date hereof, there are no outstanding agreements or instruments binding upon any of either Borrower’s or any of its Subsidiaries’ partners, members or shareholders, as the case may be, relating to the ownership of its Securities.

7.1.5. Names; Organization. Neither either Borrower nor any of its Subsidiaries has been known as or has used any legal, fictitious or trade names except those listed on Exhibit 7.1.5 hereto. Except as set forth on Exhibit 7.1.5, neither either Borrower nor any of its Subsidiaries has in the last 5 years been the corporation resulting from an amalgamation or the surviving entity of a merger or consolidation or has acquired all or substantially all of the assets of any Person. The jurisdiction of incorporation or organization, Type of Organization and Organizational I.D. Number of each Borrower and each of its Subsidiaries is set forth on Exhibit 7.1.5. The exact legal name of each Borrower and each of its Subsidiaries is set forth on Exhibit 7.1.5.

Micro Mirror Acquisition Corporation, as listed on Exhibit 7.1.5, has no material assets, liabilities or operations.

7.1.6. Business Locations; Agent for Process. The chief executive office, location of books and records and other places of business of each Borrower and each of its Subsidiaries are as listed on Exhibit 6.1.1 hereto, as updated from time to time by such Borrower in accordance with the provisions of subsection 6.1.1. During the preceding one-year period, neither either Borrower nor any of its Subsidiaries has had an office, place of business or agent for service of process, other than as listed on Exhibit 6.1.1. All tangible Collateral is and will at all times be kept by the applicable Borrower and its Subsidiaries in accordance with subsection 6.1.1. Except as shown on Exhibit 6.1.1, as of the date hereof, no Inventory is stored with a bailee, distributor, processor, warehouseman or similar party, nor is any Inventory consigned to any Person.

7.1.7. Title to Properties; Priority of Liens. Each Borrower and each of its Subsidiaries has good, indefeasible and marketable title to and fee simple ownership of, or valid and subsisting leasehold interests in, all of its real Property, and good title to all of the Collateral and all of its other Property, in each case, free and clear of all Liens except Permitted Liens. Each Borrower and each of its Subsidiaries has paid or discharged when due all lawful claims which, if unpaid, might become a Lien against such Borrower’s or such Subsidiary’s Properties that is not a Permitted Lien. The Liens granted to Canadian Agent or U.S. Agent under Section 5 hereof are (and the Liens created pursuant to the Deed of Hypothec shall, upon the execution thereof be) first priority Liens in such Property in favour of Canadian Agent and U.S. Agent, as applicable, subject only to Permitted Liens. Upon Anchor Lamina GmbH (Chemnitz) becoming the German Obligor, the Liens granted by German Obligor to Anchor Lamina (Barbados) Inc. and assigned by Anchor Lamina (Barbados) Inc. to Canadian Agent, through such assignment, constitute first priority Liens in favour of Canadian Agent on all present and after-acquired Accounts of German Obligor, subject only to Permitted Liens and applicable law.

7.1.8. Accounts. Each Agent may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by each Borrower with respect to any Account or Accounts. With respect to each Obligor’s Accounts, whether or not such Account is an Eligible Account, unless otherwise disclosed to Administrative Agent in writing:

(i) It is genuine and in all respects what it purports to be, and it is not evidenced by a judgment;

(ii) It arises out of a completed, or if not completed, progress-based payment, resulting from a bona fide sale and delivery of goods or rendition of services by such Obligor, in the ordinary course of its business and in accordance with the terms and conditions of all purchase orders, contracts or other documents relating thereto and forming a part of the contract between such Obligor and the Account Debtor;

(iii) It is for a liquidated amount maturing as stated in the duplicate invoice covering such sale or rendition of services, a copy of which has been furnished or is available to Administrative Agent;

(iv) there are no facts, events or occurrences known to either Borrower, after due inquiry, which in any way impair the validity or enforceability of any Accounts or tend to reduce the amount payable thereunder from the face amount of the invoice and statements delivered or made available to Administrative Agent with respect thereto;

(v) to the best of such Borrower’s knowledge, the Account Debtor thereunder (1) had the capacity to contract at the time any contract or other document giving rise to the Account was executed and (2) such Account Debtor is Solvent; and

(vi) to the best of such Borrower’s knowledge, there are no proceedings or actions which are threatened or pending against the Account Debtor thereunder which could reasonably be expected to result in any material adverse change in such Account Debtor’s financial condition or the collectibility of such Account.

7.1.9. Equipment. The material Equipment (including all Eligible Equipment) of each Borrower and its Restricted Subsidiaries is in good operating condition and repair, and all necessary replacements of and repairs thereto shall be made so that the operating efficiency thereof shall be maintained and preserved, reasonable wear and tear excepted. Neither either Borrower nor any of its Restricted Subsidiaries will permit any material Equipment (including any Eligible Equipment) to become affixed to any real Property leased to either Borrower or any of either Borrower’s Restricted Subsidiaries so that an interest arises therein under the real estate laws of the applicable jurisdiction unless the landlord of such real Property has executed a landlord waiver or leasehold mortgage in favour of and in form reasonably acceptable to Administrative Agent, and neither Borrower will permit any of its material Equipment (including any Eligible Equipment) or the material Equipment (including any Eligible Equipment) of any of its Restricted Subsidiaries to become an accession to any personal Property other than Equipment that is subject to first priority (except for Permitted Liens) Liens in favour of Canadian Agent or U.S. Agent, as applicable.

7.1.10 Financial Statements; Fiscal Year. The Consolidated and consolidating balance sheets of Canadian Borrower and its Subsidiaries (including the accounts of all Subsidiaries of Borrowers and its respective Subsidiaries for the respective periods during which a Subsidiary relationship existed) as of August 31, 2002 unaudited and audited (as to the Consolidated statements only) by Deloitte and

Touche LLP, and the related statements of income, changes in shareholder’s equity, and changes in financial position for the periods ended on such dates (which audited financial statements Agents and Lenders acknowledge will not have been provided on the Closing Date), have been prepared in accordance with GAAP, and present fairly in all material respects the financial positions of Canadian Borrower and such Persons at such dates and the results of Canadian Borrower’s and such Person’s operations, for such periods. As of the date hereof, since August 31, 2002, there has been no material adverse change in the financial position of Canadian Borrower and such other Persons, taken as a whole, as reflected in the unaudited consolidated balance sheet as of such date. As of the date hereof, the fiscal year of Canadian Borrower and each of its Subsidiaries ends on August 31 of each year.

7.1.11. Full Disclosure. Neither (i) this Agreement nor (ii) any other written statement of either Borrower, any Guarantor or any Subsidiary to any Agent or any Lender made pursuant to a requirement of this Agreement or in the context of the credit facility established herein, contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained herein or therein not misleading at the time delivered or the date thereof, as applicable, and which untruth or omission was known, or should reasonably have been known having regard to the context in which the statement was made, to either Borrower or could reasonably be expected to be material in the context of the credit facility established herein. There is no known fact which either Borrower has failed to disclose to any Agent or any Lender in writing which could reasonably be expected to have a Material Adverse Effect.

7.1.12. Solvent Financial Condition. Each Borrower and each of its Subsidiaries, is now and, after giving effect to the initial Loans to be made and the initial Letters of Credit and LC Guarantees to be issued hereunder and all related transactions, will be, Solvent (Adjusted).

7.1.13. Surety Obligations. Except as set forth on Exhibit 7.1.13, as of the date hereof, neither either Borrower nor any of its Subsidiaries is obligated as guarantor, surety or indemnitor under any guarantee, surety or similar bond or other contract or has issued or entered into any agreement to assure payment, performance or completion of performance of any undertaking or obligation of any Person.

7.1.14. Taxes. The business number, federal tax identification number or equivalent identification number of each Borrower and each Subsidiary of each Borrower is shown on Exhibit 7.1.14 hereto. Each Borrower and each of its Subsidiaries has filed all federal, provincial, state and local tax returns and other reports relating to taxes which each are required by law to file, and have paid, or made adequate provision for, the payment of, all taxes, assessments, fees, levies and other governmental charges upon it, its income and Properties as and when such taxes, assessments, fees, levies and charges are due and payable, unless and to the extent any thereof are being actively contested in good faith and by appropriate proceedings and each Borrower and each of its Subsidiaries maintains reasonable reserves on its books therefor. To the Borrowers’ knowledge, after due inquiry, the provision for taxes on the books of each Borrower and each of its Subsidiaries is adequate for all years not closed by applicable statutes, and for the current fiscal year. Each Borrower and each of its Subsidiaries has collected, deducted or withheld, and has remitted to the applicable governmental authority when due, all taxes required to be collected, deducted or withheld, and remitted by it except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

7.1.15. Brokers. Except as shown on Exhibit 7.1.15 hereto, there are no claims for brokerage commissions, finder’s fees or investment banking fees in connection with the transactions contemplated by this Agreement.

7.1.16. Patents, Trademarks, Copyrights and Licenses. Each Borrower and each of its Subsidiaries owns, possesses or licenses or has the right to use all the patents, trademarks, service marks, trade names, copyrights, licenses, industrial designs, integrated circuit topographies and other Intellectual Property necessary for the present and, to the extent required at this time, planned future conduct of its business without any known conflict with the rights of others, except for such conflicts as could not reasonably be expected to have a Material Adverse Effect. All such patents, trademarks, service marks, tradenames, copyrights, licenses (other than licenses of generally available software), industrial designs, integrated circuit topographies and other similar rights are listed on Exhibit 7.1.16 hereto. Except as set forth on Exhibit 7.1.16, no claim has been asserted to either Borrower or any of its Subsidiaries, which is pending that the use of their Intellectual Property or the conduct of their business does or may infringe upon the Intellectual Property rights of any third party which could reasonably be expected to have a Material Adverse Effect. To the knowledge of each Borrower and except as set forth on Exhibit 7.1.16 hereto, as of the date hereof, no Person is engaging in any activity that infringes in any material respect upon either Borrower’s or any of its Subsidiaries’ material Intellectual Property. Except as set forth on Exhibit 7.1.16 or as permitted under subsection 8.2.17, each Obligor’s and each of its Restricted Subsidiaries’ (i) material trademarks, service marks, and copyrights are registered with the Canadian Intellectual Property Office, U.S. Patent and Trademark Office, in the U.S. Copyright Office, or other applicable office, as applicable and (ii) material license agreements and similar arrangements relating to Intellectual Property (1) permit, and do not restrict, the assignment by the applicable Borrower or any of its Subsidiaries to the applicable Agent or Lenders, or any other Person designated by the applicable Agent, of all of such Borrower’s or such Subsidiary’s, as applicable, rights, title and interest pertaining to such license agreement or such similar arrangement and (2) would permit the continued use by the applicable Borrower or such Subsidiary, or such Agent or Lenders or their assignees, of such license agreement or such similar arrangement for a period of no less than 6 months after a default or breach of such agreement or arrangement. The consummation and performance of the transactions and actions contemplated by this Agreement and the other Loan Document, including without limitation, the exercise by Agents or Lenders of any of their rights or remedies under Section 10, will not result in the termination or impairment of either

Borrower’s or any of its Subsidiaries’ ownership or rights relating to its Intellectual Property, except for such Intellectual Property rights the loss or impairment of which could not reasonably be expected to have a Material Adverse Effect. Except as listed on Exhibit 7.1.16 and except as could not reasonably be expected to have a Material Adverse Effect, (i) neither either Borrower nor any of its Subsidiaries is in breach of, or default under, any term of any license or sublicense with respect to any of its Intellectual Property and (ii) to the knowledge of each Borrower, no other party to such license or sublicense is in breach thereof or default thereunder, and such license is valid and enforceable. None of the Intellectual Property of either Borrower or anyof its Subsidiaries has been adjudged invalid or unenforceable or has beencancelled,in whole or in part, except to the extent that the samewould not reasonably be likely to have a Material Adverse Effect.

7.1.17. Governmental Consents. Each Borrower and each of its Subsidiaries has, and is in good standing with respect to, all governmental consents, approvals, licenses, authorizations, permits, certificates, inspections and franchises necessary to continue to conduct its business as heretofore, and to the extent required at this time, proposed to be conducted by it and to own or lease and operate its Properties as now owned or leased by it, except where the failure to possess or so maintain such rights could not reasonably be expected to have a Material Adverse Effect.

7.1.18. Compliance with Laws. Each Borrower and each of its Subsidiaries has duly complied, and its Properties, business operations and leaseholds are in compliance with, the provisions of all federal, provincial, state and local laws, rules and regulations applicable to such Borrower or such Subsidiary, as applicable, its Properties or the conduct of its business, except for such non-compliance as could not reasonably be expected to have a Material Adverse Effect, and there have been no citations, claims, notices or orders of noncompliance issued to such Borrower or any of its Subsidiaries under any such law, rule or regulation, except where such noncompliance could not reasonably be expected to have a Material Adverse Effect. Each Borrower and each of its Subsidiaries has established and maintains an adequate monitoring system to insure that it remains in compliance in all material respects with all federal, provincial, state and local rules, laws and regulations applicable to it. No Inventory has been produced in violation of the Fair Labour Standards Act (29 U.S.C. §201 et seq.), as amended.

7.1.19. Restrictions. Except as set forth on Exhibit 7.1.19, neither either Borrower nor any of its Subsidiaries is a party or subject to any contract or agreement which restricts its right or ability to incur Indebtedness or which prohibit the execution and delivery of or compliance with this Agreement or the other Loan Documents by either Borrower or any of its Subsidiaries, as applicable. Except as set forth on Exhibit 7.1.19 or as permitted by subsection 8.2.17, no material Contractual Right held by either Borrower prohibits any assignment thereof or and the grant of a security interest therein.

7.1.20. Litigation. Except as set forth on Exhibit 7.1.20 hereto, there are no actions, suits, proceedings or investigations pending, or to the knowledge of either Borrower, threatened, against or affecting either Borrower or any of its Subsidiaries, or the business, operations, Properties, prospects, profits or condition of Borrower or any of its Subsidiaries which, singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither either Borrower nor any of its Subsidiaries is in default with respect to any order, writ, injunction, judgment, decree or rule of any court, governmental authority or arbitration board or tribunal, which default, singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

7.1.21. No Defaults. No event has occurred and no condition exists which would, upon or after the execution and delivery of this Agreement or either Borrower’s performance hereunder, constitute a Default or an Event of Default. Neither either Borrower nor any of its Subsidiaries is in default in (and no event has occurred and no condition exists which constitutes, or which the passage of time or the giving of notice or both would constitute, a default in) the payment of any material Indebtedness for Money Borrowed to any Person.

7.1.22. Leases. Exhibit 7.1.22 hereto is a complete listing at the date hereof of all capitalized and operating personal property leases of each Borrower and its Subsidiaries and all real property leases of each Borrower and its Subsidiaries. Each Borrower and each of its Subsidiaries is in full compliance with all of the terms of each of its respective capitalized and operating leases, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

7.1.23. Canadian Benefit Plans. All Canadian Benefit Plans (other than, for greater certainty, universal plans created by and to which Canadian Borrower or any of its Subsidiaries is obligated to contribute by statute) and Canadian Pension Plans are disclosed on Exhibit 7.1.23. The Canadian Pension Plans are duly registered under and have been administered in compliance with the ITA and all other applicable laws which require registration except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. All obligations of Canadian Borrower or any of its Subsidiaries (including fiduciary, funding, investment and administration obligations) required to be performed in connection with the Canadian Pension Plans and the Canadian Benefit Plans and the funding agreements therefor have been performed in a timely fashion, except where the failure to so perform could not reasonably be expected to have a Material Adverse Effect. There are no outstanding disputes, actions, suits or claims concerning the assets of the Canadian Pension Plans or the Canadian Benefit Plans that could reasonably be expected to result in a Material Adverse Effect. Neither Canadian Borrower nor any of its Subsidiaries is required to make any contributions to the Canadian Pension Plans which contributions, in the aggregate, could reasonably be expected to result in a Material Adverse Effect. The Canadian Borrower and each of its Subsidiaries have withheld and remitted to the applicable governmental authority all employee withholdings and have made all employer contributions required to be withheld, remitted and made by them pursuant to Canadian and any provincial applicable law on account of Canadian Pension Plans, Canadian Benefit Plans, Canadian employment insurance and employee income taxes. No condition exists or transaction has occurred in connection with any Canadian Pension Plan or Canadian Benefit Plan which could result in the incurrence by Canadian Borrower or its Subsidiaries of any liability, fine or penalty that could reasonably be expected to result in a Material Adverse Effect.

7.1.24. U.S. Pension Plans. Except as disclosed on Exhibit 7.1.24 hereto, neither U.S. Borrower nor any of its Subsidiaries has any Plan. U.S. Borrower and each of its Subsidiaries is in compliance with the requirements of ERISA and the regulations promulgated thereunder with respect to each Plan, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. No fact or situation that could reasonably be expected to result in a material adverse change in the financial condition of U.S. Borrower and its Subsidiaries exists in connection with any Plan. Neither U.S. Borrower nor any of its Subsidiaries has any withdrawal liability in connection with a Multiemployer Plan.

7.1.25. Trade Relations. Except as may from time to time be disclosed to Administrative Agent, there exists no actual or, to either Borrower’s knowledge, threatened termination, cancellation or limitation of, or any modification or change in, the business relationship between either Borrower or any of its Subsidiaries and any customer or any group of customers whose purchases individually or in the aggregate are material to the business of such Borrower and its Subsidiaries, or with any material supplier, except in each case, where the same could not reasonably be expected to have a Material Adverse Effect, and there exists no present condition or state of facts or circumstances known to the Borrowers which would prevent such Borrower or any of its Subsidiaries from conducting such business after the consummation of the transactions contemplated by this Agreement in substantially the same manner in which it has heretofore been conducted.

7.1.26. Labour Relations. Except as described on Exhibit 7.1.26 hereto, as of the date hereof, neither of the Borrowers nor any of their Subsidiaries is a party to any collective bargaining agreement. There are no material grievances, disputes or controversies with any union or any other organization of Borrowers’, or any of their Subsidiaries’, employees, or threats of strikes, work stoppages or any asserted pending demands for collective bargaining by any union or organization, except those that could not reasonably be expected to have a Material Adverse Effect.

7.1.27. Subordinated Notes Trust Indenture. To the best of the knowledge of each Borrower, the Subordinate Notes Trust Indenture is a legal, valid and binding obligation of the “Trustee” (as defined in the Subordinate Notes Trust Indenture) enforceable against such Trustee in accordance with the terms of the Subordinated Notes Trust Indenture. No default or event of default on the part of either Borrower has occurred and is continuing under the Subordinated Notes Trust Indenture. The Indebtedness of the Borrowers under this Agreement and the Notes constitutes

“Designated Senior Debt”, and therefore “Senior Debt”, as defined in the Subordinated Notes Trust Indenture.

7.2. Continuous Nature of Representations and Warranties.

Each Loan or Letter of Credit or LC Guarantee request made or deemed made pursuant to subsection 3.1 hereof shall constitute the applicable Borrower’s reaffirmation, as of the date of each such loan request, of each representation or warranty made or furnished to any Agent or any Lender by or on behalf of either Borrower, any Subsidiary of either Borrower, or any Guarantor, in this Agreement or in any of the other Loan Documents, except for changes in the nature of either Borrower’s or its Subsidiary’s business or operations that would render the information in any exhibit attached hereto or to any other Loan Document either inaccurate, incomplete or misleading, so long as Administrative Agent has consented to such changes or such changes are expressly permitted by this Agreement or the other Loan Documents. For greater certainty, the representations, warranties, statements and certifications made by or on behalf of either Borrower, any Subsidiary of either Borrower, or any Guarantor in any certificates, notices or reports required to be provided to any Agent or any Lender pursuant to this Agreement or any other Loan Document shall be true and complete when made.

7.3. Survival of Representations and Warranties.

All representations and warranties of each Borrower contained in this Agreement or any of the other Loan Documents shall survive the execution, delivery and acceptance thereof by each Agent and each Lender and the parties thereto and the closing of the transactions described therein or related thereto.

SECTION 8. COVENANTS AND CONTINUING AGREEMENTS

8.1. Affirmative Covenants.

During the Term, and thereafter for so long as there are any Obligations outstanding, each Borrower covenants that, unless otherwise consented to by Majority Lenders in writing, it shall:

8.1.1 Visits and Inspections; Lender Meeting. Permit (i) representatives of each Agent, acting jointly, and during the continuation of any Default or Event of Default any Lender, from time to time, as often as may be reasonably requested, but only during normal business hours, to visit and inspect the Properties of such Borrower and each of its Subsidiaries, inspect, audit and make extracts from their books and records, and discuss with their senior officers such Borrower’s and each of its Subsidiary’s business, assets, liabilities, financial condition, business prospects and results of operations, (ii) representatives of each Agent, acting jointly, to discuss on an annual basis or, if any Default, Event of Default or material deterioration in the Borrowers’ financial condition has occurred and is continuing, more frequent basis with such Borrower’s chartered or independent accountants such Borrower’s and each of its Subsidiaries’ business, assets, liabilities, financial condition, business prospects and results of operation, and (iii) appraisers engaged pursuant to Section 2.10

(whether or not personnel of an Agent or a Lender), from time to time, as often as may be reasonably requested, but only during normal business hours, to visit and inspect the Properties of such Borrower and each of its Restricted Subsidiaries, for the purpose of completing appraisals pursuant to Section 2.10. The applicable Agent, if no Default or Event of Default then exists, shall give the applicable Borrower reasonable prior notice of any such inspection or audit. Without limiting the foregoing, each Borrower will participate and will cause its key management personnel to participate in a meeting or meetings with Agents and Lenders during each year, which meeting(s) shall be held at such times and such places as may be requested by Administrative Agent, acting reasonably.

8.1.2. Notices. Promptly upon acquiring knowledge thereof notify Administrative Agent in writing of the occurrence of a Default or Event of Default, or any event or the existence of any fact which renders any representation or warranty in this Agreement or any of the other Loan Documents inaccurate, incomplete or misleading in any material respect as of the date made or remade; provided that, to the extent either Borrower acquires knowledge that any representation or warranty made in Section 7.1.8 is inaccurate, incomplete or misleading in any material respect, such Borrower need, so long as, and only so long as, the same does not or could not reasonably be expected to constitute a Material Adverse Effect, only notify the Administrative Agent thereof concurrently with the delivery of the monthly financial statements required under subsection 8.1.3(ii). In addition, and without limitation to the requirements set out in the immediately preceding sentence, each Borrower agrees to provide Administrative Agent with written notice, concurrently with the delivery of the financial statements required under subsection 8.1.3(ii), or if an Event of Default has occurred and is continuing or the Administrative Agent has advised that a material deterioration has occurred in the Borrowers’ financial condition, promptly, of any change known to it in the information disclosed in any Exhibit hereto, in each case after giving effect to the materiality limits, Material Adverse Effect qualifications and other applicable qualifications contained herein. Each Borrower also agrees to provide Administrative Agent with immediate written notice of any declaration or other notice delivered to such Borrower by or on behalf of the trustee (or other applicable representative) under the Subordinated Note Trust Indenture or by or on behalf of the holders any Subordinated Notes of any default, event of default or acceleration of indebtedness under the Subordinated Note Trust Indenture or the Subordinated Notes.

8.1.3. Financial Statements. Keep, and cause each of its Subsidiaries to keep, adequate records and books of account with respect to its business activities in which proper entries are made in accordance with customary accounting practices reflecting all its financial transactions; and cause to be prepared and furnished to Lenders, the following, all to be prepared in accordance with GAAP applied on a consistent basis, unless Borrowers’ chartered or certified public accountants concur in any change therein and such change is disclosed to Lenders and is consistent with GAAP:

(i) Not later than 90 days after the close of each fiscal year of Canadian Borrower, unqualified (except for a qualification for a change in accounting principles with which the accountant concurs) audited financial statements of Canadian Borrower and its Subsidiaries as of the end of such year, on a Consolidated basis, certified by one of the “big four” firms of chartered or independent certified public accountants of recognized national standing selected by Canadian Borrower and, within a reasonable time thereafter a copy of any management letter issued in connection therewith;

(ii) no later than 30 days after the end of each month hereafter, except the last month of Canadian Borrower’s fiscal year, and not later than 60 days after the end of the last month of Canadian Borrower’s fiscal year, unaudited interim financial statements of Canadian Borrower and its Subsidiaries as of the end of such month and of the portion of the fiscal year then elapsed, on a Consolidated and consolidating basis, certified by the chief financial officer or treasurer of the Canadian Borrower as prepared in accordance with GAAP and fairly presenting in all material respects the financial position and results of operations of Canadian Borrower and its Subsidiaries for such month and period subject only to changes from audit and year-end adjustments and except that such statements need not contain notes;

(iii) not later than 30 days after the end of each fiscal quarter hereafter, except the last quarter of Canadian Borrower’s fiscal year, and not later than 60 days after the end of the last quarter of Canadian Borrower’s fiscal year, a management report (1) setting forth in comparative form the corresponding figures for the corresponding periods of the previous fiscal year and the corresponding figures from the most recent Projections for the current fiscal year delivered pursuant to subsection 8.1.7 and (2) identifying the reasons for any significant variations. The information above shall be presented in reasonable detail and shall be certified by the chief financial officer or treasurer of Canadian Borrower to the effect that such information fairly presents in all material respects the results of operations and financial condition of Canadian Borrower and its Subsidiaries as at the dates and for the periods indicated;

(iv) promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports which either Borrower has made available to its public Securities holders and copies of any regular, periodic and special reports or registration statements which either Borrower or any of its Subsidiaries files with the Securities and Exchange Commission or any similar regulatory authority or any governmental authority which may be substituted therefor, or any securities exchange;

(v) upon request of Administrative Agent, copies of any annual report to be filed under ERISA in connection with each Plan; and

(vi) such other data and information (financial and otherwise) as any Agent, from time to time, may reasonably request, bearing upon or related to the Collateral or either Borrower’s or any of its Subsidiaries’ financial condition or results of operations.

Concurrently with the delivery of the financial statements described in paragraph (ii) of this subsection 8.1.3 in respect of each month, or more frequently if requested by Administrative Agent, acting reasonably, on the basis of its credit judgment from time to time, Borrowers shall cause to be prepared and furnished to Administrative Agent a certificate executed by the chief financial officer or treasurer of Canadian Borrower, representing and warranting that no Default or Event of Default has occurred and is continuing (in each case, except as may be set out in such certificate). Concurrently with the delivery of the financial statements described in paragraph (iii) of this subsection 8.1.3 in respect of each fiscal quarter, or more frequently if requested by Administrative Agent, acting reasonably, on the basis of its credit judgment from time to time, Borrowers shall cause to be prepared and furnished to Administrative Agent a Compliance Certificate in the form of Exhibit 8.1.3 hereto executed by the chief financial officer or treasurer of Canadian Borrower (a “Compliance Certificate”).

8.1.4. Borrowing Base Certificates/Statutory Payables Certificate. On or before the 15th day of each month in respect of all months except August, and on or before September 30th in respect of the month of August, from and after the date hereof, each Borrower shall deliver to Administrative Agent, a separate Borrowing Base Certificate as of the last day of the immediately preceding month, with such supporting materials as Administrative Agent shall reasonably request. If either Borrower deems it advisable, or Administrative Agent shall reasonably request in accordance with its credit judgment from time to time, the applicable Borrower shall execute and deliver to Administrative Agent Borrowing Base Certificates with respect to such Borrower’s Accounts more frequently than monthly. On or before the 15th day of each month in respect of all months except August, and on or before September 30th in respect of the month of August, from and after the date hereof, Canadian Borrower shall deliver to Administrative Agent, a Statutory Payables Certificate as of the last day of the immediately preceding month, with such supporting materials as Administrative Agent shall reasonably request. If Canadian Borrower deems it advisable, or Administrative Agent shall reasonably request on the basis of its credit judgment from time to time, Canadian Borrower shall execute and deliver to Administrative Agent a Statutory Payables Certificate more frequently than monthly.

8.1.5. Landlord, Processor and Storage Agreements. Provide Administrative Agent with copies of all agreements between either Borrower or any of its Subsidiaries and any landlord, bailee, processor, distributor, warehouseman or consignee (other than ordinary course subcontractors) which owns any premises at which any Collateral may, from time to time, be kept.

8.1.6. Guarantor and German Obligor Financial Statements. Deliver or cause to be delivered to Administrative Agent financial statements, if any, for each

Guarantor and German Obligor (to the extent not consolidated with the financial statements delivered to Administrative Agent under subsection 8.1.3) in form and substance satisfactory to Administrative Agent at such intervals and covering such time periods as Administrative Agent may request.

8.1.7. Projections. No later than 30 days after the end of the preceding fiscal year of Canadian Borrower, deliver to Administrative Agent Projections of Canadian Borrower and each of its Subsidiaries for the forthcoming fiscal year, month by month.

8.1.8. Subsidiaries. Cause each Subsidiary of each Borrower, whether now or hereafter in existence, promptly upon Administrative Agent’s request therefor, to execute and deliver a Guarantee Agreement, security agreement and Mortgage, in form and substance satisfactory to Administrative Agent, pursuant to which such Subsidiary guarantees (subject to any restrictions provided by applicable law for existing Subsidiaries) the payment of all Obligations and grants to Canadian Agent or U.S. Agent, as requested by Administrative Agent, a first priority Lien (subject only to Permitted Liens) on all of its Properties of the types described in Section 5.1 and on all of its real Property; provided that, (i) the Subsidiaries of Canadian Borrower which are German Persons and Barbados Persons shall not be required to execute and deliver a Guarantee Agreement, security agreement and Mortgage unless and until Administrative Agent so requests (or Anchor Lamina GmbH (Chemnitz) becomes the German Obligor, at which time Anchor Lamina (Barbados) Inc. shall have provided Canadian Agent with a Guarantee Agreement and German Obligor and Anchor Lamina (Barbados) Inc. shall have provided Canadian Agent with the security contemplated by subsection 8.1.15), (ii) Micro Mirror Acquisition Corporation shall not be required to execute and deliver a Guarantee Agreement, security agreement and Mortgage unless, in Administrative Agent’s determination, Micro Mirror Acquisition Corporation acquires any material assets or commences operations and (iii) no Subsidiary of Canadian Borrower which is a German Person shall be required to provide any security on such Person’s Equipment or real Property unless in Administrative Agent’s determination a material deterioration in Borrowers’ financial condition has occurred and is continuing. Additionally, the Person that holds the Securities of a Subsidiary of a Borrower, shall, execute and deliver to Canadian Agent or U.S. Agent, as and when requested by Administrative Agent, a Guarantee Agreement (if not already provided as set forth in this subsection 8.1.8 above) and a pledge agreement, in form and substance satisfactory to Administrative Agent, pursuant to which such Person grants to such Agent a first priority Lien in all of the issued and outstanding Securities of each such Subsidiary; provided that the Person that holds the Securities of Micro Mirror Acquisition Corporation shall not be required to execute and deliver such a pledge agreement unless, in Administrative Agent’s determination, Micro Mirror Acquisition Corporation acquires any material assets or commences operations.

8.1.9. Deposit and Brokerage Accounts. For each deposit account or brokerage account that either Borrower or any of its Subsidiaries at any time opens or maintains, such Borrower shall, and shall cause its Subsidiaries to, at Administrative Agent’s request and option, pursuant to an agreement in form and substance reasonably satisfactory to Administrative Agent, cause the depository bank or securities intermediary, as applicable, to agree to comply at any time with instructions from the Canadian Agent or U.S. Agent, as applicable, to such depository bank or securities intermediary, as applicable, directing the disposition of funds from time to time credited to such deposit or brokerage account, without further consent of such Borrower or Subsidiary; provided that, after the Closing Date, each Borrower shall have caused Goldman Sachs & Co. to have entered into such an agreement in respect of each Borrower’s brokerage account with Goldman Sachs & Co. prior to such accounts being used by such Borrower.

8.1.10. ERISA Plans.

(i) Promptly and in any event within 10 Business Days after U.S. Borrower or any ERISA Affiliate knows that a Reportable Event has occurred, such Borrower will provide a statement to Administrative Agent generally describing the Reportable Event and the action, if any, that such Borrower or ERISA Affiliate has taken or proposes to take with respect thereto.

(ii) On the date any records, documents or other information must be furnished to the Pension Benefit Guaranty Corporation by U.S. Borrower or its Subsidiaries with respect to any Plan pursuant to Section 4010 of ERISA, such Borrower will provide a copy of such records to Administrative Agent.

(iii) Promptly and in any event within 10 Business Days after receipt by U.S. Borrower or any ERISA Affiliate from the sponsor of a Multiemployer Plan, U.S. Borrower will provide copies to Administrative Agent of each notice concerning with respect to any such Multiemployer Plan, the imposition of withdrawal liability, its reorganization or termination (each within the meaning of Title IV of ERISA) or the amount of liability incurred or that may be incurred by such Borrower in connection with such event.

8.1.11. Canadian Pension and Benefit Plans. For each existing Canadian Pension Plan of Canadian Borrower or any of its Subsidiaries, such Borrower or Subsidiary, as applicable, shall ensure that such plan retains its registered status under and is administered in a timely manner in all material respects in accordance with the applicable pension plan text, funding agreement, the ITA and all other applicable laws, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(i) For each Canadian Pension Plan hereafter adopted by Canadian Borrower or any of its Subsidiaries which is required to be registered under the ITA or any other applicable laws, such Borrower or Subsidiary, as applicable, shall use its best efforts to seek and receive confirmation in writing from the applicable governmental authorities to the effect that such plan is unconditionally registered under the ITA and such other applicable laws, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(ii) For each existing and hereafter adopted Canadian Pension Plan and Canadian Benefit Plan of Canadian Borrower or any of its Subsidiaries, such Borrower or Subsidiary, as applicable, shall in a timely fashion perform in all material respects all obligations (including fiduciary, funding, investment and administration obligations) required to be performed in connection with such plan and the funding media therefor, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(iii) Canadian Borrower and each Subsidiary of such Borrower shall deliver to Administrative Agent, if requested by Administrative Agent or Canadian Agent, promptly after the filing thereof by such Borrower or Subsidiary, as applicable, with any applicable governmental authority, copies of each annual and other return, report or valuation with respect to each Canadian Pension Plan of such Borrower or Subsidiary, as applicable.

8.1.12. Collection and Disbursement Accounts. Within 90 days following the Closing Date, U.S. Borrower shall have established its primary U.S. collection and disbursement accounts with Bank, on terms and conditions acceptable to Administrative Agent and the U.S. Borrower, each acting reasonably.

8.1.13. Discharge of Registration. Canadian Borrower shall use commercially reasonable best efforts to discharge PPSA financing statement having reference file number 085295133 in favour of Mayville Machine Tools Limited within 60 days following payment in full for the Equipment which is the subject of such registration.

8.1.14. Subordinated Notes Trust Indenture. Each Borrower shall ensure that the United States Trust Company of New York, as trustee under the Subordinated Notes Trust Indenture, receives a notice, in a form acceptable to the Administrative Agent, within 10 days following the Closing Date, that the credit facility constituted hereby is “Designated Senior Debt” (as defined in the Subordinated Notes Trust Indenture) for purposes of the Subordinated Notes Trust Indenture.

8.1.15. German Obligor Indebtedness and Security. Canadian Borrower shall, upon Anchor Lamina GmbH (Chemnitz) becoming German Obligor, cause the instrument evidencing the indebtedness of German Obligor to Anchor Lamina (Barbados) Inc., the security granted by German Obligor to Anchor Lamina (Barbados) Inc. for such indebtedness and the assignment of the same to Canadian Agent, to at all times be enforceable in accordance with their terms and for such security and assignment to at all times, through the assignment of such security by Anchor Lamina (Barbados) Inc. to Canadian Agent, constitute first priority Liens in favour of Canadian Agent on all present and after-acquired Accounts of German Obligor, subject only to Permitted Liens and applicable law. The principal amount outstanding by German Obligor to Anchor Lamina (Barbados) Inc. shall, upon Anchor Lamina GmbH (Chemnitz) becoming German Obligor, at all times be greater than Cdn. $1,250,000, unless Canadian Borrower provides prior written notice to Administrative Agent that the principal amount outstanding by German Obligor to Anchor Lamina (Barbados) Inc. will be less than Cdn. $1,250,000, in which case the Accounts of German Obligor shall upon receipt of such notice not be included in the Canadian Borrowing Base, and at such time if the outstanding Canadian Revolving Credit Loans exceeds the limit expressed in subsection 1.1.1(ii) (excluding the Accounts of the German Obligor from the Canadian Borrowing Base), Canadian Borrower shall repay such excess, subject to Canadian Borrower’s right to reborrow to the extent then permitted under subsection 1.1.1.

8.1.16. Compliance by Subsidiaries. Each Borrower shall cause each of its Subsidiaries, including German Obligor and Anchor Lamina (Barbados) Inc., to comply, as and when required, with all covenants and other obligations pertaining to such Subsidiaries set out in this Agreement and in the other Loan Documents.

8.2. Negative Covenants.

During the Term, and thereafter for so long as there are any Obligations outstanding, each Borrower covenants that, unless otherwise consented to by Majority Lenders in writing, it shall not:

8.2.1. Amalgamations; Mergers; Consolidations; Acquisitions; Structural Changes. Amalgamate, merge or consolidate, or permit any Subsidiary of either Borrower to amalgamate, merge or consolidate, with any Person; nor change its or any of its Subsidiaries’ jurisdiction of incorporation or organization, Type of Organization or Organizational I.D. Number; nor acquire, nor permit any of its Subsidiaries to acquire, all or any substantial part of the Properties of any Person, except for:

(i) mergers (or transfers of Properties) of any U.S. resident Subsidiary of U.S. Borrower into U.S. Borrower or another wholly-owned U.S. resident Subsidiary of U.S. Borrower, amalgamations (or transfers of Properties) of any Canadian resident Subsidiary of Canadian Borrower with Canadian Borrower or another Canadian resident wholly-owned Subsidiary of Canadian Borrower, and similar consolidations of any German resident Persons with other German Persons, provided that in each case Majority Lenders are satisfied, acting reasonably, that there is no adverse effect on the consolidated financial position (including contingent liabilities) of the Borrower and its Subsidiaries, taken as a whole, and Administrative Agent shall receive, on the date of any such merger, amalgamation or consolidation, such additional security and guarantees from the merged, amalgamated or consolidated corporation or other Persons, not inconsistent with this

Agreement, such that the Agents’ and the Lenders’ security remains unimpaired, together with legal opinions in respect thereof, as it may require; and

(ii) acquisitions of assets from Persons other than any Subsidiaries or Affiliates of either Borrower consisting of Equipment or real Property that constitute Capital Expenditures permitted under subsection 8.2.8.

8.2.2. Loans. Make, or permit any Subsidiary of either Borrower to make, any loans or other advances of money to any Person, other than:

(i) for salary, travel advances, advances against commissions and other similar advances to officers and employees in the ordinary course of business;

(ii) extensions of trade credit in the ordinary course of business;

(iii) deposits with financial institutions permitted under this Agreement;

(iv) prepaid expenses;

(v) subject, in the case of a loan or advance by a Borrower, to the Transaction Availability Requirement being satisfied by the Borrower making a loan or advance immediately following the making a loan or advance, loans and advances to a Borrower or a Restricted Subsidiary, and loans or advances by a Subsidiary which is not a Restricted Subsidiary to another Subsidiary which is not a Restricted Subsidiary;

(vi) so long as no Event of Default is in existence or would be caused thereby, loans and advances by Canadian Borrower to a German Subsidiary of Canadian Borrower (directly or by way of loan to Anchor Lamina (Barbados) Inc.) provided that the aggregate principal amount of such loans and advances advanced after the Closing Date (net of amounts repaid) does not at any time exceed Cdn. $1,000,000 plus an amount of up to Cdn. $1,500,000 from the proceeds of the EOC Holdback, or from the proceeds of the EOC Adjustment to the extent not used to repurchase Subordinated Notes or subject to a reserve under subsection 3.3.8 (or such lesser amount as is received by Canadian Borrower in respect of the EOC Holdback or the EOC Adjustment);

(vii) so long as no Event of Default is in existence or would be caused thereby, loans and advances by Canadian Borrower to Anchor Lamina (Barbados) Inc. to cover taxes and routine operating costs payable by Anchor Lamina (Barbados) Inc. provided that the aggregate principal amount of such loans and advances advanced after the Closing Date (net of amounts repaid) does not at any time exceed Cdn. $300,000; and

(viii) loans and advances by Anchor Lamina (Barbados) Inc. to Subsidiaries of Canadian Borrower which are German Persons.

8.2.3. Total Indebtedness. Create, incur, assume, or suffer to exist, or permit any Subsidiary of either Borrower to create, incur, assume or suffer to exist, any Indebtedness for Money Borrowed, except:

(i) Obligations owing to any Agent or any Lender under this Agreement or any of the other Loan Documents;

(ii) Indebtedness, including without limitation Subordinated Debt, existing on the date of this Agreement and listed on Exhibit 8.2.3;

(iii) additional Subordinated Debt;

(iv) Permitted Purchase Money Indebtedness and Capitalized Lease Obligations (which together are subject to the combined limits referenced in the definition of “Permitted Purchase Money Indebtedness” set out in Appendix A);

(v) contingent liabilities arising out of endorsements of cheques and other negotiable instruments for deposit or collection in the ordinary course of business;

(vi) Guarantees of any Indebtedness permitted hereunder;

(vii) Indebtedness in respect of intercompany loans permitted under subsections 8.2.2(v), (vi), (vii) and (viii);

(viii) obligations to pay Rentals permitted by subsection 8.2.18;

(ix) letters of credit issued in the ordinary course of business of such Borrower or Subsidiary and supported by LC Guarantees;

(x) Derivative Obligations for bona fide hedging purposes in the ordinary course of the Borrowers’ business, not for purposes of speculation; and

(xi) Indebtedness not included in paragraphs (i) through (x) above which does not exceed at any time, in the aggregate for all Borrowers and their Subsidiaries, the sum of Cdn. $750,000.

8.2.4. Affiliate Transactions. Enter into, or be a party to, or permit any Subsidiary of either Borrower to enter into or be a party to, any transaction with any Affiliate of either Borrower or any holder of any Securities of either Borrower or any Subsidiary of either Borrower, including without limitation any management, consulting or similar fees, except:

(i) in the ordinary course of, and pursuant to the reasonable requirements of such Borrower’s or such Subsidiary’s, business and upon fair and reasonable terms which are no less favourable to such Borrower or such Subsidiary than would be obtained in a comparable arms-length transaction with a Person not an Affiliate or Security holder of such Borrower, so long as immediately following any such transaction the Transaction Availability Requirement is, if Canadian Borrower is party to such transaction, satisfied by Canadian Borrower;

(ii) out of the ordinary course of, and pursuant to the reasonable requirements of such Borrower’s or such Subsidiary’s, business and upon fair and reasonable terms which are no less favourable to such Borrower or such Subsidiary than would be obtained in a comparable arms-length transaction with a Person not an Affiliate or Security holder of such Borrower, so long as applicable Borrower provides Administrative Agent with 5 Business Days’ prior written notice of such transaction setting out in sufficient detail the terms and conditions of such transaction as may be required by Administrative Agent, acting reasonably, so long as immediately following any such transaction the Transaction Availability Requirement is, if Canadian Borrower is party to such transaction, satisfied by Canadian Borrower;

(iii) so long as no Default or Event of Default is in existence or would be caused thereby, Borrowers may pay quarterly management fees to TD Capital Group Limited or any of its Affiliates in an aggregate amount not in excess of U.S. $750,000 in any fiscal year of Borrowers;

(iv) as otherwise permitted under this Agreement; and

(v) equity contributions or subscriptions in Canadian Borrower by shareholders of Canadian Borrower.

During the occurrence and continuance of a Default or an Event of Default, the management fees referred to in subsection 8.2.4(iii) may accrue but may not be paid without the prior written consent of the Administrative Agent. Notwithstanding the foregoing, neither Borrower shall sell or otherwise dispose of any of its Equipment or real Property to the other Borrower, to any Subsidiary of either Borrower, to any Affiliate of either Borrower or to any holder of any Securities of either Borrower; provided that, so long as no Event of Default has occurred and is continuing or would result therefrom, the Borrowers may sell or dispose of Equipment or real Property to each other upon fair and reasonable terms which are no less favourable than would be obtained in a comparable arms-length transaction with a Person not an Affiliate or Security holder of such Borrower to the extent that the cumulative net value of all such transfers between Borrowers during the Term does not exceed Cdn. $1,000,000 (based on the fair market value of the Equipment or real Property transferred).

8.2.5. Limitation on Liens. Create or suffer to exist, or permit any Subsidiary of either Borrower to create or suffer to exist, any Lien upon any of its Property, income or profits, whether now owned or hereafter acquired, except:

(i) Liens at any time granted in favour of Canadian Agent for the benefit of Agents and Lenders and U.S. Agent for the benefit of Agents and Lenders;

(ii) Liens for taxes, assessments or governmental charges (excluding any Lien imposed pursuant to any of the provisions of ERISA) not yet due, or if due being contested in the manner described in subsection 7.1.14 hereto, but only if in Administrative Agent’s judgment such Lien would not reasonably be expected to adversely effect Agents’ or Lenders’ rights or the priority of Canadian Agent’s or U.S. Agent’s Lien on any Collateral;

(iii) Liens arising in the ordinary course of the business of either Borrower or any of its Subsidiaries by operation of law or regulation but only if payment in respect of any such Lien is not at the time required, or if required, payment of which is being contested in the manner described in subsection 7.1.14 hereto, and such Liens do not, in the aggregate, materially detract from the value of the Property of such Borrower or any of its Subsidiaries or materially impair the use of such Property in the operation of the business of such Borrower or any of its Subsidiaries;

(iv) Purchase Money Liens and Liens securing Capitalized Lease Obligations in an amount not to exceed, in the aggregate, the limit expressed in subsection 8.2.3(iv);

(v) such other Liens as appear on Exhibit 8.2.5 hereto;

(vi) Liens incurred or deposits made in the ordinary course of business in connection with (1) worker’s compensation, social security, unemployment insurance and other like laws or (2) sales contracts, bids or tenders, leases, statutory obligations, surety or customs bonds, work in progress advances and other similar obligations not incurred in connection with the borrowing of money or the payment of the deferred purchase price of property;

(vii) reservations, encroachments, easements, rights of way, covenants, conditions, restrictions, zoning and other land use regulations, title exceptions or encumbrances granted in the ordinary course of business, affecting real Property owned or leased by either Borrower or one of its Subsidiaries; provided that such exceptions do not in the aggregate materially interfere with the use of such Property in the ordinary course of such Borrower’s or such Subsidiary’s business;

(viii) judgment Liens that do not give rise to an Event of Default under subsection 10.1.17;

(ix) Liens securing intercompany loans permitted under subsection 8.2.2(v), (vi) and (viii);

(x) any lease from time to time of U.S. Borrower’s Connecticut real Property and leases from time to time of portions of either Borrower’s or Subsidiary’s owned Properties which do not materially interfere with the use of such Property in the ordinary course of such Borrower’s or such Subsidiary’s business; and

(xi) such other Liens as Majority Lenders may hereafter approve in writing.

8.2.6. Payments and Amendments of Certain Debt.

(i) make or permit any Subsidiary of either Borrower to make any payment of any part or all of any Subordinated Debt or take any other action or omit to take any other action in respect of any Subordinated Debt, except in accordance with any subordination agreement relative thereto or the subordination provisions thereof and any applicable limitations in this Agreement; provided, that notwithstanding the foregoing, Canadian Borrower may from time to time, solely with the proceeds of advances of the Delayed Draw Term Loans (other than accrued interest on such Subordinated Notes, which may be funded with the proceeds of the Canadian Revolving Credit Loans), or U.S. Borrower may from time to time, solely with the proceeds of advances of the Delayed Draw Term Loans (other than accrued interest on such Subordinated Notes, which may be funded with the proceeds of the U.S. Revolving Credit Loans) which are loaned by Canadian Borrower to U.S. Borrower to the extent permitted by subsection 8.2.2(v) of this Agreement, or either Borrower may to the extent permitted under subsection 3.3.8, repurchase portions of the Subordinated Notes if: (a) Borrowers have a minimum average combined Availability under the Revolving Credit Loans of Cdn. $5,000,000 during the Test Period and a minimum combined Availability under the Revolving Credit Loans of Cdn. $5,000,000 immediately following each such repurchase, (b) Borrowers have a minimum Fixed Charge Coverage Ratio equal to or greater than 1.0 to 1.0 for the period of 4 completed fiscal quarters in respect of which financial statements have been delivered to Administrative Agent pursuant to this Agreement (or such lesser number of quarters as has been started and completed in respect of which financial statements have been delivered to Administrative Agent pursuant to the terms of this Agreement since the Closing Date) immediately preceding the date of such repurchase, and, on a projected basis, Borrowers have a minimum Fixed Charge Coverage Ratio equal to or greater than 1.1 to 1.0 for the immediately following 12 month period commencing from the last day of the month immediately preceding the date of such repurchase (but in no event prior to December 1, 2002), on a pro forma basis, including the effect of such borrowing and repurchase, as evidenced by a certificate of the chief financial officer or treasurer of Canadian Borrower, (c) no Event of Default exists at the time of, or would result from, such repurchase, and (d) prior to the first advance of a Delayed Draw Term Loan or the first purchase of Subordinated Notes pursuant to subsection 3.3.8, Canadian Borrower shall have delivered to Administrative Agent draft audited financial statements for the year ending August 31, 2002 substantially in accord with the internal financial statements for the year ending August 31, 2002 previously provided to Administrative Agent (except for the treatment of goodwill and related effects). The requirement set out in paragraph (b) above, insofar as it applies to the period immediately preceding the date of the repurchase, shall not be applicable unless at least one fiscal quarter has been completed since the Closing Date in respect of which financial statements have been delivered to Administrative Agent pursuant to this Agreement; or

(ii) amend or modify, or permit any Subsidiary of either Borrower to amend or modify, any agreement, instrument or document evidencing or relating to any Subordinated Debt.

8.2.7. Distributions. Declare or make, or permit any Subsidiary of either Borrower to declare or make, any Distributions, except for:

(i) Distributions by any Subsidiary of either Borrower to such Borrower or to another Restricted Subsidiary that is its parent and Distributions by any Subsidiary which is not a Restricted Subsidiary (other than German Obligor) to another Subsidiary that is its parent;

(ii) Distributions paid solely in Securities of either Borrower or any of its Subsidiaries; and

(iii) Distributions by either Borrower in amounts necessary to permit such Borrower to repurchase Securities of such Borrower from officers or employees of such Borrower or any of its Subsidiaries employed on or after the Closing Date or officers or employees of Canadian borrower owning Securities of Canadian Borrower prior to the Closing Date, in connection with the termination of their employment or the death, disability, resignation, retirement or bankruptcy of such Person, so long as no Default or Event of Default exists at the time of or would be caused by the making of such Distributions, and the aggregate cash amount (excluding life insurance proceeds) of such Distributions, measured at the time when made, does not exceed Cdn. $2,000,000 over the Term.

8.2.8. Capital Expenditures. Make Capital Expenditures (including, without limitation, by way of capitalized leases) which, in the aggregate, as to Borrowers and all of their Subsidiaries, exceed the Equivalent of: Cdn. $6,500,000 for the fiscal year ending August 31, 2003, Cdn. $7,500,000 for the fiscal year ending August 31, 2004 and Cdn. $8,500,000 for the fiscal year ending August 31, 2005 except that 50% of the unused portion of the Capital Expenditure allowance for any fiscal year may be carried over to the immediately succeeding fiscal year only. If such Capital Expenditures are made in respect of any replaced Equipment in accordance with Section 6.4.2 hereof, the calculation of the value of such Capital Expenditures for purposes of the foregoing Capital Expenditure limits shall be net of the proceeds received (whether as proceeds of sale or disposition permitted by this Agreement or as proceeds of insurance to the extent such insurance proceeds were used in a manner permitted by this Agreement to replace Equipment in such year) for such replaced Equipment.

8.2.9. Disposition of Assets. Sell, lease or otherwise dispose of any of, or permit any Subsidiary of either Borrower to sell, lease or otherwise dispose of any of, its Properties, including any disposition of Property as part of a sale and leaseback transaction, to or in favour of any Person, except for:

(i) sales of Inventory in the ordinary course of business;

(ii) subject to the satisfaction of the applicable restrictions set out in subsection 8.2.4 and to the Transaction Availability Requirement being satisfied by the transferor Borrower immediately following a transfer, transfers of Property by a Borrower or a Subsidiary to another Borrower or to a Restricted Subsidiary;

(iii) dispositions of Equipment and other fixed assets in accordance with subsection 6.4.2;

(iv) dispositions of investments described in paragraphs (iv), (v), (vi), (vii) and (xii) of the definition of the term “Restricted Investments”;

(v) the licensing by a Borrower or Subsidiary of either Borrower of patents, trademarks or other Intellectual Property in the ordinary course of business of such Borrower or Subsidiary;

(vi) dispositions of the business carried on by the German Persons which are Subsidiaries of either Borrower substantially as a whole whether by way of asset or share sale, provided the net proceeds of such dispositions are applied to pay down Revolving Credit Loans in accordance with subsection 3.3.1 and provided also that if German Obligor ceases to be a Subsidiary of Canadian Borrower, the Accounts of German Obligor shall not be included in Canadian Borrowing Base; and

(vii) other dispositions expressly authorized by this Agreement.

8.2.10. Securities of Subsidiaries. Permit any of its Subsidiaries to issue any additional Securities except to either Borrower or to a Restricted Subsidiary (or in the case of a Subsidiary which is not a Restricted Subsidiary, to the shareholder thereof), and except for director’s qualifying Securities.

8.2.11. Bill-and-Hold Sales, Etc. Make, or permit any Subsidiary of either Borrower to make, a sale to any customer on a bill-and-hold, guaranteed sale, sale and return, sale on approval, repurchase or return or consignment basis; provided that, the Borrowers and it Subsidiaries may make, or permit any Subsidiary of either Borrower to make, a sale to any customer on a bill-and-hold, guaranteed sale, sale and return, sale on approval, repurchase or return or consignment basis to the extent that the original face value of all such transactions does not exceed Cdn. $50,000 in the aggregate during the Term.

8.2.12. Restricted Investment. Make or have, or permit any Subsidiary of either Borrower to make or have, any Restricted Investment.

8.2.13. Subsidiaries and Joint Ventures. Except in accordance with Section 8.2.12, create, acquire or otherwise suffer to exist, or permit any Subsidiary of either Borrower to create, acquire or otherwise suffer to exist, any Subsidiary or joint venture arrangement not in existence as of the date hereof, unless, with respect to the creation of Subsidiaries, subsection 8.1.8 has been satisfied in full.

8.2.14. Tax Consolidation. File or consent to the filing of any consolidated income tax return with any Person other than Canadian Borrower’s Subsidiaries.

8.2.15. Organizational Documents. Agree to, or suffer to occur, any amendment, supplement or addition to its or any of its Restricted Subsidiaries’, Anchor Lamina (Barbados) Inc.’s and German Obligor’s charter, articles or certificate of incorporation, certificate of formation, limited partnership agreement, bylaws, limited liability agreement, operating agreement or other organizational documents (as the case may be), that would have the effect of changing any such Person’s legal name or that would reasonably be expected to have a Material Adverse Effect. Notwithstanding the foregoing, either Borrower, any Restricted Subsidiary of either Borrower, Anchor Lamina (Barbados) Inc. or German Obligor may change its legal name if Canadian Borrower has first provided Administrative Agent with 20 days prior written notice thereof and promptly takes such steps, if any, as Administrative Agent reasonably requests to maintain the validity or perfection of the Liens created hereunder and under the Security Documents.

8.2.16. Fiscal Year End. Change, or permit any Subsidiary of either Borrower to change, its fiscal year end.

8.2.17. Negative Pledges. Enter into, or permit any of its Subsidiaries to enter into, any agreement limiting the ability of either Borrower or any of its Subsidiaries to voluntarily create Liens securing the Obligations or any part of them upon any of its Property, except for (i) agreements relating to Permitted Purchase Money Liens and Liens securing Capitalized Lease Obligations, which combined do not exceed the permitted limit of Permitted Purchase Money Indebtedness, but only to the extent that the limitations, if any, contained in any agreement relating to such Liens restrict the transfer of the Property subject to such Liens (but no other Property), and (ii) such limitations, if any, contained in customary nonassignment provisions entered into in the ordinary course of business consistent with past practices in leases, licences and other contracts; provided that, such limitations and restrictions do not have a Material Adverse Effect.

8.2.18. Leases. Become, or permit any of its Subsidiaries to become, a lessee under any operating lease (other than a lease under which either Borrower or any of its Subsidiaries is lessor) of Property if the aggregate Rentals payable during any current or future period of twelve (12) consecutive months under the lease in question and all other operating leases under which either Borrower or any of its Subsidiaries is then lessee would exceed Cdn. $1,250,000. The term “Rentals” means, as of the date of determination, all payments which the lessee is required to make by the terms of any operating lease.

8.2.19. Head Office. Permit its chief executive office or principal office, as the case may be, to be located outside of the Province of Ontario, for Canadian Borrower, and the State of Michigan, for U.S. Borrower, without first having provided Administrative Agent with 20 days prior written notice thereof and promptly taking other steps, if any, as Administrative Agent reasonably requests to maintain the validity or perfection of the Liens created hereunder and under the Security Documents.

8.2.20. Series I Preferred Shares. Canadian Borrower shall not issue, grant any options on, have outstanding, or provide any Person with any right to, any Series I Preferred Shares of Canadian Borrower.

8.2.21. German Obligor Indebtedness and Security. Upon Anchor Lamina GmbH (Chemnitz) becoming German Obligor, the instrument evidencing the indebtedness owing by German Obligor to Anchor Lamina (Barbados) Inc. shall not be rescinded or terminated, nor shall such indebtedness be demanded or accelerated. German Obligor shall have no right of, and shall not claim, set-off or counterclaim against such indebtedness.

8.3. Specific Financial Covenants.

During the Term, and thereafter for so long as there are any Obligations outstanding, each Borrower covenants that, unless otherwise consented to by Majority Lenders, in writing, it shall comply with all of the financial covenants set forth in Exhibit 8.3 hereto. If GAAP changes from the basis used in preparing the audited financial statements delivered to Administrative Agent by Borrowers on or before the Closing Date, Borrowers will provide Administrative Agent with certificates demonstrating compliance with such financial covenants and will include, at the election of Borrowers or upon the request of Administrative Agent, calculations setting forth the adjustments necessary to demonstrate how Borrowers are also in compliance with such financial covenants based upon GAAP as in effect on the Closing Date.

SECTION 9. CONDITIONS PRECEDENT

Notwithstanding any other provision of this Agreement or any of the other Loan Documents, and without affecting in any manner the rights of any Agent or any Lender under the other sections of this Agreement, no Lender shall be required to make any Loan, nor shall any Agent be required to or issue or procure any Letter of Credit or LC Guarantee unless and until each of the following conditions has been satisfied (provided that the condition set out in Section 9.3 to 9.6 need only be satisfied at the time the initial Loans are made):

9.1 Documentation.

Each Agent shall have received, in form and substance satisfactory to such Agent and its counsel, a duly executed copy of this Agreement and the other Loan Documents, together with such additional documents, instruments, opinions and certificates as such Agent and its counsel shall reasonably require in connection therewith from time to time, all in form and substance satisfactory to such Agent and its counsel.

9.2. No Default.

No Default or Event of Default shall exist.

9.3. Other Conditions.

Each of the conditions precedent set forth in the other Loan Documents shall have been satisfied.

9.4. Availability.

Administrative Agent shall have determined that immediately after Lenders have made the initial Loans and after the issuance or procurement of the initial Letters of Credit and LC Guarantees contemplated hereby, and Borrowers have paid (or, if accrued, treated as paid), all closing costs incurred in connection with the transactions contemplated hereby, and have reserved an amount sufficient to pay all trade payables greater than 60 days past due and Prior Claims (to the extent not already deducted in determining Availability), combined Availability under the Revolving Credit Loans shall not be less than Cdn. $5,000,000.

9.5. No Litigation.

No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, or which is related to or arises out of this Agreement or the consummation of the transactions contemplated hereby. No request for payment pursuant to Subsection 224(1.1) of the ITA, or any comparable provision of any other applicable law, shall have been received by any Agent, any Lender or any Person in respect of either Borrower.

9.6. Material Adverse Effect.

As of the Closing Date, since August 31, 2002, there has not been any material adverse change in the business, assets, financial condition, income or prospects of the Borrower and its Subsidiaries taken as a whole.

SECTION 10. EVENTS OF DEFAULT; RIGHTS AND REMEDIES ON DEFAULT

10.1. Events of Default.

The occurrence of one or more of the following events shall constitute an “Event of Default”:

10.1.1. Payment of Obligations. Either Borrower shall fail to pay any of the Obligations hereunder or under any Note on the due date thereof (whether due at stated maturity, on demand, upon acceleration or otherwise).

10.1.2. Misrepresentations. Any representation or warranty made or furnished to any Agent or any Lender by or on behalf of either Borrower, any Subsidiary of either Borrower or any Guarantor in this Agreement, any of the other Loan Documents or any instrument, certificate or financial statement furnished in compliance with or in reference thereto proves to have been false or misleading in any respect when made, furnished or reaffirmed pursuant to Section 7.2 hereof (where such representation or warranty was qualified by any “materiality” concept) or in all other cases false or misleading in any material respect when made, furnished or reaffirmed pursuant to Section 7.2 hereof.

10.1.3. Breach of Specific Covenants. Either Borrower shall fail or neglect to perform, keep or observe any covenant contained in Section or subsection 6.1.1, 6.1.2, 6.2.4, 6.2.5, 8.1.1, 8.1.2, 8.2 or 8.3 hereof on the date that such Borrower is required to perform, keep or observe such covenant or shall fail or neglect to perform, keep or observe any covenant contained in Section 5.2.1, 5.2.2, 5.3, 5.4, 8.1.3, 8.1.4, 8.1.8 or 8.1.9 hereof within 5 days following the date on which such Borrower is required to perform, keep or observe such covenant.

10.1.4. Breach of Other Covenants. Either Borrower shall fail or neglect to perform, keep or observe any covenant contained in this Agreement (other than a covenant which is dealt with specifically elsewhere in Section 10.1 hereof) and the breach of such other covenant is not cured to Administrative Agent’s satisfaction within 15 days after the sooner to occur of such Borrower’s receipt of notice of such breach from Administrative Agent or the date on which such failure or neglect first becomes known to any officer of such Borrower.

10.1.5. Default Under Security Documents or Other Agreements. Any event of default shall occur under, or either Borrower, any of its Subsidiaries or any other Guarantor shall default in the performance or observance of any term, covenant, condition or agreement contained in, any of the Security Documents, or the Other Agreements and such default shall continue beyond any applicable grace period therein; provided that, if for any such event, condition or occurrence there is no grace period provided in any such Security Document or Other Agreement, subsection 10.1.4 shall govern.

10.1.6. Other Defaults Relating to Indebtedness. There shall occur any default or event of default on the part of either Borrower, any Subsidiary of such Borrower or any other Guarantor under any agreement, document or instrument to which such Borrower, such Subsidiary or such Guarantor is a party or by which such Borrower, such Subsidiary or such Guarantor or any of its Property is bound, evidencing or relating to any Indebtedness for Money Borrowed (other than the Obligations or the Subordinated Notes) with an outstanding principal balance in excess of Cdn. $1,000,000, if the payment or maturity of such Indebtedness is or could be accelerated in consequence of such event of default or demand for payment of such Indebtedness is made or could be made in accordance with the terms thereof.

10.1.7. Default under Subordinated Notes Trust Indenture. There shall have occurred any default or event of default on the part of either Borrower under the Subordinated Note Trust Indenture and such default or event of default shall continue beyond any applicable grace period, or any Agent or Lender, or either Borrower, shall have received notice of declaration by or on behalf of the trustee (or other applicable representative) or the holders of not less than 25% in principal amount of the Subordinated Notes of the acceleration of any indebtedness under the Subordinated Note Trust Indenture or the Subordinated Notes or any acceleration of any indebtedness under the Subordinated Note Trust Indenture or the Subordinated Notes shall have occurred.

10.1.8. Uninsured Losses. Any loss, theft, damage or destruction of Collateral in excess of Cdn. $1,000,000, in the aggregate, of the amount covered by insurance (based on the fair market value of the Collateral or portion of Collateral lost, stolen, damaged or destroyed, and subject to such deductibles and self-insurance retentions as Administrative Agent shall have permitted); provided that, in the case of the loss, theft, damage or destruction of Collateral which is not covered by insurance because such loss, theft, damage or destruction is not insurable or is not customarily insured against in the industry in which the Borrowers operate, as agreed to by the Administrative Agent, acting reasonably, no Event of Default shall occur hereunder unless the fair market value of the Collateral or portion thereof lost, stolen, damaged or destroyed is Cdn. $5,000,000 or more, in the aggregate, in excess of the amount covered by insurance (based on the fair market value of the Collateral or portion of Collateral lost, stolen, damaged or destroyed); provided further that, no Event of Default shall have occurred if an equity contribution or subscription (otherwise permitted hereunder) in Canadian Borrower is made in an amount not less than the excess over Cdn. $1,000,000 or Cdn. $5,000,000, as applicable, of the fair market value of the Collateral or portion thereof lost, stolen, damaged or destroyed.

10.1.9. Insolvency and Related Proceedings. Either Borrower, any Subsidiary of either Borrower or any other Guarantor shall cease to be Solvent (Adjusted) or shall suffer the appointment of a receiver, receiver-manager, trustee, custodian or similar fiduciary, or shall make an assignment for the benefit of creditors, or any petition for an order for relief or in bankruptcy shall be filed by or against either Borrower, any Subsidiary of either Borrower or any other Guarantor under Canadian Insolvency Laws or U.S. federal bankruptcy laws (if against either Borrower, any Subsidiary of either Borrower or any other Guarantor, such proceedings continue for more than 30 days), or either Borrower, any Subsidiary of either Borrower or any other Guarantor shall make any offer of settlement, extension, arrangement or composition to their respective unsecured creditors generally.

10.1.10. Business Disruption; Condemnation. There shall occur a cessation of a substantial part of the business of either Borrower, any Subsidiary of either Borrower or any other Guarantor for a period which materially adversely affects the Borrowers’ capacity taken as a whole to continue their business on a profitable basis having regard to any proceeds of business interruption insurance and such other factors as are material in the circumstances; or either Borrower, any Subsidiary of either Borrower or any other Guarantor shall suffer the loss or revocation of any license or permit now held or hereafter acquired by such Borrower, such Subsidiary or any other Guarantor which is necessary to the continued or lawful operation of its business and such loss or revocation has a Material Adverse Effect; or either Borrower, any Subsidiary of either Borrower or any other Guarantor shall be enjoined, restrained or in any way prevented by court, governmental or administrative order from conducting all or any part of its business affairs and such enjoining, restraining or preventing has a Material Adverse Effect; or any lease or agreement pursuant to which either Borrower, any Subsidiary of either Borrower or any other Guarantor leases, uses or occupies any Property shall be canceled or terminated prior to the expiration of its stated term, except any such lease or agreement the cancellation or termination of which could not reasonably be expected to have a Material Adverse Effect; or any material portion of the Collateral shall be taken through expropriation or condemnation or the value of such Property shall be impaired through expropriation or condemnation, except where such expropriation or condemnation could not reasonably be expected to have a Material Adverse Effect.

10.1.11. Change of Ownership. (a) TD Capital Group Limited, Royal Bank of Canada and Ontario Teachers’ Pension Plan Board (and their respective successors and Affiliates) shall cease among them to own and control, beneficially and of record either (i) in excess of 50.1% of the issued and outstanding Voting Stock of Canadian Borrower or (ii) a sufficient percentage of the issued and outstanding Voting Stock of Canadian Borrower, or an ability by contract, to control the board of directors of Canadian Borrower, or (b) Canadian Borrower shall cease to own and control, beneficially and of record (directly or indirectly), 100% of the issued and outstanding

Securities and Voting Stock of U.S. Borrower and each of its other Subsidiaries’ other than non-wholly owned Subsidiaries acquired after the date hereof in accordance with this Agreement; or (c) Canadian Borrower shall cease to own and control, beneficially and of record (directly), 100% the issued and outstanding Securities and Voting Stock of each of U.S. Borrower and (unless arrangements are made to the satisfaction of Administrative Agent, in its sole discretion, to preserve without impairment the security requirements contemplated by this Agreement), Anchor Lamina (Barbados) Inc. and Anchor Lamina Holdings GmbH. (unless disposed of in accordance with subsection 8.2.9(vi).

10.1.12. Canadian Pension Plans. Any of the following events or conditions has occurred and such event or condition could reasonably be expected to have a Material Adverse Effect: (a) Canadian Borrower or any of its Subsidiaries terminates any Canadian Pension Plan; (b) an event providing grounds to terminate or wind-up a Canadian Pension Plan in whole or in part by order of any applicable pension regulatory authority; (c) any event or condition which would require the appointment by the applicable regulator of a trustee or similar Person to administer a Canadian Pension Plan.

10.1.13. ERISA. A Reportable Event shall occur that in Administrative Agent’s determination, constitutes grounds for the termination by the Pension Benefit Guaranty Corporation of any Plan or for the appointment by the appropriate United States district court of a trustee for any Plan, or any Plan shall be terminated or any such trustee shall be requested or appointed, or if U.S. Borrower, any Subsidiary of U.S. Borrower or any other Guarantor is in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan resulting from U.S. Borrower’s, such Subsidiary’s or such Guarantor’s complete or partial withdrawal from such Plan and any such event could reasonably be expected to have a Material Adverse Effect.

10.1.14. Challenge to Agreement. Either Borrower, any Subsidiary of either Borrower or any other Guarantor, or any Affiliate of any of them, shall challenge or contest in any action, suit or proceeding the validity or enforceability of this Agreement or any of the other Loan Documents, the legality or enforceability of any of the Obligations or the perfection or priority of any Lien granted to Canadian Agent or U.S. Agent.

10.1.15. Repudiation of or Default Under Guarantee Agreement. Any Guarantor shall revoke or attempt to revoke the Guarantee Agreement signed by such Guarantor, or shall repudiate such Guarantor’s liability thereunder.

10.1.16. Criminal Forfeiture. Either Borrower, any Subsidiary of either Borrower or any other Guarantor shall be indicted or convicted under any criminal law where such indictment or conviction, as applicable, could lead to a forfeiture of any Property of such Borrower, such Subsidiary or such Guarantor.

10.1.17. Judgments. Any money judgments, writ of attachment or similar processes (collectively, “Judgments”) are issued or rendered against either Borrower, any Subsidiary of either Borrower or any other Guarantor, or any of their respective Properties (i) in the case of money judgments, in an amount of Cdn. $1,000,000 or more for any single judgment, attachment or process or Cdn. $2,000,000 or more for all such judgments, attachments or processes in the aggregate, in each case in excess of any applicable insurance with respect to which the insurer has admitted liability, and (ii) in the case of non-monetary Judgments, such Judgment or Judgments (in the aggregate) could reasonably be expected to have a Material Adverse Effect, in each case which Judgment is not stayed, bonded, released or discharged within 30 days.

10.1.18. Material Adverse Effect. Any event occurs which has a Material Adverse Effect.

10.2. Acceleration of the Obligations.

Upon or at any time after the occurrence and during the continuance of an Event of Default, (i) the Revolving Loan Commitments and/or the Delayed Draw Term Loan Commitments shall, at the option of Administrative Agent or Majority Lenders, be terminated and/or (ii) Administrative Agent or Majority Lenders may declare all or any portion of the Obligations at once due and payable without presentment, demand protest or further notice by any Agent or any Lender, and Borrowers shall forthwith pay to Administrative Agent, the full amount of such Obligations, provided, that upon the occurrence of an Event of Default specified in subsection 10.1.9 hereof, the Revolving Loan Commitments and the Delayed Draw Term Loan Commitments shall automatically be terminated and all of the Obligations shall become automatically due and payable, in each case without declaration, notice or demand by Administrative Agent or any Lender.

10.3. Other Remedies.

Upon the occurrence and during the continuance of an Event of Default, each Agent shall have and may exercise from time to time the following other rights and remedies:

10.3.1. All of the rights and remedies of a secured party under the PPSA, UCC or under other applicable law, and all other legal and equitable rights to which any Agent or any Lender may be entitled, all of which rights and remedies shall be cumulative and shall be in addition to any other rights or remedies contained in this Agreement or any of the other Loan Documents, and none of which shall be exclusive.

10.3.2. The right to take immediate possession of the Collateral, and to (i) require each Borrower and each of its Subsidiaries to assemble the Collateral, at such Borrower’s expense, and make it available to such Agent at a place designated by such Agent which is reasonably convenient to both parties, and (ii) enter any premises where any of the Collateral shall be located and to keep and store the Collateral on said premises until sold (and if said premises be the Property of either

Borrower or any Subsidiary of either Borrower, such Borrower agrees not to charge, or permit any of its Subsidiaries to charge, such Agent for storage thereof).

10.3.3. The right to sell or otherwise dispose of all or any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale or sales, with such notice as may be required by law, in whole or in part, in lots or in bulk, for cash or on credit, all as such Agent, in its sole discretion, may deem advisable. To the extent permitted by law, each Agent may, at such Agent’s option, disclaim any and all warranties regarding the Collateral in connection with any such sale. Each Borrower agrees that 15 days’ written notice to such Borrower or any of its Subsidiaries of any public or private sale or other disposition of Collateral, or such shorter period as may be permitted by law, shall be commercially reasonable notice thereof, and such sale shall be at such locations as any Agent may designate in said notice. Each Agent shall have the right to conduct such sales on each Borrower’s or any of its Subsidiaries’ premises, without charge therefor, and such sales may be adjourned from time to time in accordance with applicable law. Each Agent shall have the right to sell, lease or otherwise dispose of the Collateral, or any part thereof, for cash, credit or any combination thereof, and each Agent, on behalf of Lenders, may purchase all or any part of the Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of such purchase price, may set off the amount of such price against the Obligations. The proceeds realized from the sale of any Collateral may be applied, after allowing 2 Business Days for collection, first to the costs, expenses and legal fees incurred by each Agent in collecting the Obligations, in enforcing the rights of Agents and Lenders under the Loan Documents and in collecting, retaking, completing, protecting, removing, storing, advertising for sale, selling and delivering any Collateral, second to the interest due upon any of the Obligations; and third, to the principal of the Obligations. If any deficiency shall arise, each Borrower and each Guarantor shall remain jointly and severally liable to Agents and Lenders therefor.

10.3.4. Each Agent is hereby granted a license or other right to use, without charge, each Borrower’s and each of its Subsidiary’s labels, patents, copyrights, licenses, rights of use of any name, trade secrets, tradenames, trademarks and advertising matter, or any Property of a similar nature, as it pertains to the Collateral, in completing, advertising for sale and selling any Collateral and each Borrower’s and each of its Subsidiary’s rights under all licenses and all franchise agreements shall inure to each Agent’s benefit.

10.3.5. Administrative Agent may, at its option, require each Borrower to deposit with Canadian Agent or U.S. Agent, as appropriate, funds equal to the applicable LC Amount and, if such Borrower fails to promptly make such deposit, the applicable Agent may advance such amount as a Revolving Credit Loan (whether or not an Overadvance is created thereby). Each such Revolving Credit Loan shall be secured by all of the Collateral and shall bear interest as a Canadian Prime Rate Loan or Base Rate Loan, as applicable. Any such deposit or advance shall be held by the applicable Agent as a reserve to fund future payments on such LC Guarantees and future drawings against such Letters of Credit. At such time as all LC Guarantees have been paid or terminated and all Letters of Credit have been drawn upon or expired, any amounts remaining in such reserve shall be applied against any outstanding Obligations, or, if all Obligations have been indefeasibly paid in full, returned to the applicable Borrower as may be permitted by law.

10.4. Set Off and Sharing of Payments.

In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, during the continuance of any Event of Default each Agent and each Lender is hereby authorized by each Borrower at any time or from time to time, with prior written consent of Administrative Agent to set off and to appropriate and to apply any and all (i) balances held by such Agent or Lender at any of its offices for the account of such Borrower or any of its Subsidiaries (regardless of whether such balances are then due to such Borrower or its Subsidiaries), and (ii) other property at any time held or owing by such Agent or Lender to or for the credit or for the account of such Borrower or any of its Subsidiaries, against and on account of any of the Obligations. Any Lender exercising a right to set off shall, to the extent the amount of any such set off exceeds its Revolving Loan Percentage of the amount set off, purchase for cash (and the other Lenders shall sell) interests in each such other Lender’s pro rata share of the Obligations as would be necessary to cause such Lender to share such excess with each other Lender in accordance with their respective Revolving Loan Percentages. Each Borrower agrees, to the fullest extent permitted by law, that any Lender may exercise its right to set off with respect to amounts in excess of its pro rata share of the Obligations and upon doing so shall deliver such excess to Administrative Agent for the benefit of all Lenders in accordance with the Revolving Loan Percentages.

10.5. Remedies Cumulative; No Waiver.

All covenants, conditions, provisions, warranties, guarantees, indemnities, and other undertakings of each Borrower contained in this Agreement and the other Loan Documents, or in any document referred to herein or contained in any agreement supplementary hereto or in any schedule or in any Guarantee Agreement given to any Agent or any Lender or contained in any other agreement between any Lender and either Borrower or between any Agent and either Borrower heretofore, concurrently, or hereafter entered into, shall be deemed cumulative to and not in derogation or substitution of any of the terms, covenants, conditions, or agreements of each Borrower herein contained. The failure or delay of any Agent or any Lender to require strict performance by either Borrower of any provision of this Agreement or to exercise or enforce any rights, Liens, powers, or remedies hereunder or under any of the aforesaid agreements or other documents or security or Collateral shall not operate as a waiver of such performance, Liens, rights, powers and remedies, but all such requirements, Liens, rights, powers, and remedies shall continue in full force and effect until all Loans and other Obligations owing or to become owing from each Borrower to each Agent and each Lender have been fully satisfied and this Agreement has been terminated. None of the undertakings, agreements, warranties, covenants and representations of either Borrower contained in this Agreement or any of the other Loan Documents and no Default or Event of Default by either Borrower under this Agreement or any other Loan Documents shall be deemed to have been suspended or waived by Agents or Lenders, unless such suspension or waiver is by an instrument in writing specifying such suspension or waiver and is signed by a duly authorized representative of Administrative Agent and directed to Borrowers.

SECTION 11. AGENTS

11.1. Authorization and Action.

Each Lender hereby appoints and authorizes each Agent to take such action on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Each Lender hereby acknowledges that no Agent shall have by reason of this Agreement assumed a fiduciary relationship in respect of any Lender. In performing its functions and duties under this Agreement, each Agent shall act solely as an agent of Lenders and shall not assume, or be deemed to have assumed, any obligation toward, or relationship of agency or trust with or for, either Borrower. As to any matters not expressly provided for by this Agreement and the other Loan Documents (including without limitation enforcement and collection of the Notes), each Agent may, but shall not be required to, exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders, whenever such instruction shall be requested by such Agent or required hereunder, or a greater or lesser number of Lenders if so required hereunder, and such instructions shall be binding upon all Lenders; provided, that each Agent shall be fully justified in failing or refusing to take any action which exposes such Agent to any liability or which is contrary to this Agreement, the other Loan Documents or applicable law, unless such Agent is indemnified to its satisfaction by the other Lenders against any and all liability and expense which it may incur by reason of taking or continuing to take any such action. If any Agent seeks the consent or approval of the Majority Lenders (or a greater or lesser number of Lenders as required in this Agreement), with respect to any action hereunder, such Agent shall send notice thereof to each Lender and shall notify each Lender at any time that the Majority Lenders (or such greater or lesser number of Lenders) have instructed such Agent to act or refrain from acting pursuant hereto.

11.2. Each Agent’s Reliance, Etc.

Neither any Agent, any Affiliate of any Agent, nor any of their respective directors, officers, agents or employees shall be liable to the Lenders for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, each Agent: (i) may treat each Lender party hereto as the holder of Obligations until such Agent receives written notice of the assignment or transfer or such Lender’s portion of the Obligations signed by such Lender and in form reasonably satisfactory to such Agent; (ii) may consult with legal counsel, independent chartered or public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iii) makes no warranties or representations to any Lender or other Agent and shall not be responsible to any Lender or other Agent for any recitals, statements, warranties or representations made in or in connection with this Agreement or any other Loan Documents; (iv) shall not have any duty beyond such Agent’s customary practices in respect of loans in which such Agent is the only lender, to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of either Borrower, to inspect the property (including the books and records) of either Borrower, to monitor the financial condition of either Borrower or to ascertain the existence or possible existence or continuation of any Default or Event of Default; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (vi) shall not be liable to any Lender for any action taken, or inaction, by any Agent upon the instructions of Majority Lenders pursuant to Section 11.1 hereof or refraining to take any action pending such instructions; (vii) shall not be liable for any apportionment or distributions of payments made by it in good faith pursuant to Section 3 hereof; (viii) shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, consent, certificate, message or other instrument or writing (which may be by telephone, facsimile, telegram, cable or telex) believed in good faith by it to be genuine and signed or sent by the proper party or parties; and (ix) may assume that no Event of Default has occurred and is continuing, unless such Agent has actual knowledge of the Event of Default, has received notice from either Borrower or either Borrower’s independent chartered or certified public accountants stating the nature of the Event of Default, or has received notice from a Lender stating the nature of the Event of Default and that such Lender considers the Event of Default to have occurred and to be continuing. In the event any apportionment or distribution described in clause (vii) above is determined to have been made in error, the sole recourse of any Person to whom payment was due but not made shall be to recover from the recipients of such payments any payment in excess of the amount to which they are determined to have been entitled.

11.3. Fleet, Fleet Canada and Affiliates.

With respect to its commitment hereunder to make Loans, each of Fleet and Fleet Canada shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though it were not Agent; and the terms “Lender,” “Lenders” or “Majority Lenders” shall, unless otherwise expressly indicated, include each of Fleet and Fleet Canada in its individual capacity as a Lender. Fleet and Fleet Canada and their respective Affiliates may lend money to, and generally engage in any kind of business with, each Borrower, and any Person who may do business with or own Securities of each Borrower all as if neither Fleet or Fleet Canada were an Agent and without any duty to account therefor to any other Lender.

11.4. Lender Credit Decision.

Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on the financial statements referred to herein and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. No Agent shall have any duty or responsibility, either initially or on an ongoing basis, to provide any Lender with any credit or other similar information regarding either Borrower.

11.5. Indemnification.

Lenders agree to indemnify each Agent (to the extent not reimbursed by Borrowers), in accordance with their respective Aggregate Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against such Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by such Agent under this Agreement; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse each Agent promptly upon demand for its ratable share, as set forth above, of any out-of-pocket expenses (including legal fees) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiation, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Loan Document, to the extent that such Agent is not reimbursed for such expenses by either Borrower. The obligations of Lenders under this Section 11.5 shall survive the payment in full of all Obligations and the termination of this Agreement. If after payment and distribution of any amount by any Agent to Lenders, any Lender or any other Person, including either Borrower, any creditor of either Borrower, a liquidator, administrator or trustee in bankruptcy, recovers from such Agent any amount found to have been wrongfully paid to such Agent or disbursed by such Agent to Lenders, then Lenders, in accordance with their respective Aggregate Percentages, shall reimburse such Agent for all such amounts.

11.6. Rights and Remedies to be Exercised by Agents Only.

Each Lender agrees that, except as set forth in Section 10.4, no Lender shall have any right individually (i) to realize upon the security created by this Agreement or any other Loan Document, (ii) to enforce any provision of this Agreement or any other Loan Document, or (iii) to make demand under this Agreement or any other Loan Document.

11.7. Agency Provisions Relating to Collateral.

Each Lender authorizes and ratifies each Agent’s entry into this Agreement and the Security Documents for the benefit of Lenders and confirms the appointment of the Fondé de Pouvoir under the Deed of Hypothec as the person holding the power of attorney for the holders of debentures and other titles of indebtedness for all purposes of Article 2692 of the

Civil Code of Quebec. Each Lender agrees that any action taken by each Agent with respect to the Collateral in accordance with the provisions of this Agreement or the Security Documents, and the exercise by each Agent of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all Lenders. Each Agent is hereby authorized on behalf of all Lenders, without the necessity of any notice to or further consent from any Lender to take any action with respect to any Collateral or the Loan Documents which may be necessary to perfect and maintain perfected such Agent’s Liens upon the Collateral, for its benefit and the ratable benefit of Agents and Lenders. Lenders hereby irrevocably authorize such Agent, at its option and in its discretion, to release any Lien granted to or held by such Agent upon any Collateral (i) upon termination of the Agreement and payment and satisfaction of all Obligations; or (ii) constituting property being sold or disposed of if Borrowers certify to Administrative Agent that the sale or disposition is made in compliance with subsection 8.2.9 hereof (and Agents may rely conclusively on any such certificate, without further inquiry); or (iii) constituting property in which neither Borrower owned any interest at the time the Lien was granted or at any time thereafter; or (iv) in connection with any foreclosure sale or other disposition of Collateral after the occurrence and during the continuation of an Event of Default or (v) if approved, authorized or ratified in writing by Administrative Agent at the direction of all Lenders. Upon request by any Agent at any time, Lenders will confirm in writing such Agent’s authority to release particular types or items of Collateral pursuant hereto. No Agent shall have any obligation whatsoever to any Lender or to any other Person to assure that the Collateral exists or is owned by either Borrower or is cared for, protected or insured or has been encumbered or that the Liens granted to such Agent herein or pursuant to the Security Documents have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of its rights, authorities and powers granted or available to such Agent in this Section 11.7 or in any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, each Agent may act in any manner it may deem appropriate, in its sole discretion, but consistent with the provisions of this Agreement, including given such Agent’s own interest in the Collateral as a Lender and that no Agent shall have any duty or liability whatsoever to any Lender or any other Person. For the purposes of any security granted by Canadian Borrower in the Province of Quebec, each Canadian Lender, by its agreement to become a Canadian Lender, shall be deemed to have agreed to and ratified the following: (a) that notwithstanding any law to the contrary, including without limitation article 32 of an Act Respecting The Special Powers of Legal Persons (Québec), Canadian Agent may, as the person holding the power of attorney of Canadian Lenders (both present and future), acquire, on its own behalf and on behalf of the other Canadian Lenders (both present and future), debentures or other titles of indebtedness issued by Canadian Borrower, even though Canadian Agent has been appointed as Fondé de Pouvoir for the Debentureholder under the Deed of Hypothec, and (b) if any of the above-mentioned debentures or other titles of indebtedness are pledged in favour of Canadian Agent, it shall hold same as agent for the benefit of all Canadian Lenders (both present and future), the whole without any writing or other formality being required on the part of Canadian Agent, Canadian Borrower or any of the Canadian Lenders.

11.8. Each Agent’s Right to Purchase Commitments.

Each Agent shall have the right, but shall not be obligated, at any time upon written notice to any Lender and with the consent of such Lender, which may be granted or withheld in such Lender’s sole discretion, to purchase for such Agent’s own account all of such Lender’s interests in this Agreement, the other Loan Documents and the Obligations, for the face amount of the outstanding Obligations owed to such Lender, including without limitation all accrued and unpaid interest and fees.

11.9. Right of Sale, Assignment, Participations.

Each Borrower hereby consents to any Lender’s participation, sale, assignment, transfer or other disposition, at any time or times hereafter, of this Agreement and any of the other Loan Documents, or of any portion hereof or thereof, including, without limitation, such Lender’s rights, title, interests, remedies, powers, and duties hereunder or thereunder subject to the terms and conditions set forth below:

11.9.1. Sales, Assignments. Each Lender hereby agrees that, with respect to any sale or assignment (other than any sale or assignment by Fleet Canada, in its capacity as a Canadian Lender to an Affiliate of Fleet Canada or of Fleet which is resident in Canada) (i) no such sale or assignment shall be for an amount of less than Cdn. $5,000,000, (ii) each such sale or assignment shall be made on terms and conditions which are customary in the industry at the time of the transaction, (iii) Administrative Agent and, in the absence of an Event of Default, each Borrower, must consent, such consent not to be unreasonably withheld, to each such assignment to a Person that is not an original signatory to this Agreement, and (iv) the assigning Lender shall pay to Agent a processing and recordation fee of U.S. $3,500 and any out-of-pocket legal fees and expenses incurred by Administrative Agent in connection with any such sale or assignment. In addition, each assignment shall be evidenced by an Assignment and Acceptance Agreement among Administrative Agent, the assigning Lender and the assignee Lender. After such sale or assignment has been consummated (x) the assignee Lender thereupon shall become a “Lender” for all purposes of this Agreement and (y) the assigning Lender shall have no further liability for funding the portion of Revolving Loan Commitments assumed by such other Lender.

11.9.2. Participations. Any Lender may grant participations in its extensions of credit hereunder to any other Lender or other lending institution (a “Participant”), provided that (i) no such participation shall be for an amount of less than $5,000,000, (ii) no Participant shall thereby acquire any direct rights under this Agreement, (iii) no Participant shall be granted any right to consent to any amendment, except to the extent any of the same pertain to (1) reducing the aggregate principal amount of, or interest rate on, or fees applicable to, any Loan or (2) extending the final stated maturity of any Loan or the stated maturity of any portion of any payment of principal of, or interest or fees applicable to, any of the Loans; provided, that the rights described in this subclause (2) shall not be deemed to include the right to consent to any amendment with respect to or which has the effect of requiring any mandatory prepayment of any portion of any Loan or any amendment or waiver of any Default or Event of Default, (iv) no sale of a participation in extensions of credit shall in any manner relieve the originating Lender of its obligations hereunder, (v) the originating Lender shall remain solely responsible for the performance of such obligations, (vi) Borrowers and Agents shall continue to deal solely and directly with the originating Lender in connection with the originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (vii) in no event shall any financial institution purchasing the participation grant a participation in its participation interest in the Loans without the prior written consent of Administrative Agent, and, in the absence of an Event of Default, each Borrower, which consents shall not unreasonably be withheld and (viii) all amounts payable by each Borrower hereunder shall be determined as if the originating Lender had not sold any such participation.

11.9.3. Certain Agreements of Borrower. Each Borrower agrees that (i) it will use its best efforts to assist and cooperate with each Lender in any manner requested by such Lender, acting reasonably, to effect the sale of participation in or assignments of any of the Loan Documents or any portion thereof or interest therein, including, without limitation, assisting in the preparation of appropriate disclosure documents and making members of management available at reasonable times to meet with and answer questions of potential assignees and Participants; and (ii) subject to the provisions of Section 12.14 hereof, such Lender may disclose credit information regarding Borrowers to any potential Participant or assignee.

11.10. Amendment.

No amendment or waiver of any provision of this Agreement or any other Loan Document (including without limitation any Note), nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by Majority Lenders and both Borrowers, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no amendment, waiver or consent shall be effective, unless (i) in writing and signed by each Lender, do any of the following: (1) increase the aggregate Loan Commitments, or any Lender’s Revolving Loan Commitment or Delayed Draw Term Loan Commitment, (2) reduce the principal of, or interest on, any amount payable hereunder or under any Note, other than those payable only to Fleet or Fleet Canada in its capacity as an Agent, which may be reduced by such Person unilaterally, (3) decrease any interest rate payable hereunder, (4) postpone any date fixed for any payment of principal of, or interest on, any amounts payable hereunder or under any Note, other than those payable only to Fleet or Fleet Canada in its capacity as an Agent, which may be postponed by such Person unilaterally, (5) increase any advance percentage contained in the definition of the terms Canadian Borrowing Base or U.S. Borrowing Base, (6) reduce the number of Lenders that shall be required for Lenders or any of them to take any action hereunder, (7) release or discharge any Person liable for the performance of any obligations of either Borrower hereunder or under any of the Loan Documents except in accordance with the terms hereof, (8) amend any provision of this

Agreement that requires the consent of all Lenders or consent to or waive any breach thereof, (9) amend the definition of the term “Majority Lenders”, (10) amend this Section 11.10 or (11) release any substantial portion of the Collateral, unless otherwise permitted pursuant to Section 11.7 hereof; or (ii) in writing and signed by the applicable Agent in addition to the Lenders required above to affect the rights or duties of such Agent under this Agreement, any Note or any other Loan Document. If a fee is to be paid by Borrower in connection with any waiver or amendment hereunder, the agreement evidencing such amendment or waiver may, at the discretion of Administrative Agent (but shall not be required to), provide that only Lenders executing such agreement by a specified date may share in such fee (and in such case, such fee shall be divided among the applicable Lenders on a pro rata basis without including the interests of any Lenders who have not timely executed such agreement).

11.11. Resignation of Agents; Appointment of Successor.

Any Agent may resign as such by giving not less than thirty (30) days’ prior written notice to Lenders and Borrowers. If any Agent shall resign under this Agreement, then, (i) subject to the consent of Borrowers (which consent shall not be unreasonably withheld and which consent shall not be required during any period in which an Event of Default exists or if the successor Administrative Agent or Canadian Agent is an Affiliate of Fleet Canada or Fleet), Majority Lenders shall appoint from among Lenders a successor agent for Lenders or (ii) if a successor agent shall not be so appointed and approved within the thirty (30) day period following applicable such Agent’s notice to Lenders and Borrowers of its resignation, then Administrative Agent shall appoint a successor agent who shall serve as the applicable Agent until such time as Majority Lenders appoint a successor agent, subject to Borrowers’ consent as set forth above. Upon its appointment, such successor agent shall succeed to the rights, powers and duties of the Agent which it is replacing and the terms “Administrative Agent”, “Canadian Agent”, “U.S. Agent” and “Agent”, as applicable, shall mean such successor effective upon its appointment, and the former Agent’s rights, powers and duties as Agent shall be terminated without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement. After the resignation of any Agent hereunder, the provisions of this Section 11 shall inure to the benefit of such former Agent and such former Agent shall not by reason of such resignation be deemed to be released from liability for any actions taken or not taken by it while it was an Agent under this Agreement. Fleet Canada agrees that upon any transfer of its interests hereunder to an Affiliate of Fleet Canada or Fleet, it shall simultaneously resign as Canadian Agent in favour of such assignee.

11.12. Audit and Examination Reports; Disclaimer by Lenders.

By signing this Agreement, each Lender:

(i) is deemed to have requested that Administrative Agent furnish such Lender, promptly after it becomes available, a copy of each audit or examination report (each a “Report” and collectively, “Reports”) prepared by or on behalf of Administrative Agent;

(ii) expressly agrees and acknowledges that Administrative Agent (i) does not make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report;

(iii) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Administrative Agent or other party performing any audit or examination will inspect only specific information regarding Borrower and will rely significantly upon each Borrower’s books and records, as well as on representations of each Borrower’s personnel;

(iv) agrees to keep all Reports confidential and strictly for its internal use, and not to distribute except to its participants, or use any Report in any other manner, in accordance with the provisions of Section 12.14; and

(v) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold each Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to each Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of each Borrower; and (ii) to pay and protect, and indemnify, defend and hold each Agent and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses and other amounts (including legal fees and expenses) incurred by each Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

SECTION 12. MISCELLANEOUS

12.1 Power of Attorney.

Each Borrower hereby irrevocably designates, makes, constitutes and appoints each Agent (and all Persons designated by Agent) as Borrower’s true and lawful attorney (and agent), solely with respect to the matters set forth in this Section 12.1, and each Agent, or each Agent’s agent, may, without notice to each Borrower and in either Borrower’s or such Agent’s name, but at the cost and expense of Borrowers:

(i) At such time or times as such Agent or said agent, in its sole discretion, may determine, endorse such Borrower’s name on any cheques, notes, acceptances, drafts, money orders or any other evidence of payment or proceeds of the Collateral which come into the possession of such Agent or under such Agent’s control to the extent done in furtherance of the administration of this Agreement as contemplated herein.

(ii) At such time or times upon or after the occurrence and during the continuance of an Event of Default (provided that the occurrence of an Event of Default shall not be required with respect to clauses (iv) and (viii) below to the extent done in furtherance of the administration of this Agreement as contemplated herein), as such Agent or its agent in its sole discretion may determine: (i) demand payment of the Accounts from the Account Debtors, enforce payment of the Accounts by legal proceedings or otherwise, and generally exercise all of such Borrower’s rights and remedies with respect to the collection of the Accounts; (ii) settle, adjust, compromise, discharge or release any of the Accounts or other Collateral or any legal proceedings brought to collect any of the Accounts or other Collateral; (iii) sell or assign any of the Accounts and other Collateral upon such terms, for such amounts and at such time or times as such Agent deems advisable, and at such Agent’s option, with all warranties regarding the Collateral disclaimed; (iv) take control, in any manner, of any item of payment or proceeds relating to any Collateral; (v) prepare, file and sign such Borrower’s name to a proof of claim in bankruptcy or similar document against any Account Debtor or to any notice of lien, assignment or satisfaction of lien or similar document in connection with any of the Collateral; (vi) receive, open and dispose of all mail addressed to such Borrower and notify postal authorities to change the address for delivery thereof to such address as such Agent may designate; (vii) endorse the name of such Borrower upon any of the items of payment or proceeds relating to any Collateral and deposit the same to the account of such Agent on account of the Obligations; (viii) endorse the name of such Borrower upon any chattel paper, document, instrument, invoice, freight bill, bill of lading or similar document or agreement relating to the Accounts, Inventory and any other Collateral; (ix) use such Borrower’s stationery and sign the name of such Borrower to verifications of the Accounts and notices thereof to Account Debtors; (x) use the information recorded on or contained in any data processing equipment and Computer Hardware and Software relating to the Accounts, Inventory, Equipment and any other Collateral; (xi) make and adjust claims under policies of insurance; and (xii) do all other acts and things necessary, in such Agent’s determination, to fulfill such Borrower’s obligations under this Agreement.

        The power of attorney granted hereby shall constitute a power coupled with an interest and shall be irrevocable.

        12.2 Indemnity.

Each Borrower hereby agrees to indemnify each Agent and each Lender (and each of their Affiliates) and hold Agent and each Lender (and each of their Affiliates) harmless from and against any liability, loss, damage, suit, action or proceeding ever suffered or incurred by any such Person (including reasonable legal fees and legal expenses) as the result of either Borrower’s failure to observe, perform or discharge such Borrower’s duties hereunder. In addition, each Borrower shall defend each Agent and each Lender (and each of their Affiliates)

against and save it harmless from all claims of any Person with respect to the Collateral (except those resulting from the gross negligence or intentional misconduct of any such Person). Without limiting the generality of the foregoing, these indemnities shall extend to any claims asserted against any Agent or any Lender (and each of their Affiliates) by any Person under any Environmental Laws by reason of either Borrower’s or any other Person’s failure to comply with laws applicable to solid or hazardous waste materials or other toxic substances. Notwithstanding any contrary provision in this Agreement, the obligation of each Borrower under this Section 12.2 shall survive the payment in full of the Obligations and the termination of this Agreement.

12.3 Sale of Interest.

Neither Borrower may sell, assign or transfer any interest in this Agreement, any of the other Loan Documents, or any of the Obligations, or any portion thereof, including, without limitation, such Borrower’s rights, title, interests, remedies, powers, and duties hereunder or thereunder.

12.4 Severability.

Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

12.5 Successors and Assigns.

This Agreement, the Other Agreements and the Security Documents shall be binding upon and inure to the benefit of the successors and assigns of each Borrower, each Agent and each Lender permitted under Section 11.9 hereof.

12.6 Cumulative Effect; Conflict of Terms.

The provisions of the Other Agreements and the Security Documents are hereby made cumulative with the provisions of this Agreement. Except as otherwise provided in any of the other Loan Documents by specific reference to the applicable provision of this Agreement, if any provision contained in this Agreement is in direct conflict with, or inconsistent with, any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

12.7 Execution in Counterparts.

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

12.8 Notice.

Except as otherwise provided herein, all notices, requests and demands to or upon a party hereto, to be effective, shall be in writing, return receipt requested, by personal delivery against receipt, by overnight courier or by facsimile and, unless otherwise expressly provided herein, shall be deemed to have been validly served, given, delivered or received immediately when delivered against receipt, one Business Day after deposit with an overnight courier or, in the case of facsimile notice, when sent, addressed as follows:

If to Administrative Agent or U.S. Agent, and copies to Canadian Agent, to:	Fleet Capital Corporation One South Wacker Drive Suite 1400 Chicago, Illinois 60606 Attention: Loan Administration Manager Facsimile No.: (312) 332-6537

If to Canadian Agent:	Fleet Capital Canada Corporation 300 The East Mall Suite 120 Toronto, Ontario M9B 6B7 Canada Attention: General Manager Facsimile No.: (416) 236-4572

If to any Agent, copy to:	Borden Ladner Gervais LLP 40 King Street West Toronto, Ontario Canada M5H 3Y4 Attention: Howard S. Silverman Facsimile No.: (416) 361-7071

If to any Agent, additional copy to:	Goldberg, Kohn, Bell, Black, Rosenbloom & Moritz, Ltd. 55 East Monroe Street Suite 3700 Chicago, Illinois 60603 Attention: David L. Dranoff Facsimile No.: (312) 332-2196

If to Canadian Borrower:

Anchor Lamina Inc.

1200 Lakeshore Road East

Mississauga, Ontario

L5E 1E9

Attention: Jack Tough

Facsimile No.: (905) 274-2855

– and –

Anchor Lamina Inc.

2590 Ouellette Avenue

Windsor, Ontario

N8X 1L7

Attention: Andrew Cruickshank

Facsimile No.: (519) 972-6862

If to U.S. Borrower:

Anchor Lamina Inc.

1200 Lakeshore Road East

Mississauga, Ontario

L5E 1E9

Attention: Jack Tough

Facsimile No.: (905) 274-2855

–  and –

Anchor Lamina Inc.

2590 Ouellette Avenue

Windsor, Ontario

N8X 1L7

Attention: Andrew Cruickshank

Facsimile No.: (519) 972-6862

If to either Borrower, copy to:	Torys LLP 79 Wellington Street West Suite 3000 Toronto-Dominion Centre Toronto, Ontario M5K 1N2 Attention: Adam Delean Facsimile: (416) 865-7380

or to such other address as each party may designate for itself by notice given in accordance with this Section 12.8; provided, however, that any notice, request or demand to or upon any Agent or any Lender pursuant to subsection 3.1.1 or 4.2.2 hereof shall not be effective until received by such Agent or such Lender.

12.9 Consent.

Whenever any Agent’s, Majority Lenders’ or all Lenders’ consent is required to be obtained under this Agreement, any of the Other Agreements or any of the Security Documents as a condition to any action, inaction, condition or event, except as otherwise specifically provided herein, such Agent, Majority Lenders or all Lenders, as applicable, shall be authorized to give or withhold such consent in their sole and absolute discretion and to condition its consent upon the giving of additional Collateral security for the Obligations, the payment of money or any other matter.

12.10 Credit Inquiries.

Each Borrower hereby authorizes and permits each Agent and each Lender to respond to usual and customary credit inquiries from third parties concerning Borrower or any of its Subsidiaries.

12.11 Time of Essence.

Time is of the essence of this Agreement, the Other Agreements and the Security Documents.

12.12 Entire Agreement.

This Agreement and the other Loan Documents, together with all other instruments, agreements and certificates executed by the parties in connection therewith or with reference thereto, embody the entire understanding and agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and inducements, whether express or implied, oral or written.

12.13 Interpretation.

No provision of this Agreement or any of the other Loan Documents shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision.

12.14 Confidentiality.

Each Agent and each Lender shall hold all nonpublic information obtained pursuant to the requirements of this Agreement in accordance with such Agent’s and such Lender’s customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices and in any event may make disclosure reasonably required by a prospective participant or assignee in connection with the contemplated participation or assignment or as required or requested by any governmental authority or representative thereof or pursuant to legal process and shall require any such participant or assignee to agree to comply with this Section 12.14.

12.15 GOVERNING LAW; CONSENT TO FORUM.

THIS AGREEMENT HAS BEEN NEGOTIATED, EXECUTED AND DELIVERED IN AND SHALL BE DEEMED TO HAVE BEEN MADE IN TORONTO, ONTARIO. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE PROVINCE OF ONTARIO AND THE FEDERAL LAWS OF CANADA APPLICABLE IN THE PROVINCE OF ONTARIO; PROVIDED, HOWEVER, THAT IF ANY OF THE COLLATERAL SHALL BE LOCATED IN ANY JURISDICTION OTHER THAN ONTARIO, THE LAWS OF SUCH JURISDICTION SHALL GOVERN THE METHOD, MANNER AND PROCEDURE FOR FORECLOSURE, OR REALIZATION, OF EACH AGENT’S LIENS (OR THE LIENS OF THE FONDE DE POUVOIR, IN THE CASE OF LIENS GRANTED BY THE DEED OF HYPOTHEC) UPON SUCH COLLATERAL AND THE ENFORCEMENT OF EACH AGENT’S (OR FONDE DE POUVOIR’S, AS APPLICABLE) OTHER REMEDIES IN RESPECT OF SUCH COLLATERAL TO THE EXTENT THAT THE LAWS OF SUCH JURISDICTION ARE DIFFERENT FROM OR INCONSISTENT WITH THE LAWS OF ONTARIO AND THE FEDERAL LAWS OF CANADA APPLICABLE IN THE PROVINCE OF ONTARIO. AS PART OF THE CONSIDERATION FOR NEW VALUE RECEIVED, AND REGARDLESS OF ANY PRESENT OR FUTURE DOMICILE OR PRINCIPAL PLACE OF BUSINESS OF EITHER BORROWER, ANY AGENT OR ANY LENDER, EACH BORROWER HEREBY CONSENTS AND AGREES THAT THE COURTS OF THE PROVINCE OF ONTARIO, SHALL HAVE NON-EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN EITHER BORROWER ON THE ONE HAND AND ANY AGENTS OR ANY LENDER ON THE OTHER HAND PERTAINING TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT. EACH BORROWER EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH BORROWER HEREBY WAIVES ANY OBJECTION WHICH SUCH BORROWER MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH BORROWER HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH BORROWER AT THE ADDRESSES SET FORTH IN THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH BORROWER’S ACTUAL RECEIPT THEREOF OR 3 DAYS AFTER DEPOSIT IN

THE CANADIAN OR U.S. MAILS, PROPER POSTAGE PREPAID. NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO AFFECT THE RIGHT OF ANY AGENT OR ANY LENDER TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW, OR TO PRECLUDE THE ENFORCEMENT BY ANY AGENT OR ANY LENDER OF ANY JUDGMENT OR ORDER OBTAINED IN SUCH FORUM OR THE TAKING OF ANY ACTION UNDER THIS AGREEMENT TO ENFORCE SAME IN ANY OTHER APPROPRIATE FORUM OR JURISDICTION.

12.16 WAIVERS BY BORROWERS.

EACH BORROWER WAIVES (i) THE RIGHT TO TRIAL BY JURY (WHICH EACH AGENT AND EACH LENDER HEREBY ALSO WAIVE) IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO ANY OF THE LOAN DOCUMENTS, THE OBLIGATIONS OR THE COLLATERAL; (ii) PRESENTMENT, DEMAND AND PROTEST AND NOTICE OF PRESENTMENT, PROTEST, DEFAULT, NON PAYMENT, MATURITY, RELEASE, COMPROMISE, SETTLEMENT, EXTENSION OR RENEWAL OF ANY OR ALL COMMERCIAL PAPER, ACCOUNTS, CONTRACT RIGHTS, DOCUMENTS, DOCUMENTS OF TITLE, INSTRUMENTS, CHATTEL PAPER AND GUARANTEES AT ANY TIME HELD BY ANY AGENT OR ANY LENDER ON WHICH EITHER BORROWER MAY IN ANY WAY BE LIABLE AND HEREBY RATIFIES AND CONFIRMS WHATEVER ANY AGENT OR ANY LENDER MAY DO IN THIS REGARD; (iii) NOTICE PRIOR TO ANY AGENT’S TAKING POSSESSION OR CONTROL OF THE COLLATERAL OR ANY BOND OR SECURITY WHICH MIGHT BE REQUIRED BY ANY COURT PRIOR TO ALLOWING SUCH AGENT TO EXERCISE ANY OF AGENTS’ REMEDIES; (iv) THE BENEFIT OF ALL VALUATION, APPRAISEMENT AND EXEMPTION LAWS; (v) NOTICE OF ACCEPTANCE HEREOF AND (vi) EXCEPT AS PROHIBITED BY LAW, ANY RIGHT TO CLAIM OR RECOVER ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. EACH BORROWER ACKNOWLEDGES THAT THE FOREGOING WAIVERS ARE A MATERIAL INDUCEMENT TO EACH AGENT’S AND EACH LENDER’S ENTERING INTO THIS AGREEMENT AND THAT EACH AGENT AND EACH LENDER IS RELYING UPON THE FOREGOING WAIVERS IN ITS FUTURE DEALINGS WITH EACH BORROWER. EACH BORROWER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THE FOREGOING WAIVERS WITH ITS LEGAL COUNSEL AND HAS KNOWINGLY AND VOLUNTARILY WAIVED ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

12.17 Advertisement.

Each Borrower hereby authorizes Administrative Agent, upon each Borrower’s consent, to publish the name of each Borrower and the amount of the credit facility provided hereunder in any “tombstone” or comparable advertisement which Administrative Agent elects to publish.

12.18 English Language.

The parties hereby confirm their express wish that this Agreement and all documents and agreements directly and indirectly related thereto, including notices, be drawn up in English. Notwithstanding such express wish, the parties agree that any of such documents, agreements and notices or any part thereof or of this Agreement may be drawn up in French. Les parties reconnaissent leur volonté expresse que la présente convention ainsi que tous les documents et conventions qui s’y rattachent directement ou indirectement, y compris les avis, soient rédigés en langue anglaise. Nonobstant telle volonté expresse, les parties conviennent que n’importe quel desdits documents, conventions et avis ou toute partie de ceux-ci ou de cette convention puissant être rédigés en langue francaise.

IN WITNESS WHEREOF, this Agreement has been duly executed on the day and year specified at the beginning of this Agreement.

ANCHOR LAMINA INC.

By:

Its:

ANCHOR LAMINA AMERICA, INC.

By:

Its:

FLEET CAPITAL CANADA CORPORATION, as Canadian Agent and as a Canadian Lender

By:

Title:

FLEET CAPITAL CORPORATION, as Administrative Agent, U.S. Agent and as a U.S. Lender

By:

Title:

APPENDIX A

GENERAL DEFINITIONS

When used in the Loan and Security Agreement dated as of November 12, 2002 by and among Fleet Capital Canada Corporation, as Canadian Agent and a Canadian Lender, Fleet Capital Corporation, as Administrative Agent, U.S. Agent and a U.S. Lender, the other financial institutions which are or become parties thereto as Lenders, Anchor Lamina Inc. and Anchor Lamina America, Inc., (a) in respect of Anchor Lamina America, Inc., the terms Account, Certificated Security, Chattel Paper, Commercial Tort Claims, Deposit Account, Document, Electronic Chattel Paper, Equipment, Financial Asset, Fixture, General Intangibles, Goods, Instruments, Inventory, Investment Property, Letter-of-Credit Rights, Payment Intangibles, Proceeds, Security Entitlement, Software, Supporting Obligations, Tangible Chattel Paper and Uncertificated Security have, unless otherwise defined in this Appendix A (excluding subparagraph (b) below of this paragraph), the respective meanings assigned thereto under the UCC; (b) in respect of Anchor Lamina Inc. and German Obligor, the terms Accessions, Accounts, Chattel Paper, Documents of Title, Equipment, Fixtures, Goods, Intangibles, Instruments, Inventory, Money, Proceeds and Securities have, unless otherwise defined in this Appendix A (excluding subparagraph (a) above of this paragraph), the respective meanings assigned to their corresponding uncapitalized definitions under the PPSA; (c) all terms reflecting Collateral having the meanings assigned thereto under the PPSA or the UCC shall be deemed to mean such Property, whether now owned or hereafter created or acquired by either Borrower or in which either Borrower now has or hereafter acquires any interest; (d) capitalized terms which are not otherwise defined have the respective meanings assigned thereto in said Loan and Security Agreement; and (e) the following terms shall have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa):

Account Debtor – any Person who is or may become obligated under or on account of any Account, Contract Right, Chattel Paper, General Intangible or Intangible.

Adjustment Date – as defined in the definition of “Applicable Margin” in this Appendix A below.

Administrative Agent – Fleet Capital Corporation in its capacity as administrative agent for the Lenders under the Agreement and any successor in that capacity appointed pursuant to subsection 11.11 of the Agreement.

Affiliate – a Person (other than a Subsidiary): (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, a Person; (ii) which beneficially owns or holds 10% or more of any class of the Voting Stock of a Person; or (iii) 10% or more of the Voting Stock (or in the case of a Person which is not a corporation, 10% or more of the equity interest) of which is beneficially owned or held by a Person or a Subsidiary of a Person; provided, however, that with respect to a Borrower, “Affiliate” shall not include any Person which would constitute an Affiliate solely through the ownership by TD

Capital Group Limited, Royal Bank of Canada or Ontario Teachers’ Pension Plan Board or their respective successors or Affiliates of an interest in such Person.

Agent Loans – as defined in subsection 1.1.7 of the Agreement.

Agents – Canadian Agent, U.S. Agent and Administrative Agent, or any one or more of them, as the context requires.

Aggregate Canadian Revolving Loan Commitment – Cdn. $15,000,000, as the same may be adjusted from time to time in accordance with subsection 1.1.3 or reduced from time to time in accordance with subsection 3.3.6.

Aggregate Percentage – with respect to each Lender, the percentage equal to the quotient of (i) such Lender’s Loan Commitment divided by (ii) the aggregate of all Loan Commitments.

Aggregate Revolving Loan Commitment – the Aggregate Canadian Revolving Loan Commitment and the Aggregate U.S. Revolving Loan Commitment.

Aggregate U.S. Revolving Loan Commitment – Equivalent of Cdn. $15,000,000, as the same may be adjusted from time to time in accordance with Section 1.1.3 or reduced from time to time in accordance with subsection 3.3.6.

Agreement – the Loan and Security Agreement referred to in the first sentence of this Appendix A, all Exhibits and Schedules thereto and this Appendix A, as each of the same may be amended from time to time.

Applicable Margin –

(a) with respect to Loans to the Canadian Borrower, from the Closing Date to, but not including, the first Adjustment Date, the percentages set forth below for the applicable type of Loans:

	Canadian Prime Rate Loans	BA Rate Loans
Canadian Revolving Credit Loans	2.75%	2.75%
Delayed Draw Term Loans	3.25%	3.25%
Canadian Closing Date Term Loan	3.25%	3.25%

The percentages set forth above will be adjusted on the first day of the month following delivery by Borrowers to Administrative Agent of the annual audited financial statements required to be delivered pursuant to subsection 8.1.3(i) of the Agreement, and thereafter on the first day of the month in respect of each fiscal quarter following delivery by Borrowers to Administrative Agent of the unaudited financial statements required to be delivered pursuant to subsection 8.1.3(ii), for each fiscal year during the Term, commencing with the delivery of the financial statements required to be delivered pursuant to subsection 8.1.3(i) of the Agreement in respect of the fiscal year ending August 31, 2003, (the “Adjustment Date”) effective prospectively, by reference to the Fixed Charge Coverage Ratio for the four quarters most recently ending in accordance with the following:

Fixed Charge Coverage Ratio	Canadian Revolving Credit Loans (Canadian Prime Rate Loans)	Canadian Revolving Credit Loans (Canadian BA Rate Loans)	Delayed Draw Term Loans (Canadian Prime Rate Loans)	Delayed Draw Term Loans (Canadian BA Rate Loans)	Canadian Closing Date Term Loan (Canadian Prime Rate Loan)	Canadian Closing Date Term Loan (Canadian BA Rate Loan)
<1.1	3.00%	3.00%	3.50%	3.50%	3.50%	3.50%
>1.1 to 1.15	2.75%	2.75%	3.25%	3.25%	3.25%	3.25%
>1.15 to 1.30	2.50%	2.50%	3.00%	3.00%	3.00%	3.00%
>1.30	2.25%	2.25%	2.75%	2.75%	2.75%	2.75%

provided that, if Borrowers fail to deliver the financial statements required to be delivered pursuant to subsection 8.1.3(i) or (ii) of the Agreement, as applicable, on or before the due date thereof, the interest rate shall automatically adjust to the highest interest rate set forth above, effective prospectively from such due date until the next Adjustment Date; and

(b) with respect to Loans to the U.S. Borrower, from the Closing Date to, but not including, the first Adjustment Date, the percentages set forth below for the applicable type of Loans:

	Base Rate Loans	LIBOR Loans
U.S. Revolving Credit Loans	1.25%	2.75%
U.S. Closing Date Term Loans	1.75%	3.25%

The percentages set forth above will be adjusted on the first day of the month following delivery by Borrowers to Administrative Agent of the annual audited financial statements required to be delivered pursuant to subsection 8.1.3(i) of the

Agreement, and thereafter on the first day of the month in respect of each fiscal quarter following delivery by Borrowers to Administrative Agent of the unaudited financial statements required to be delivered pursuant to subsection 8.1.3(ii), for each fiscal year during the Term, commencing with the delivery of the financial statements required to be delivered pursuant to subsection 8.1.3(i) of the Agreement in respect of the fiscal year ending August 31, 2003, (the “Adjustment Date”) effective prospectively, by reference to the Fixed Charge Coverage Ratio for the four quarters most recently ending in accordance with the following:

Fixed Charge Coverage Ratio	U.S. Revolving Credit Loans (Base Rate Loans)	U.S. Revolving Credit Loans (LIBOR Loans)	U.S. Closing Date Term Loans (Base Rate Loans)	U.S. Closing Date Term Loans (LIBOR Loans)
<1.1	1.50%	3.00%	2.00%	3.50%
>1.1 to 1.15	1.25%	2.75%	1.75%	3.25%
>1.15 to 1.30	1.00%	2.50%	1.50%	3.00%
>1.30	0.75%	2.25%	1.25%	2.75%

provided that, if Borrowers fail to deliver the financial statements required to be delivered pursuant to subsection 8.1.3(i) or (ii) of the Agreement, as applicable, on or before the due date thereof, the interest rate shall automatically adjust to the highest interest rate set forth above, effective prospectively from such due date until the next Adjustment Date.

Assignment and Acceptance Agreement—an assignment and acceptance agreement in form and content reasonably acceptable to Administrative Agent pursuant to which a Lender assigns to another Lender all or any portion of any of such Lender’s Revolving Loan Commitment or Term Loan Commitment, as permitted pursuant to the terms of this Agreement.

Availability—the aggregate amount of additional money which each Borrower is entitled to borrow from time to time as applicable Revolving Credit Loans, such amount being the difference derived when the sum of the principal amount of the applicable Revolving Credit Loans then outstanding to such Borrower (including any amounts which any Agent or any Lender may have paid for the account of such Borrower pursuant to any of the Loan Documents and which have not been reimbursed by such Borrower) and the applicable LC Amount are subtracted from the applicable Borrowing Base (net of any applicable reserves). Except for the Excess Availability covenant set forth on Exhibit 8.3 of the Agreement, if the amount so derived is equal to or greater than the applicable Borrowing Base, Availability is 0.

Bank—Fleet National Bank, and its successors.

Base Rate—the rate of interest announced or quoted by Bank from time to time as its prime rate for commercial loans in U.S. Dollars, whether or not such rate is the lowest rate charged by Bank to its most preferred borrowers; and, if such prime rate for commercial loans is discontinued by Bank as a standard, a comparable reference rate designated by Bank as a substitute therefor shall be the Base Rate.

Base Rate Loan—a U.S. Revolving Credit Loan or U.S. Closing Date Term Loan maintained at the Base Rate.

Borrowers—Canadian Borrower and U.S. Borrower; “Borrower” shall mean Canadian Borrower or U.S. Borrower, as the context requires.

Borrowing Base—the Canadian Borrowing Base or the U.S. Borrowing Base, as the context requires.

Borrowing Base Certificate—a certificate by a responsible officer of either Borrower, substantially in the form of Exhibit 8.1.4(a) (or another form reasonably acceptable to Administrative Agent) setting forth the calculation of such Borrower’s Borrowing Base, including a calculation of each component thereof, all in such detail as shall be reasonably satisfactory to Administrative Agent. All calculations of a Borrower’s Borrowing Base in connection with the preparation of any Borrowing Base Certificate shall originally be made by such Borrower and certified to Administrative Agent; provided, that Administrative Agent shall have the right to review and adjust, in the exercise of its reasonable credit judgment exercised in good faith, any such calculation after giving notice thereof to such Borrower, (1) to reflect its reasonable estimate of declines in value of any of the Collateral described therein, and (2) to the extent that Administrative Agent determines that such calculation is not in accordance with this Agreement.

Business Day—any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the Province of Ontario, the State of Illinois or the State of Wisconsin or is a day on which banking institutions located in either of such province or state are closed.

Canadian Agent—Fleet Capital Canada Corporation in its capacity as Canadian Agent under the Agreement and any successor in that capacity appointed pursuant to Section 11.11 of the Agreement.

Canadian BA—a depository bill as defined in the Depository Bills and Notes Act (Canada) in Canadian Dollars that is in the form of an order drawn by a borrower and accepted by a lender.

Canadian BA Rate—for the applicable Interest Period of a Canadian BA Rate Loan, the rate of interest per annum equal to Canadian Agent’s cost of funds for a Canadian BA Rate Loan with a face amount equal to the principal amount of the applicable Canadian BA Rate Loan and for the applicable Interest Period, as quoted from time to time by the Administrative Agent to Canadian Borrower.

Canadian BA Rate Loan – a Canadian Revolving Credit Loan or any portion of the Delayed Draw Term Loans maintained at the Canadian BA Rate.

Canadian BA Request – a notice in writing (or by telephone confirmed electronically or by telecopy or other facsimile transmission on the same day as the telephone request) from Canadian Borrower to Administrative Agent requesting that interest on a Canadian Revolving Credit Loan or all or any portion of the Delayed Draw Term Loans be based on the Canadian BA Rate, specifying: (i) the first day of the Interest Period (which shall be a Business Day); (ii) the length of the Interest Period; (iii) whether the Canadian BA Rate Loan is a new Loan, a conversion of a Canadian Prime Rate Loan, or a continuation of a Canadian BA Rate Loan; and (iv) the amount of the Canadian BA Rate Loan, which shall be in an amount not less than Cdn. $1,000,000 or an integral multiple of Cdn. $100,000 in excess thereof.

Canadian Benefit Plans – all material employee benefit plans, programs or arrangements of any nature or kind whatsoever that are not Canadian Pension Plans and are maintained or contributed to by, or to which there is or may be an obligation to contribute by, Canadian Borrower or its Subsidiaries in respect of their employees or former employees in Canada.

Canadian Borrower – Anchor Lamina Inc., an Ontario corporation.

Canadian Borrowing Base – as at any date of determination thereof, an amount equal to the lesser of:

(i) the Aggregate Canadian Revolving Loan Commitment; or

(ii) an amount equal to the sum of:

(a) 85% of the net amount of Eligible Accounts of Canadian Borrower outstanding at such date; plus

(b) 85% of the net amount of Eligible Accounts of German Obligor outstanding at such date (provided that the amount calculated under this subparagraph (b) shall not exceed Cdn. $1,000,000); plus

(c) the lesser of (1) the Canadian Inventory Sublimit and (2) the sum of (i) 50% of the value of Eligible Inventory of Canadian Borrower at such date consisting of raw materials, (ii) 60% of the value of Eligible Inventory of Canadian Borrower at such date consisting of finished goods (including finished goods provided by U.S. Borrower in accordance with subsection 8.2.4 of the Agreement) and (iii) 30% of the value of Eligible

Inventory of Canadian Borrower at such date consisting of purchased parts.

The limitations set forth in the immediately preceding sentence and each of the advance rates set forth above may be adjusted downward by Administrative Agent, as Administrative Agent shall deem necessary or appropriate in its reasonable credit judgment exercised in good faith. For purposes hereof, (1) the net amount of Eligible Accounts at any time shall be the face amount of such Eligible Accounts less any and all returns, rebates, discounts (which may, at Administrative Agent’s option, be calculated on shortest terms), credits, allowances or excise taxes of any nature at any time issued, owing, claimed by Account Debtors, granted, outstanding or payable in connection with such Accounts at such time and (2) the amount of Eligible Inventory shall be determined on a first-in, first-out, lower of cost or market basis in accordance with GAAP. In addition, Administrative Agent shall have the right to establish reserves with respect to the Canadian Revolving Credit Loans in such amounts as Administrative Agent shall deem necessary or appropriate in its reasonable credit judgment exercised in good faith against the amount of the Canadian Borrowing Base with respect to (i) potential dilution related to Canadian Borrower’s and German Obligor’s Accounts; (ii) shrinkage and spoilage of Canadian Borrower’s Inventory; (iii) other sums chargeable against Canadian Borrower’s Loan Account as Canadian Revolving Credit Loans under any section of the Agreement which Canadian Borrower has failed to pay when due; (iv) amounts owing by Canadian Borrower to any Person in respect of Prior Claims; (v) Inventory subject to rights of suppliers under Section 81.1 of the Bankruptcy and Insolvency Act (Canada); (vi) amounts owing by Canadian Borrower or German Obligor in connection with Product Obligations; (vi) amounts committed by Canadian Borrower to the acquisition of replacement Equipment or fixed assets pursuant to subsection 6.4.2(iii) of the Agreement, (vii) other reserves specifically contemplated by the Agreement, and (viii) such other specific events, conditions or contingencies including, without limitation, reserves in respect of Eligible Accounts of German Obligor, as to which Administrative Agent, in its reasonable credit judgment exercised in good faith, determines reserves should be established from time to time hereunder. Notwithstanding the foregoing, Administrative Agent shall not establish any reserves in respect of any matters relating to any items of Collateral that have been taken into account in determining Eligible Inventory or Eligible Accounts, as applicable.

Canadian Closing Date Term Loan – as defined in subsection 1.3.2 of the Agreement.

Canadian Closing Date Term Loan Commitment – with respect to any Canadian Lender, the amount of such Lender’s Canadian Closing Date Term Loan Commitment pursuant to Exhibit 1.1 to the Agreement or any Assignment and Acceptance Agreement executed by such Canadian Lender, minus all Canadian Closing Date Term Loan repayments paid to such Canadian Lender, and with respect to all Canadian Lenders, the aggregate of all Canadian Lenders’ Canadian Closing

Date Term Loan Commitments minus all Canadian Closing Date Term Loan repayments paid to all Canadian Lenders.

Canadian Closing Date Term Loan Note – the Secured Promissory Note to be executed by Canadian Borrower on or about the Closing Date in favour of each applicable Canadian Lender to evidence its Canadian Closing Date Term Loan, which shall be in the form of Exhibit 1.3.2 to the Agreement, together with any replacement or successor notes therefor.

Canadian Closing Date Term Loan Percentage – with respect to each Canadian Lender, the percentage equal to the quotient of such Lender’s Canadian Closing Date Term Loan Commitment divided by the aggregate of all Canadian Closing Date Term Loan Commitments.

Canadian Collateral – all of Canadian Borrower’s right, title and interest in (i) the Property and interests in Property described in subsection 5.1.1 of the Agreement and (ii) all other Property and interests in Property located in Canada that now or hereafter secure the payment and performance of any of the Obligations, and all of German Obligor’s interests in Accounts that now or hereafter secure, through the assignment of security in such Accounts by Anchor Lamina (Barbados) Inc. to Canadian Agent, the payment and performance of the Obligations.

Canadian Dollar or Cdn. $ – the lawful currency of Canada.

Canadian Insolvency Laws – each of the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) and the Winding-Up and Restructuring Act (Canada), each as now and hereafter in effect, any successors to such statutes and any other applicable bankruptcy or insolvency or other similar law of any Canadian jurisdiction including, without limitation, any law of any jurisdiction permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it.

Canadian Inventory Sublimit – Cdn. $3,500,000, as the same may be adjusted from time to time in accordance with Section 1.1.4.

Canadian LC Amount – at any time, the aggregate undrawn available amount of all Letters of Credit and LC Guarantees then outstanding and issued upon the application of Canadian Borrower.

Canadian LC Obligations – any Obligations that arise from any draw against any Letter of Credit or against any letter of credit supported by an LC Guarantee, in each case issued on the application of Canadian Borrower.

Canadian Lenders – each Canadian Lender identified as such on the execution pages hereof and any other Canadian Lender identified as such on any Assignment and Acceptance Agreement from time to time.

Canadian Obligations – all Loans, the Canadian LC Amount, the Canadian LC Obligations and all other advances, debts, liabilities, obligations, together with all interest, fees and other charges thereon, owing, arising, due or payable from Canadian Borrower to any Agent, for its own benefit, from Canadian Borrower to any Agent for the benefit of any Lender, from Canadian Borrower to any Lender or from Canadian Borrower to Bank or any other Affiliate of any Agent, of any kind or nature, present or future, whether or not evidenced by any note, guarantee (including the guarantee of the U.S. Obligations pursuant to Section 2.13 of the Agreement) or other instrument, arising under the Agreement or any of the other Loan Documents, whether direct or indirect (including those acquired by assignment), absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising and however acquired, together with any Product Obligations owing by Canadian Borrower to any Agent, any Lender, Bank or any Affiliate of Bank or any Agent.

Canadian Overadvance – as defined in subsection 1.1.5 of the Agreement.

Canadian Pension Plans – means each plan, program or arrangement which is required to be registered as a pension plan under any applicable pension benefits standards or tax statute and/or regulation in Canada maintained or contributed to by, or to which there is or may be an obligation to contribute by, Canadian Borrower or its Subsidiaries in respect of their Canadian employees or former employees.

Canadian Prime Rate – a per annum rate of interest from time to time quoted by The Toronto-Dominion Bank as its reference rate for commercial loans made by it in Canada in Canadian Dollars. The reference rate is a rate determined by The Toronto-Dominion Bank based upon various factors including its cost of funds and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below, such quoted rate.

Canadian Prime Rate Loans – a Canadian Revolving Credit Loan or any portion of the Delayed Draw Term Loan maintained at the Canadian Prime Rate.

Canadian Revolving Credit Loan – a Loan made by Canadian Lender pursuant to subsection 1.1 of the Agreement.

Canadian Revolving Loan Commitment – with respect to any Canadian Lender, the amount of such Canadian Lender’s Canadian Revolving Loan Commitment pursuant to subsection 1.1.1 to the Agreement, as set forth on Exhibit 1.1 of the Agreement, as the same may be adjusted from time to time in accordance with Section 1.1.3 of the Agreement or any Assignment and Acceptance Agreement executed by such Canadian Lender, and with respect to all Canadian Lenders, the Aggregate Canadian Revolving Loan Commitment.

Canadian Revolving Loan Percentage – with respect to each Canadian Lender, the percentage equal to the quotient of such Lender’s Canadian Revolving Loan Commitment divided by the Aggregate Canadian Revolving Loan Commitment.

Canadian Revolving Credit Loan Note – the Secured Promissory Note to be executed by Canadian Borrower on or about the Closing Date in favour of each applicable Canadian Lender to evidence its Canadian Revolving Credit Loans, which shall be in the form of Exhibit 1.1.1 to the Agreement, together with any replacement or successor notes therefor.

Capital Expenditures – expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto which have a useful life of more than one year, including the total principal portion of Capitalized Lease Obligations.

Capitalized Lease Obligation – any Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

Closing Date – the date on which all of the conditions precedent in Section 9 of the Agreement are satisfied or waived and the initial Loan is made or the initial Letter of Credit or LC Guarantee is issued under the Agreement.

Collateral – the Canadian Collateral and the U.S. Collateral, or the Canadian Collateral or the U.S. Collateral, as the context requires, and all other Property and interests in Property which now or hereafter secure the payment and performance of any of the Obligations.

Compliance Certificate – as defined in subsection 8.1.3 of the Agreement.

Computer Hardware and Software – all of each Borrower’s rights (including rights as licensee and lessee) with respect to (i) computer and other electronic data processing hardware, including all integrated computer systems, central processing units, memory units, display terminals, printers, computer elements, card readers, tape drives, hard and soft disk drives, cables, electrical supply hardware, generators, power equalizers, accessories, peripheral devices and other related computer hardware; (ii) all Software and all software programs designed for use on the computers and electronic data processing hardware described in clause (i) above, including all operating system software, utilities and application programs in any form (source code and object code in magnetic tape, disk or hard copy format or any other listings whatsoever); (iii) any firmware associated with any of the foregoing; and (iv) any documentation for hardware, Software and firmware described in clauses (i), (ii) and (iii) above, including flow charts, logic diagrams, manuals, specifications, training materials, charts and pseudo codes.

Consolidated – the consolidation in accordance with GAAP of the accounts or other items as to which such term applies.

Contract Right – any right of either Borrower to payment under a contract for the sale or lease of goods or the rendering of services, which right is at the time not yet earned by performance.

Contractual Rights – as defined in subsection 5.1.1 of the Agreement.

Current Assets – at any date means the amount at which all of the current assets of a Person would be properly classified as current assets shown on a balance sheet at such date in accordance with GAAP.

Debenture – the demand debenture of Canadian Borrower in the principal amount of Cdn. $75,000,000 granted and payable to the Debentureholder, as the said debenture may be amended, supplemented, renewed, replaced or restated from time to time.

Debentureholder – collectively the holder or holders from time to time of the Debenture, and their respective successors and assigns; on the date hereof, the Debentureholder is Fleet Capital Canada Corporation, as Canadian Agent and a Canadian Lender.

Deed of Hypothec – the deed of hypothec executed by the Canadian Borrower in favour of the Fondé de Pouvoir, by which the Canadian Borrower has granted the Fondé de Pouvoir a first priority Lien (subject only to Permitted Liens) on all of its present and after-acquired assets under Quebec law.

Default – an event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, become an Event of Default.

Default Rate – as defined in subsection 2.1.5 of the Agreement.

Delayed Draw Term Loan Commitment – with respect to any Canadian Lender, the amount of such Canadian Lender’s Delayed Draw Term Loan Commitment pursuant to Exhibit 1.1 to the Agreement, or any Assignment and Acceptance Agreement executed by such Canadian Lender, minus all Delayed Draw Term Loan repayments paid to such Canadian Lender, and with respect to all Canadian Lenders, the aggregate of all Canadian Lenders’ Delayed Draw Term Loan Commitments minus all Delayed Draw Term Loan repayments paid to all Canadian Lenders, as the same may be reduced from time to time in accordance with subsection 3.3.6 of the Agreement.

Delayed Draw Term Loan Maximum Amount – Cdn. $15,000,000, during the period from the Closing Date through June 30, 2003, reducing by Cdn. $535,000 on the first day of each three month period thereafter; provided that, at the time of any request by Canadian Borrower for an advance of a Delayed Draw Term Loan, the

Delayed Draw Term Loan Maximum Amount shall, if applicable, be adjusted by the Administrative Agent to reflect any dispositions (without corresponding replacements) or more current valuations of Eligible Equipment or Eligible Real Estate since the Closing Date, on the basis that the Delayed Draw Term Loan Maximum Amount shall not exceed the sum of:

(i)    80% of the appraised orderly liquidation value (pursuant to the most recent appraisal delivered to Administrative Agent), net of liquidation costs, of Eligible Equipment of Canadian Borrower; plus

(ii)    the lesser of (A) Cdn. $7,500,000 and (B) 60% of the appraised fair market value (pursuant to the most recent appraisal delivered to the Administrative Agent) of Eligible Real Estate of Canadian Borrower.

Delayed Draw Term Loan Notes – the Secured Promissory Notes to be executed by Canadian Borrower on the date of each advance as a Delayed Draw Term Loan in favour of each applicable Canadian Lender to evidence its Delayed Draw Term Loans, which shall be in the form of Exhibit 1.3.3 to the Agreement, together with any replacement or successor notes therefor.

Delayed Draw Term Loan Percentage – with respect to each Canadian Lender, the percentage equal to the quotient of such Lender’s Delayed Draw Term Loan Commitment divided by the aggregate of all Delayed Draw Term Loan Commitments.

Delayed Draw Term Loans – as defined in subsection 1.3.3 of the Agreement.

Derivative Obligations – every obligation of a Person under any forward contract, futures contract, exchange contract, swap, option or other similar financing agreement or arrangement (including, without limitation, caps, floors, collars and similar agreement), the value of which is dependent upon interest rates, currency exchange rates, commodities or other indices.

Distribution – in respect of any Person means and includes: (i) the payment of any dividends or other distributions on Securities (except distributions in such Securities) and (ii) the redemption or acquisition of Securities of such Person, as the case may be, unless made contemporaneously from the net proceeds of the sale of Securities.

Dominion Account – a special bank account or accounts of an Agent established by either Borrower pursuant to subsection 6.2.4 of the Agreement at banks selected by such Borrower, but acceptable to Administrative Agent in its reasonable discretion, and over which Canadian Agent or U.S. Agent, as applicable, shall have sole and exclusive access and control for withdrawal purposes.

Eligible Account – an Account arising in the ordinary course of the business of the applicable Obligor from the sale of goods or rendition of services; provided, however, that, no Account shall be an Eligible Account if:

(i)    it arises out of a sale made or services rendered by the applicable Obligor to a Subsidiary of such Obligor or an Affiliate of such Obligor or to a Person controlled by an Affiliate of such Obligor; or

(ii)    if it is an Account owing to Canadian Borrower or U.S. Borrower, it is due more than 90 days after the invoice date thereof or it remains unpaid more than 60 days after the due date thereof as indicated on the original invoice; or

(iii)    if it is an Account owing to German Obligor, it remains unpaid more than 90 after the invoice date thereof;

(iv)    the total unpaid Accounts of the Account Debtor exceed 25% of the net amount of all Eligible Accounts of such Obligor, but only to the extent of such excess; or

(v)    any covenant, representation or warranty contained in the Agreement with respect to such Account has been breached; or

(vi)    the Account Debtor is also a creditor or supplier of such Obligor or any Subsidiary of such Obligor, or the Account Debtor has disputed liability with respect to such Account, or the Account Debtor has made any claim with respect to any other Account due from such Account Debtor to such Obligor or any Subsidiary of such Obligor, or the Account otherwise is subject to right of setoff by the Account Debtor, provided, that any such Account shall be eligible to the extent such amount thereof exceeds such contract, dispute, claim, setoff or similar right; or

(vii)    the Account Debtor has commenced a voluntary case under Canadian Insolvency Laws or other applicable bankruptcy or insolvency laws, as now constituted or hereafter amended, or made an assignment for the benefit of creditors, or a decree or order for relief has been entered by a court having jurisdiction in the premises in respect of the Account Debtor in an involuntary case under Canadian Insolvency Laws or such bankruptcy or insolvency laws, as now constituted or hereafter amended, or any other petition or other application for relief under Canadian Insolvency Laws or such bankruptcy or insolvency laws, as now constituted or hereafter amended, has been filed against the Account Debtor, or if the Account Debtor has failed, suspended business, ceased to be Solvent, or consented to or suffered a receiver, receiver-manager, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs; or

(viii) it arises from a sale made or services rendered to an Account Debtor outside the United States, unless the sale is (a) to an Account Debtor of Canadian Borrower or U.S. Borrower located in Canada, (b) to an Account Debtor of German Obligor located in the European Union, or (c) to an Account Debtor of any Obligor (other than German Obligor) located in the European Union but only so long as (i) a full guarantee of the obligations of such Account Debtor by the parent company of such Account Debtor has been provided to the applicable Agent in form and substance satisfactory to Administrative Agent, (ii) such parent company is located in the United States or Canada, (iii) Administrative Agent has, in its sole discretion approved each such Account Debtor for such purpose, which approval Administrative Agent may retract or re-approve from time to time in its sole discretion and (iv) any such Accounts owing by such Account Debtors shall only constitute Eligible Accounts up to a maximum of U.S. $500,000, or (c) on letter of credit, guarantee, credit insurance or acceptance terms, in each case acceptable to Administrative Agent in its sole judgment; or

(ix) (1) it arises from a sale to the Account Debtor on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment, or any other similar repurchase or return basis; (2) it is subject to a reserve established by such Obligor for potential returns or refunds, to the extent of such reserve; or (3) it arises from price adjustments, damages, unearned discounts, returned products or other matters for which credit memoranda are issued in the ordinary course of business; (4) it is subject to progress payments until the applicable goods have been fully provided and/or the applicable service has been fully performed;

(x) the Account Debtor is Canada or the United States of America or any department, agency or instrumentality thereof, unless Obligor assigns its right to payment of such Account to the applicable Lender, in a manner satisfactory to Administrative Agent, in its sole judgment, so as to comply with the Financial Administration Act (Canada) or the Assignment of Claims Act of 1940 (31 U.S.C. §3727, 41 U.S.C. §15 et seq., as amended), as the case may be, or the Account Debtor is any other government or any department, agency or instrumentality thereof which has comparable legislation; or

(xi) it is not at all times subject to the applicable Agent’s duly perfected, first priority security interest or hypothec or is subject to a Lien (or a restriction on assignment) other than a Permitted Lien (excluding Permitted Liens described in subsection 8.2.5(iv) and (v) of the Agreement); or

(xii) the goods giving rise to such Account have not been delivered to and accepted by the Account Debtor or the services giving rise to such Account have not been performed by such Obligor and accepted by the Account Debtor or the Account otherwise does not represent a final sale; or

(xiii) the Account is evidenced by chattel paper or an instrument of any kind, or has been reduced to judgment; or

(xiv) such Obligor or a Subsidiary of such Obligor has made any agreement with the Account Debtor for any extension, compromise, settlement or modification of the Account or deduction therefrom, except to the extent reflected in the calculation of the face value of such Account; or

(xv) 25% or more of the Accounts owing from the Account Debtor to such Obligor are not Eligible Accounts hereunder; or

(xvi) such Obligor has made an agreement with the Account Debtor to extend the time of payment thereof if as a result the time limits set out in subsection (iii) above are exceeded; or

(xvii) it represents service charges, late fees or similar charges; or

(xviii) it is not otherwise acceptable to Agent in its reasonable credit judgment exercised in good faith.

Eligible Equipment – Equipment from time to time owned by Canadian Borrower as to which Canadian Agent holds a perfected first priority Lien, subject only to Permitted Liens (excluding Permitted Liens described in subsection 8.2.5(iv) and (v) of the Agreement), and the orderly liquidation value in place of which is reflected in the most recent appraisal delivered to Administrative Agent and performed by an appraiser, and otherwise in form and substance, reasonably satisfactory to Administrative Agent.

Eligible Inventory – Inventory of the applicable Borrower (other than packaging materials and supplies, tooling, samples, segments, tradeshow Inventory and literature); provided, however, that no Inventory shall be Eligible Inventory if:

(i) it is not raw materials, purchased parts or finished goods which meet the specifications of the purchase order or contract for such Inventory, if any; or

(ii) it is not in good and saleable condition; or

(iii) it is slow-moving, obsolete or unmerchantable; or

(iv) it does not meet all standards imposed by any governmental agency or authority; or

(v) it does not conform in all respects to any covenants, warranties and representations set forth in the Agreement; or

(vi) it is not at all times subject to the applicable Agent’s duly perfected, first priority security interest or is subject to a Lien that is not a Permitted Lien (excluding Permitted Liens described in subsection 8.2.5(iv) and (v) of the Agreement); or

(vii) it is not situated at a location in compliance with the Agreement, provided that Inventory situated at a location not owned by the applicable Borrower will be Eligible Inventory only if Administrative Agent has received a satisfactory landlord’s agreement or bailee letter, as applicable, with respect to such location; or

(viii) it is in transit (other than between premises owned by a Borrower or a Restricted Subsidiary in Canada or the United States for up to 7 days); or

(ix) it is not otherwise acceptable to Agent in its reasonable credit judgment exercised in good faith.

Eligible Real Estate – Fixtures and real Property from time to time owned by Canadian Borrower as to which Canadian Agent holds a perfected first priority Lien subject only to Permitted Liens (excluding Permitted Liens described in subsection 8.2.5(iv) and (v) of the Agreement, but including Liens or qualifications described in the title insurance policies for each real Property issued to Canadian Agent by First American Title Insurance Company and to U.S. Agent by Chicago Title Insurance Company), and as to which environmental audits acceptable to Administrative Agent have been received by Administrative Agent in the case of real Property acquired after the Closing Date, and the fair market value in place of which is reflected in the most recent appraisal delivered to Administrative Agent and performed by an appraiser, and otherwise in form and substance, reasonably satisfactory to Administrative Agent.

Environmental Laws – all applicable federal, provincial, state and local (whether in Canada or the United States of America) laws, rules, regulations, ordinances, orders, orders-in-council, codes, by-laws, consent decrees or laws based on common law relating to the protection of the environment or human health, safety and environmental matters.

EOC Adjustment – as defined in Section 3.3.8 of the Agreement.

EOC Holdback – as defined in Section 3.3.8 of the Agreement.

Equivalent – at any time, as to any amount denominated in U.S. Dollars, the equivalent amount in Canadian Dollars determined by the “nominal noon exchange rate” by the Bank of Canada for the date in question for the conversion of U.S. Dollars to Canadian Dollars, and as to any amount denominated in Canadian Dollars, the equivalent amount in U.S. Dollars determined by the “nominal noon exchange rate” published by the Bank of Canada for the date in question for the conversion of Canadian Dollars to U.S. Dollars; and, as to any amount in the currency in which an Account of German Obligor is denominated, the equivalent amount in Canadian Dollars determined by the “nominal noon exchange rate” by the Bank of Canada for the date in question for the conversion of such currency to Canadian Dollars; or if a required rate of exchange is not so published by the Bank of Canada for any such date, the spot rate determined by Administrative Agent for the purchase by Administrative Agent or any Affiliate of Administrative Agent of the applicable currency with the applicable amount of the applicable other currency, through a foreign exchange trading office selected by Administrative Agent or such Affiliate or such other rate which Administrative Agent may select based on reasonable commercial practices.

ERISA – the Employee Retirement Income Security Act of 1974, as amended, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

ERISA Affiliate – means any entity with which the U.S. Borrower is treated as a single employer under Section 414(b), (c), (m) and (o) of the Internal Revenue Code of 1986, as amended.

Event of Default – as defined in Section 10.1 of the Agreement.

Excess Cash Flow – with respect to any fiscal year of Canadian Borrower, commencing with the fiscal year ending August 31, 2003, 50% of the amount equal to the sum of net income plus depreciation, amortization and other non-cash charges deducted in determining net income and minus the sum of regularly scheduled payments of principal on Indebtedness for Money Borrowed to be paid in respect of such year (excluding mandatory prepayments required to be paid pursuant to subsection 3.3.2 of the Agreement), voluntary prepayments of the Term Loans made pursuant to the Agreement in such year, non-cash income included in determining net income for such year, Capital Expenditures which are not financed for such fiscal year or are not made with the proceeds of insurance received in respect of such year, investments, acquisitions and share repurchases made in respect of such year which are permitted under the Agreement, insurance proceeds in respect of such year to the extent reinvested in Equipment or fixed assets pursuant to subsection 6.4.2 of the Agreement, all determined for Canadian Borrower and its Subsidiaries on a Consolidated basis in accordance with GAAP.

Fee Letter – as defined in Section 2.3 of the Agreement.

Fixed Charge Coverage Ratio – as defined in Exhibit 8.3 to the Agreement.

Fleet – Fleet Capital Corporation, in its individual capacity, and its successors.

Fleet Canada – Fleet Canada Capital Corporation, in its individual capacity, and its successors.

Fondé de Pouvoir – Fleet Capital Canada Corporation, acting as fondé de pouvoir of the Debentureholder under the Deed of Hypothec, and any successor in that capacity appoint pursuant to the Deed of Hypothec.

GAAP – generally accepted accounting principles in Canada in effect from time to time.

German Obligor – upon compliance with the security requirements in subsections 7.1.7 and 8.1.15 of the Agreement and delivery of all documents, opinions and amended documents, required by Administrative Agent, as confirmed by written approval provided by Administrative Agent to Canadian Borrower, Anchor Lamina GmbH (Chemnitz), a German corporation.

German Subsidiary – Anchor Lamina Holdings GmbH, a German corporation.

Guarantee Agreements – any Continuing Guaranty Agreement or Guarantee, in form and substance satisfactory to Administrative Agent, hereafter executed by any Guarantor.

Guarantors – in its capacity as guarantor of the U.S. Obligations pursuant to Section 2.13 of the Agreement, the Canadian Borrower, and in its capacity as guarantor of the Canadian Obligations pursuant to Section 2.13 of the Agreement, the U.S. Borrower, and each other Person who now or hereafter guarantees payment or performance of the whole or any part of the Obligations.

Indebtedness – as applied to a Person means, without duplication:

(i) all items which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person as at the date as of which Indebtedness is to be determined, including, without limitation, Capitalized Lease Obligations;

(ii) all obligations of other Persons which such Person has guaranteed;

(iii) all reimbursement obligations in connection with letters of credit or letter of credit guarantees issued for the account of such Person;

(iv) Derivative Obligations; and

(v) in the case of each Borrower (without duplication), the Obligations.

Intellectual Property – all trade secrets, know-how and other proprietary information; trademarks, internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) indicia and other source and/or business identifiers, and the goodwill of the business relating thereto and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights (including copyrights for computer programs) and copyright registrations or applications for registrations which have heretofore been or may hereafter be issued throughout the world and all tangible property embodying the copyrights, unpatented inventions (whether or not patentable); patent applications and patents; industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; the right to sue for all past, present and future infringements of any of the foregoing; all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing.

Interest Payment Date – the first calendar day of each month (for the immediately preceding month), computed through the last calendar day of the preceding month.

Interest Period –

(a) as applicable to Canadian BA Rate Loans to Canadian Borrower, a period commencing on the date such Canadian BA Rate Loan is advanced, continued or converted, and ending on the date which is 30, 60, 90 or 180 days later, as may then be requested by Canadian Borrower; provided that (i) any Interest Period which would otherwise end on a day which is not a Business Day shall end on the next preceding or succeeding Business Day as is Administrative Agent’s custom in the market to which such Canadian BA Rate Loan relates; (ii) there remains a minimum of 30, 60, 90 or 180 days (depending upon which Interest Period Canadian Borrower selects) in the Term, unless Borrowers and Lenders have agreed to an extension of the Term beyond the expiration of the Interest Period in question; and (iii) all Interest Periods of the same duration which commence on the same date shall end on the same date; and

(b) as applicable to any LIBOR Loan, a period commencing on the date such LIBOR Loan is advanced, continued or converted, and ending on the date which is one (1) month, two (2) months, three (3) months, or six (6) months later, as may then be requested by U.S. Borrower; provided that (i) any Interest Period which would otherwise end on a day which is not a Business Day shall end in the next preceding or succeeding Business Day as is Bank’s custom in the market to which such LIBOR Loan relates; (ii) there remains a minimum of one (1) month, two (2) months, three (3) months or six (6) months (depending upon which Interest Period U.S. Borrower selects) in the Term, unless Borrowers and Lenders have agreed to an extension of the Term beyond the expiration of the Interest Period in question; (iii) all Interest Periods of the same duration which commence on the same date shall end on the same date; and (iv) with respect to any LIBOR Loan in respect of the U.S. Closing Date Term Loans, no applicable Interest Period shall extend beyond the scheduled installment payment date for the applicable portion of such U.S. Closing Date Term Loans.

ITA – the Income Tax Act (Canada), as it may be amended or otherwise modified.

LC Amount – the Canadian LC Amount or the U.S. LC Amount, as the context requires.

LC Guarantee – any guarantee pursuant to which any Agent or any Affiliate of any Agent shall guarantee the payment or performance by either Borrower of its reimbursement obligation under any letter of credit.

LC Obligations – the Canadian LC Obligations or the U.S. LC Obligations, as the context requires.

Lenders – Canadian Lenders and U.S. Lenders, or any one or more of them, as the context requires.

Letter of Credit – any standby or documentary letter of credit issued by Bank, any Agent or any Affiliate of any Agent for the account of either Borrower.

Leverage Ratio – at any date, the ratio of (i) aggregate Indebtedness for Money Borrowed as of such date to (ii) EBITDA for the 12-month period ending on such date, all as determined for Canadian Borrower and its Subsidiaries on a Consolidated basis and in accordance with GAAP.

LIBOR – as applicable to any LIBOR Loan, for the applicable Interest Period, the rate per annum (rounded upward, if necessary, to the nearest 1/16 of one percent) as determined on the basis of the offered rates for deposits in U.S. Dollars, for a period of time comparable to such Interest Period which appears on the Telerate page 3750 (or such other page as may be a replacement therefor) as of 11:00 a.m. (London time) on the day that is two (2) London Banking Days preceding the first day of such Interest Period; provided, however, if the rate described above does not appear on the Telerate System on any applicable interest determination date, the LIBOR shall be the rate (rounded upwards as described above, if necessary) for deposits in U.S. Dollars for a period substantially equal to the Interest Period on the Reuters Page “LIBO” (or such other page as may replace the LIBO Page on that service for the purpose of displaying such rates), as of 11:00 a.m. (London Time), on the day that is two (2) London Banking Days prior to the first day of such Interest Period. If both the Telerate and Reuters systems are unavailable, then the rate for that date will be determined on the basis of the offered rates for deposits in U.S. Dollars for a period of time comparable to such Interest Period which are offered by four (4) major banks in the London interbank market at approximately 11:00 a.m. (London time), on the day that is two (2) London Banking Days preceding the first day of such Interest Period as selected by Administrative Agent. The principal London office of each of the major London banks so selected will be requested to provide a quotation of its U.S. Dollar deposit offered rate. If at least two (2) such quotations are provided, the rate for that date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that date will be determined on the basis of the rates quoted for loans in U.S. Dollars to leading European banks for a period of time comparable to such Interest Period offered by major banks in New York City at approximately 11:00 a.m. (New York City time), on the day that is two (2) London Banking Days preceding the first day of such Interest Period. In the event that Administrative Agent is unable to obtain any such quotation as provided above, it will be determined that LIBOR pursuant to a Interest Period cannot be determined. In the event that the Board of Governors of the Federal Reserve System shall impose a Reserve Percentage with respect to LIBOR deposits of Bank then for any period during which such Reserve Percentage shall apply, LIBOR shall be equal to the amount determined above divided by an amount equal to 1 minus the Reserve Percentage.

LIBOR Loans – a U.S. Revolving Credit Loan or any portion of U.S. Closing Date Term Loan maintained at LIBOR.

LIBOR Request – a notice in writing (or by telephone confirmed electronically or by telecopy or other facsimile transmission on the same day as the telephone request) from U.S. Borrower to Administrative Agent requesting that interest on a U.S. Revolving Credit Loan or all or any portion of the U.S. Closing Date Term Loan be based on LIBOR, specifying: (i) the first day of the Interest Period (which shall be a Business Day); (ii) the length of the Interest Period; (iii) whether the LIBOR Loan is a new Loan, a conversion of a Base Rate Loan, or a continuation of a LIBOR Loan, and (iv) the dollar amount of the requested LIBOR Loan, which shall be in an amount not less than the U.S. $1,000,000 or an integral multiple of the U.S. $100,000 in excess thereof.

Lien – any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on common law, civil law, statute or contract. The term “Lien” shall also include hypothecs, rights of seller under conditional sales contracts or title retention agreements, reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property. For the purpose of the Agreement, each Borrower shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

Loan Account – the loan account established on the books of an Agent pursuant to Section 3.5 of the Agreement.

Loan Commitment – with respect to any Lender, the amount of such Lender’s Revolving Loan Commitment plus such Lender’s Term Loan Commitment, and with respect to all Lenders, all Lenders’ Revolving Loan Commitments and Term Loan Commitments.

Loan Documents – the Agreement, the Other Agreements and the Security Documents.

Loans – all loans and advances of any kind made by any Agent, any Lender, or any Affiliate of any Agent or any Lender, pursuant to the Agreement.

London Banking Day – any date on which commercial banks are open for business in London, England.

Majority Lenders – as of any date, Lenders holding 51% of the Revolving Loan Commitments and Term Loan Commitments determined on a combined basis and following the termination of the Revolving Loan Commitments, Lenders holding 51% or more of the outstanding Loans, LC Amounts and LC Obligations not yet reimbursed by either Borrower or funded with a Revolving Credit Loan; provided, that (i) in each case, if there are 2 or more Lenders with outstanding Loans, LC Amounts, unfunded and unreimbursed LC Obligations or Revolving Loan Commitments, at least 2 Lenders shall be required to constitute Majority Lenders; and (ii) prior to termination of the Revolving Loan Commitments, if any Lender breaches its obligation to fund any requested Revolving Credit Loan, for so long as such breach exists, its voting rights hereunder shall be calculated with reference to its outstanding Loans, LC Amounts and unfunded and unreimbursed LC Obligations, rather than its Revolving Loan Commitment.

Material Adverse Effect – (i) a material adverse effect on the business, condition (financial or otherwise), operation, performance or properties of Borrowers and their Subsidiaries taken as a whole, (ii) a material adverse effect on the rights and remedies of Agents or Lenders under the Loan Documents, or (iii) the material impairment of the ability of the Borrowers and their Subsidiaries, taken as a whole, to perform their obligations under the Loan Documents.

Money Borrowed – means, (i) Indebtedness arising from the lending of money by any Person to either Borrower or any of its Subsidiaries; (ii) Indebtedness, whether or not in any such case arising from the lending by any Person of money to either Borrower or any of its Subsidiaries, (1) which is represented by notes payable or drafts accepted that evidence extensions of credit, (2) which constitutes obligations evidenced by bonds, debentures, notes or similar instruments, or (3) upon which interest charges are customarily paid (other than accounts payable) or that was issued or assumed as full or partial payment for Property; (iii) Indebtedness that constitutes a Capitalized Lease Obligation; (iv) reimbursement obligations with respect to letters of credit or guarantees of letters of credit and (v) Indebtedness of either Borrower or any of its Subsidiaries under any guarantee of obligations that would constitute

Indebtedness for Money Borrowed under clauses (i) through (iii) hereof, if owed directly by either Borrower or any of its Subsidiaries. Money Borrowed shall not include trade payables or accrued expenses.

Mortgages – the debentures, mortgages, deeds of trust and the Deed of Hypothec executed by the applicable Borrower on or about the Closing Date in favour of the Canadian Agent or U.S. Agent, as applicable (or the Fondé de Pouvoir, in the case of the Deed of Hypothec), for the benefit of itself, the other Agents and the Lenders, by which such Borrower has granted to the Canadian Agent or U.S. Agent, as applicable (or the Fondé de Pouvoir, in the case of the Deed of Hypothec), as security for the Obligations, creating a Lien upon the real Property of the applicable Borrower located at 2590 Ouellette Avenue, Windsor, Ontario, 1200 Lakeshore Road East, Mississauga, Ontario, 311 Pinebush Road, Cambridge, Ontario, 95 Lyon Avenue North, Tilbury, Ontario, 1450 Alphonse-D. Roy, Montreal, Quebec, 95 East Ten Mile Road, Madison Heights, Michigan, 4300 40th Street, Kentwood, Michigan, 3650 South Derenzy Road, Bellaire, Michigan and 1855 Peck Lane, Cheshire, Connecticut, together with all debentures, mortgages, deeds of trust, deeds of hypothecs and comparable documents now or at any time hereafter securing the whole or any part of the Obligations.

Multiemployer Plan – has the meaning set forth in Section 4001(a)(3) of ERISA.

Notes – the Revolving Notes and the Term Notes.

Obligations – Canadian Obligations and U.S. Obligations.

Obligors – the Borrowers and the German Obligor.

Organizational I.D. Number – with respect to any Person, the organizational identification number assigned to such Person by the applicable governmental unit or agency of the jurisdiction of organization of such Person.

Other Agreements – any and all agreements, instruments and documents (other than the Agreement and the Security Documents), heretofore, now or hereafter executed by either Borrower, any Subsidiary of either Borrower or any Guarantor, or any officer or director thereof, and delivered to any Agent or any Lender in respect of the transactions contemplated by the Agreement.

Overadvance – a Canadian Overadvance or a U.S. Overadvance, as the context requires.

Permitted Liens – any Lien of a kind specified in subsection 8.2.5 of the Agreement.

Permitted Purchase Money Indebtedness – Purchase Money Indebtedness of each Borrower or any Subsidiary of a Borrower incurred after the date hereof which is secured by a Purchase Money Lien and the principal amount of which, when aggregated with the principal amount of all other such Indebtedness and Capitalized Lease Obligations of each Borrower and its Subsidiaries at the time outstanding, does not exceed Cdn. $2,500,000. For the purposes of this definition, the principal amount of any Purchase Money Indebtedness consisting of capitalized leases (as opposed to operating leases) shall be computed as a Capitalized Lease Obligation.

Person – an individual, sole proprietorship, partnership, corporation, limited liability company, joint stock company, land trust, business trust, or unincorporated organization, or a government or agency or political subdivision thereof.

Plan – an employee benefit plan now or hereafter maintained for employees of either Borrower or any of its Subsidiaries that is covered by Title IV of ERISA.

PPSA – the Personal Property Security Act (Ontario), as it may be amended or otherwise modified.

Prior Claims – means all Liens created by applicable law (in contrast with Liens voluntarily granted) which rank or are capable of ranking prior or pari passu with any Agent’s Lien (or the applicable equivalent of such Liens) against all or part of the Collateral, including for amounts owing for vacation pay, employee deductions and contributions, goods and services taxes, sales taxes, realty taxes, business taxes, workers’ compensation, pension plan or fund obligations and overdue rents (to the extent, in the case of rents, that such rents are not already the subject of a reserve).

Product Obligations – every obligation of either Borrower under and in respect of any one or more of the following types of services or facilities extended to such Borrower by Bank, any Agent, any Lender or any Affiliate of Bank or any Agent: (i) credit cards, (ii) cash management or related services including the automatic clearing house transfer of funds for the account of such Borrower pursuant to agreement or overdraft, (iii) cash management, including controlled disbursement services and (iv) Derivative Obligations.

Projections – Canadian Borrower’s forecasted Consolidated (i) balance sheets, (ii) profit and loss statements, and (iii) cash flow statements, all prepared on a consistent basis with the historical financial statements of Canadian Borrower and its Subsidiaries, together with appropriate supporting details and a statement of underlying assumptions.

Property – any interest in any kind of property or asset, whether real (or immovable), personal (or movable) or mixed, or tangible or intangible.

Purchase Money Indebtedness – means and includes (i) Indebtedness (other than the Obligations) for the payment of all or any part of the purchase price of any fixed assets, (ii) any Indebtedness (other than the Obligations) incurred at the time of or within 20 days prior to or after the acquisition of any fixed assets for the purpose of financing all or any part of the purchase price thereof, and (iii) any renewals, extensions or refinancings thereof, but not any increases in the principal amounts thereof outstanding at the time.

Purchase Money Lien – a Lien upon fixed assets which secures Purchase Money Indebtedness, but only if such Lien shall at all times be confined solely to the fixed assets (and the proceeds thereof) the purchase price of which was financed through the incurrence of the Purchase Money Indebtedness secured by such Lien.

Rentals – as defined in subsection 8.2.18 of the Agreement.

Reportable Event – any of the events set forth in Section 4043(c) of ERISA.

Reserve Percentage – the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed on member banks of the Federal Reserve System against “Euro-currency Liabilities” as defined in Regulation D.

Restricted Investment – any investment made in cash or by delivery of Property to any Person, whether by acquisition of stock, Indebtedness or other obligation or Security, or by loan, advance or capital contribution, or otherwise, or in any Property except the following:

(i) subject, in the case of an investment by a Borrower, to the Transaction Availability Requirement being satisfied by the investing Borrower immediately following the investment, (A) investments by either Borrower in the other Borrower or in one or more Restricted Subsidiaries, (B) investments by a Restricted Subsidiary in a Borrower or another Restricted Subsidiary, or (C) investments by a Subsidiary in a Borrower or another Subsidiary;

(ii) Property to be used in the ordinary course of business;

(iii) Current Assets arising from the sale of goods and services in the ordinary course of business of either Borrower or any of its Subsidiaries;

(iv) investments in direct obligations of the United States of America or Canada, or any agency thereof or obligations guaranteed by the United States of America or Canada, provided that such obligations mature within one year from the date of acquisition thereof;

(v) investments in certificates of deposit maturing within one year from the date of acquisition and fully insured by the Federal Deposit Insurance Corporation;

(vi) investments in commercial paper given the highest rating by a national credit rating agency and maturing not more than 270 days from the date of creation thereof;

(vii) investments in money market, mutual or similar funds having assets in excess of $100,000,000 and the investments of which are limited to investment grade securities;

(viii) loans permitted under subsections 8.2.2 of the Agreement;

(ix) investments existing on the date hereof and listed on Exhibit 8.2.12 hereto;

(x) investments otherwise expressly permitted pursuant to the Agreement;

(xi) other investments in an aggregate amount of up to Cdn. $1,000,000 during the Term (or up to an additional Cdn. $2,000,000 to the extent financed with common equity contributions to Canadian Borrower or if the consideration therefor consists of common equity of Canadian Borrower to the extent otherwise permitted by the Agreement), provided that (a) any such investment is in the same type of business as the business conducted by Borrowers, (b) such investment has no adverse effect on the EBITDA of Canadian Borrower, (c) there is no recourse to a Borrower or other Subsidiary in respect of the liabilities owing by such new Subsidiary or other Person which is the subject of such investment, (d) no Event of Default exists or would result from such investment, (e) for each such investment, the applicable Borrower provides Administrative Agent with 10 days’ prior notice and such Borrower shall provide Administrative Agent with such other information relating to such investment requested by Administrative Agent, acting reasonably, prior to making such investment;

(xii) to the extent not covered in any other subparagraphs of this definition of “Restricted Investments”, time deposits, certificates of deposit, money market deposits of, and bankers’ acceptances and commercial papers issued by, any commercial bank incorporated in the United States of recognized standing having capital and surplus in excess of U.S. $50,000,000 or of any Canadian chartered bank, in each case, with maturities of not more than one year from the date of acquisition by such Person.

Restricted Subsidiary – means a Subsidiary of either Borrower listed on Exhibit 8.1.8 to the Agreement, being (a) a Subsidiary which has provided a Guarantee Agreement, a security agreement and/or a Mortgage providing the applicable Agent with first priority Liens (subject only to Permitted Liens) in the Property of such Subsidiary securing the Obligations, as and when required pursuant to, and in compliance with, subsection 8.1.8 of the Agreement or (b) a Subsidiary otherwise approved by Administrative Agent.

Revolving Credit Loan – a Loan made by any Lender pursuant to Section 1.1 of the Agreement.

Revolving Credit Maximum Amount – Cdn. $30,000,000, as such amount may be reduced from time to time pursuant to subsection 3.3.6 of the Agreement.

Revolving Loan Commitment – the Canadian Revolving Loan Commitment and the U.S. Revolving Loan Commitment.

Revolving Loan Percentage – the Canadian Revolving Loan Percentage or the U.S. Revolving Loan Percentage, as the context requires.

Revolving Notes – the Canadian Revolving Credit Loan Notes and the U.S. Revolving Credit Loan Notes.

Security – all shares of stock, partnership interests, membership interests, membership units or other ownership interests in any other Person and all warrants, options or other rights to acquire the same.

Security Documents – the Guarantee Agreements, the Mortgages and all other instruments and agreements now or at any time hereafter securing the whole or any part of the Obligations.

Solvent – as to any Person, that such Person (i) owns Property whose fair saleable value is greater than the amount required to pay all of such Person’s Indebtedness (including contingent debts), (ii) is able to pay all of its Indebtedness as such Indebtedness matures and (iii) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage.

Solvent (Adjusted) – as to any Person, that such Person (i) owns Property whose fair saleable value is greater than the amount required to pay all of such Person’s Indebtedness (including contingent debts but excluding Subordinated Debt), (ii) is able to pay all of its Indebtedness as such Indebtedness matures and (iii) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage.

Statutory Payables Certificate – a certificate by a responsible officer of Canadian Borrower, substantially in the form of Exhibit 8.1.4(b) to the Agreement, setting forth the information called for therein relating to Canadian Borrower’s statutory payables, all in such detail as shall be reasonably satisfactory to Administrative Agent.

Subordinated Debt – (i) the Subordinated Notes and (ii) Indebtedness for Money Borrowed of either Borrower or any Subsidiary of such Borrower that is subordinated to the Obligations in a manner satisfactory to Administrative Agent, and contains terms, including without limitation, payment terms, satisfactory to Administrative Agent.

Subordinated Notes – the 9 7/8% senior subordinated notes, in the maximum aggregate amount of U.S.$100,000,000, issued by Borrowers from time to time pursuant to the Subordinated Notes Trust Indenture.

Subordinated Notes Trust Indenture – the indenture dated as of February 5, 1998, among Canadian Borrower and U.S. Borrower, as issuers, and United States Trust Company of New York, as trustee, as such indenture may be amended from time to time.

Subsidiary – any Person of which another Person owns, directly or indirectly through one or more intermediaries, more than 50% of the Voting Stock at the time of determination.

Term – as defined in Section 4.1 of the Agreement.

Term Loan Commitment – with respect to any Canadian Lender, the amount of such Lender’s Canadian Closing Date Term Loan Commitment and Delayed Draw Term Loan Commitment, and with respect to any U.S. Lender, the amount of its U.S. Closing Date Term Loan Commitment, in each case pursuant to the Agreement, as set forth in Exhibit 1.1 of the Agreement or any Assignment and Acceptance Agreement executed by such Lender, and with respect to all Lenders, all Canadian Closing Date Term Loan Commitments, Delayed Draw Term Loan Commitments and U.S. Closing Date Term Loan Commitments.

Term Loans – the U.S. Closing Date Term Loan, the Canadian Closing Date Term Loans and the Delayed Draw Term Loans.

Term Notes – the U.S. Closing Date Term Loan Notes, the Canadian Closing Date Term Loan Notes and the Delayed Draw Term Loan Notes.

Test Period – with respect to any requested date of borrowing of Delayed Draw Term Loans occurring (i) within the first 60 days after the Closing Date, the period from the Closing Date to and including the requested borrowing date and (ii) thereafter, the 60 day period immediately preceding such requested borrowing date.

Total Credit Facility – Cdn. $50,000,000, as reduced from time to time pursuant to the terms of the Agreement.

Transaction Availability Requirement – Availability of the applicable Borrower, on an individual basis, being no less than Cdn. $1,000,000.

Type of Organization – with respect to any Person, the kind or type of entity by which such Person is organized, such as a corporation or limited liability company.

UCC – the Uniform Commercial Code as in effect in the State of Illinois on the date of this Agreement, as it may be amended or otherwise modified.

U.S. Agent – Fleet Capital Corporation in its capacity as U.S. Agent under the Agreement and any successor in that capacity appointed pursuant to Section 11.11 of the Agreement.

U.S. Borrower – Anchor Lamina America, Inc., a Michigan corporation.

U.S. Borrowing Base – as at any date of determination thereof, an amount equal to the lesser of the Equivalent of:

(i) the Aggregate U.S. Revolving Loan Commitment; or

(ii) an amount equal to the sum of:

(a) 85% of the net amount of Eligible Accounts of the U.S. Borrower outstanding at such date; plus

(b) the lesser of (1) the Equivalent of the U.S. Inventory Sublimit and (2) the sum of (i) 50% of the value of Eligible Inventory of U.S. Borrower at such date consisting of raw materials, (ii) 60% of the value of Eligible Inventory of U.S. Borrower at such date consisting of finished goods and (iii) 30% of the value of Eligible Inventory of U.S. Borrower at such date consisting of purchased parts.

The limitations set forth in the immediately preceding sentence and each of the advance rates set forth above may be adjusted downward by Administrative Agent, as Administrative Agent shall deem necessary or appropriate in its reasonable credit judgment exercised in good faith. For purposes hereof, (1) the net amount of Eligible Accounts at any time shall be the face amount of such Eligible Accounts less any and all returns, rebates, discounts (which may, at Administrative Agent’s option, be calculated on shortest terms), credits, allowances or excise taxes of any nature at any time issued, owing, claimed by Account Debtors, granted, outstanding or payable in connection with such Accounts at such time and (2) the amount of Eligible Inventory shall be determined on a first-in, first-out (or weighted average in accordance with the U.S. Borrower’s current practices), lower of cost or market basis in accordance with GAAP. In addition, Administrative Agent shall have the right to establish reserves with respect to the U.S. Revolving Credit Loans in such amounts as Administrative Agent shall deem necessary or appropriate in its reasonable credit judgment exercised in good faith, against the amount of the U.S. Borrowing Base with respect to (i) potential dilution related to U.S. Borrower’s Accounts; (ii) shrinkage and spoilage of U.S. Borrower’s Inventory; (iii) other sums chargeable against U.S. Borrower’s Loan Account as U.S. Revolving Credit Loans under any section of this Agreement which U.S. Borrower has failed to pay when due; (iv) amounts owing by U.S. Borrower to any Person in respect of Prior Claims; (v) amounts owing by U.S. Borrower in connection with Product Obligations; (vi) amounts committed by U.S. Borrower to the acquisition of replacement Equipment or fixed assets pursuant to subsection 6.4.2(iii) of the Agreement, (vii) other reserves specifically contemplated by the Agreement, and (viii) such other specific events, conditions or contingencies as to which Administrative Agent, in its reasonable credit judgment exercised in good faith, determines reserves should be established from time to time hereunder. Notwithstanding the foregoing, Administrative Agent shall not establish any reserves in respect of any matters relating to any items of Collateral that have been taken into account in determining Eligible Inventory or Eligible Accounts, as applicable.

U.S. Closing Date Term Loan – as defined in subsection 1.3.1 of the Agreement.

U.S. Closing Date Term Loan Commitment – with respect to any U.S. Lender, the amount of such Lender’s U.S. Closing Date Term Loan Commitment pursuant to Exhibit 1.1 of the Agreement, or any Assignment and Acceptance Agreement executed by such U.S. Lender, minus all U.S. Closing Date Term Loan repayments paid to such U.S. Lender, and with respect to all U.S. Lenders, the aggregate of all U.S. Lenders’ U.S. Lenders Closing Date Term Loan Commitments minus all U.S. Closing Date Term Loan repayments paid to all U.S. Lenders.

U.S. Closing Date Term Loan Note – the Secured Promissory Note to be executed by U.S. Borrower on or about the Closing Date in favour of each applicable U.S. Lender to evidence its U.S. Closing Date Term Loan, which shall be in the form of Exhibit 1.3.1 to the Agreement, together with any replacement or successor notes therefor.

U.S. Collateral – all of U.S. Borrower’s right, title and interest in (i) the Property and interests in Property described in subsection 5.1.2 of the Agreement, and (ii) all other Property and interests in Property located in the United States that now or hereafter secure the payment and performance of any of the U.S. Obligations and the Canadian Obligations.

U.S. Dollar or U.S. $ – the lawful currency of the United States of America.

U.S. Inventory Sublimit – Cdn. $6,500,000, as the same may be adjusted from time to time in accordance with Section 1.1.4.

U.S. LC Amount – at any time, the aggregate undrawn available amount of all Letters of Credit and LC Guarantees then outstanding and issued upon the application of U.S. Borrower.

U.S. LC Obligations – any Obligations that arise from any draw against any Letter of Credit or against any letter of credit supported by an LC Guarantee, in each case issued upon the application of U.S. Borrower.

U.S. Lenders – each U.S. Lender identified as such on the execution pages hereof and any other U.S. Lender identified as such in any Assignment and Acceptance Agreement from time to time.

U.S. Obligations – all Loans, the U.S. LC Amount, the U.S. LC Obligations and all other advances, debts, liabilities, obligations, together with all interest, fees and other charges thereon, owing, arising, due or payable from U.S. Borrower to any Agent, for its own benefit, from U.S. Borrower to any Agent for the benefit of any Lender, from U.S. Borrower to any Lender or from U.S. Borrower to Bank or any other Affiliate of any Agent, of any kind or nature, present or future, whether or not evidenced by any note, guarantee (including the guarantee of the Canadian Obligations pursuant to Section 2.13 of the Agreement) or other instrument, arising under the Agreement or any of the other Loan Documents, whether direct or indirect (including those acquired by assignment), absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising and however acquired, together with any Product Obligations owing by U.S. Borrower to any Agent, any Lender, Bank or any Affiliate of Bank or any Agent.

U.S. Overadvance – as defined in subsection 1.1.5 of the Agreement.

U.S. Revolving Credit Loan – a Loan made by any Lender pursuant to subsection 1.1.2 of the Agreement.

U.S. Revolving Loan Commitment – with respect to any U.S. Lender, the amount of such U.S. Lender’s U.S. Revolving Loan Commitment pursuant to subsection 1.1.2 of the Agreement, as set forth on Exhibit 1.1 to the Agreement, as the same may be adjusted from time to time in accordance with subsection 1.1.3 of the Agreement or any Assignment and Acceptance Agreement executed by such U.S. Lender, and with respect to all U.S. Lenders, the Aggregate U.S. Revolving Loan Commitment.

U.S. Revolving Loan Percentage – with respect to each U.S. Lender, the percentage equal to the quotient of such Lender’s U.S. Revolving Loan Commitment divided by the Aggregate U.S. Revolving Loan Commitment.

U.S. Revolving Credit Loan Note – the Secured Promissory Note to be executed by U.S. Borrower on or about the Closing Date in favour of each applicable U.S. Lender to evidence its U.S. Revolving Credit Loans, which shall be in the form of Exhibit 1.1.2 to the Agreement, together with any replacement or successor notes therefor.

U.S. Term Loan Percentage – with respect to each U.S. Lender, the percentage equal to the quotient of such Lender’s U.S. Closing Date Term Loan Commitment divided by the aggregate of all U.S. Closing Date Term Loan Commitments.

Unused Line Fee – as defined in Section 2.5 of the Agreement.

Voting Stock – Securities of any class or classes of a corporation, limited partnership or limited liability company or any other entity the holders of which are ordinarily, in the absence of contingencies, entitled to vote with respect to the election of corporate directors (or Persons performing similar functions).

Other Terms. All other terms contained in the Agreement shall have, when the context so indicates, the meanings provided for by the PPSA, if with respect to the Canadian Borrower or the Canadian Collateral, or the UCC, if with respect to the U.S. Borrower or the U.S. Collateral, to the extent the same are used or defined therein.

Certain Matters of Construction. The terms “herein”, “hereof” and “hereunder” and other words of similar import refer to the Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. The section titles, table of contents and list of exhibits appear as a matter of convenience only and shall not affect the interpretation of the Agreement. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. All references to any of the Loan Documents shall include any and all modifications thereto and any and all extensions or renewals thereof. All definitions importing the singular may be used in the plural, and vice versa, with the necessary changes in construction. For greater certainty, all references to certificates, reports, notices, statements and the like to be provided by the chief financial officer, treasurer or other officer or director of a Person pursuant to the Agreement or any other Loan Document shall mean such certificates, reports, notices, statements and the like to be provided by such Person pursuant to the Agreement or any other Loan Document or by the chief financial officer, treasurer or other officer or director of a Person for and on behalf of such Person pursuant to the Agreement or any other Loan Document. All reporting requirements relating to German Obligor shall, unless otherwise specified, be done by Canadian Borrower and all references to Canadian Collateral shall include Accounts of German Obligor, as applicable.

References to “Applicable”. Unless otherwise specifically provided, references to “the applicable Borrower” shall mean, with respect to Canadian Agent, Canadian Lenders, Loans made by Canadian Lenders and/or the Canadian Collateral, Canadian Borrower, and with respect to U.S. Agent, U.S. Lenders, Loans made by U.S. Lenders and/or U.S. Collateral, U.S. Borrower. Unless otherwise specifically provided, references to “the applicable Agent” shall mean, with respect to Canadian Borrower and/or the Canadian Collateral, Canadian Agent, and with respect to U.S. Borrower and/or the U.S. Collateral, U.S. Agent. Unless otherwise specifically provided, references to “the applicable Lenders” shall mean, with respect to Canadian Borrower, Canadian Agent, Loans made by Canadian Lenders and/or the Canadian Collateral, Canadian Lenders, and with respect to U.S. Borrower, U.S. Agent, Loans made by U.S. Lenders and/or the U.S. Collateral, U.S. Lenders.

Quebec References. For purposes of the Canadian Collateral located in Quebec or charged by the Deed of Hypothec, “real Property” shall be deemed to include “immovable Property”, and “personal Property” shall be deemed to include “movable property”, and references to Liens granted in favour of the Canadian Agent shall be deemed to include Liens granted in favour of the Fondé de Pouvoir. Any reference to any present or future indebtedness, liabilities and obligations owing by the Canadian Borrower to the Canadian Agent (or words to the like effect) shall be deemed to include any present or future obligations owing to the Fondé de Pouvoir.

LIST OF EXHIBITS AND SCHEDULES

Exhibit 1.1	Commitments

Exhibit 1.1.1	Form of Canadian Revolving Credit Loan Note

Exhibit 1.1.2	Form of U.S. Revolving Credit Loan Note

Exhibit 1.3.1	Form of U.S. Closing Date Term Loan Note

Exhibit 1.3.2	Form of Canadian Closing Date Term Loan Note

Exhibit 1.3.3	Form of Delayed Draw Term Loan Note

Exhibit 5.2.1	Commercial Tort Claims

Exhibit 6.1.1	Business Locations

Exhibit 7.1.1	Jurisdictions in which each Borrower and each Subsidiary is Authorized to do Business

Exhibit 7.1.4	Capital Structure of each Borrower and each Subsidiary

Exhibit 7.1.5	Names; Organization

Exhibit 7.1.13	Surety Obligations

Exhibit 7.1.14	Tax Identification Numbers of Subsidiary

Exhibit 7.1.15	Brokers’ Fees

Exhibit 7.1.16	Patents, Trademarks, Copyrights and Licenses

Exhibit 7.1.19	Contracts Restricting Right to Incur Debts

Exhibit 7.1.20	Litigation

Exhibit 7.1.22	Capitalized and Operating Leases

Exhibit 7.1.23	Canadian Benefit and Pension Plans

Exhibit 7.1.24	U.S. Pension Plans

Exhibit 7.1.26	Labour Relations

Exhibit 8.1.3	Form of Compliance Certificate

Exhibit 8.1.4(a)	Form of Borrowing Base Certificate

Exhibit 8.1.4(b)	Form of Statutory Payables Certificate

Exhibit 8.1.8	Restricted Subsidiaries

Exhibit 8.2.3	Existing Indebtedness

Exhibit 8.2.5	Permitted Liens

Exhibit 8.2.12	Permitted Investments

Exhibit 8.3	Financial Covenants

List of Exhibits and Schedules

EXHIBIT 1.1

COMMITMENTS

	Fleet Capital Canada Corporation	Fleet Capital Corporation
Canadian Revolving Loan Commitment	Cdn.$15,000,000 (subject to subsection 1.1.3 of the Agreement)	N/A
U.S. Revolving Loan Commitment	N/A	Equivalent of Cdn.$15,000,000 (subject to subsection 1.1.3 of the Agreement)
Delayed Draw Term Loan Commitment	Cdn.$15,000,000	N/A
Canadian Closing Date Term Loan Commitment	Cdn.$2,000,000	N/A
U.S. Closing Date Term Loan Commitment	N/A	U.S.$1,905,004

Exhibit 1.1 - Page 1

EXHIBIT 1.1.1

FORM OF CANADIAN REVOLVING CREDIT LOAN NOTE

November 14, 2002

FOR VALUE RECEIVED, the undersigned (“Canadian Borrower”), hereby promises to pay to the order of Fleet Capital Canada Corporation, together with its successors and assigns, as Canadian Agent, on behalf of each Canadian Lender (such capitalized terms as defined in the Loan and Security Agreement (as defined below)) under that certain loan and security agreement dated November 12, 2002 among Fleet Capital Canada Corporation, as Canadian Agent, Fleet Capital Corporation, as Administrative Agent and U.S. Agent, the Lenders party thereto, Canadian Borrower, as Canadian borrower, and Anchor Lamina America, Inc., as U.S. Borrower, as amended, restated, replaced or supplemented from time to time (the “Loan and Security Agreement”), at the Canadian Agent’s offices located at 300 The East Mall, Suite 120, Toronto, Ontario M9B 6B7, the principal sum of Cdn.$15,000,000.00 or such other amount of Canadian Revolving Credit Loans as may be made by Canadian Lenders to Canadian Borrower pursuant to the Loan and Security Agreement, together with any accrued and unpaid interest thereon from and after the date hereof on the unpaid principal balance outstanding consisting of a Canadian Revolving Credit Loan made by each Canadian Lender to Canadian Borrower at a fluctuating rate per annum equal to the Canadian Prime Rate or the Canadian BA Rate for the corresponding Interest Period, as the case may be, plus the Applicable Margin.

All capitalized terms used herein, unless otherwise specifically defined in this Note, shall have the meanings ascribed to them in the Loan and Security Agreement and all section and subsection references in underlined text shall refer to the corresponding section of the Loan and Security Agreement.

This Note is a Canadian Revolving Credit Loan Note referred to in, and is issued pursuant to, the Loan and Security Agreement. This Note is entitled to all of the benefits and security of the Loan and Security Agreement and is subject to all of the terms, covenants and conditions of the Loan and Security Agreement. The indebtedness, liabilities and obligations evidenced by this Note constitutes “Designated Senior Debt”, as that term is defined in the Subordinated Notes Trust Indenture (as defined in the Loan and Security Agreement).

All payments and repayments of amounts owing hereunder shall be made in the same currency as the currency of the advance made by the Canadian Lenders and evidenced by this Note.

For so long as no Event of Default shall have occurred in consequence of which Administrative Agent or Majority Lenders elect to accelerate the maturity and payment of the Obligations, the principal amount of, and accrued interest on, this Note shall be due and payable on the dates and in the manner hereinafter set forth:

(a) interest on the Canadian Revolving Credit Loan evidenced by this Note and based on the Canadian Prime Rate shall be due and payable monthly on each Interest

Exhibit 1.1.1 - Page 1

Payment Date and continue until such time as the full principal balance of such Canadian Prime Rate Loan is paid in full or converted into a Canadian BA Rate Loan pursuant to subsection 3.1.8 (and all interest accruing prior to such conversion shall be calculated using the Canadian Prime Rate then in effect and such accrued interest shall be due and payable at the next Interest Payment Date, along with any other interest which may be due and payable);

(b) interest on the Canadian Revolving Credit Loan evidenced by this Note and based on Canadian BA Rate shall be due and payable monthly on each Interest Payment Date and continue until such time as the full principal balance of such Canadian BA Rate Loan is paid in full or converted into a Canadian Prime Rate Loan pursuant to subsection 3.1.9 or subsection 3.1.13 (and all interest accruing prior to such conversion shall be calculated using the Canadian BA Rate then in effect and such accrued interest shall be due and payable at the next Interest Payment Date, along with any other interest which may be due and payable); and

(c) the entire outstanding principal amount existing at the end of the Term, together with accrued interest and any and all other amounts due hereunder, shall be due and payable at the end of the Term.

Notwithstanding the foregoing, the entire unpaid principal balance and accrued interest on this Note shall be due and payable immediately upon any termination of the Loan and Security Agreement pursuant to Section 4.2 thereof.

This Note shall be subject to mandatory prepayment in accordance with the provisions of Section 3.3 of the Loan and Security Agreement. Canadian Borrower may also terminate the Loan and Security Agreement and, in connection with such termination, prepay this Note in whole in the manner provided in Section 4.2 of the Loan and Security Agreement.

Upon the occurrence of an Event of Default, Canadian Agent shall have all of the rights and remedies set forth in Section 10 of the Loan and Security Agreement.

Time is of the essence of this Note. To the fullest extent permitted by applicable law, Canadian Borrower, for itself and its legal representatives, successors and assigns, expressly waives presentment, demand, protest, notice of dishonor, notice of non-payment, notice of maturity, notice of protest, presentment for the purpose of accelerating maturity, diligence in collection, and the benefit of any exemption or insolvency laws except for notices expressly provided for in the Loan and Security Agreement.

Wherever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or remaining provisions of this Note. No delay or failure on the part of Canadian Agent or any Canadian Lender in the exercise of any right or remedy hereunder shall operate as a waiver thereof, nor as an acquiescence in any default, nor shall any single or partial exercise by Canadian Agent or any Canadian Lender of any right or remedy preclude any other right or remedy. Canadian Agent, at

Exhibit 1.1.1 - Page 2

its option, may enforce its rights against any collateral securing this Note without enforcing its rights against Canadian Borrower, any guarantor of the indebtedness evidenced hereby or any other property or indebtedness due or to become due to any Canadian Lender. Canadian Borrower agrees that, without releasing, reducing or impairing Canadian Borrower’s liability hereunder, Canadian Agent or any Canadian Lender may at any time release, surrender, substitute or exchange any collateral securing this Note and may at any time release any party primarily or secondarily liable for the indebtedness evidenced by this Note.

This Note shall be governed by, and construed and enforced in accordance with, the laws of the Province of Ontario and the laws of Canada applicable in such Province. Canadian Borrower hereby irrevocably attorns to and accepts the non-exclusive jurisdiction of the courts of the Province of Ontario.

Canadian Borrower hereby represents, warrants and covenants to each Canadian Lender, understanding fully that each Canadian Lender is relying on such representation, warranty and covenant in making its advance of the Canadian Revolving Credit Loan evidenced by this Note, that the entire proceeds of this Note is being, and will be, used in accordance with the terms of the Loan and Security Agreement.

IN WITNESS WHEREOF, Canadian Borrower has caused this Note to be duly executed and delivered on the date first above written.

ANCHOR LAMINA INC.

By:
Name:
Title:

By:
Name:
Title:

Exhibit 1.1.1 - Page 3

EXHIBIT 1.1.2

FORM OF U.S. REVOLVING CREDIT LOAN NOTE

November 14, 2002

FOR VALUE RECEIVED, the undersigned (“U.S. Borrower”), hereby promises to pay to the order of Fleet Capital Corporation, together with its successors and assigns, as U.S. Agent on behalf of each U.S. Lender (such capitalized terms as defined in the Loan and Security Agreement (as defined below)) under that certain loan and security agreement dated November 12, 2002 among Fleet Capital Canada Corporation, as Canadian Agent, Fleet Capital Corporation, as Administrative Agent and U.S. Agent, the Lenders party thereto, Anchor Lamina Inc., as Canadian Borrower, and U.S. Borrower, as U.S. borrower, as amended, restated, replaced or supplemented from time to time (the “Loan and Security Agreement”), at the U.S. Agent’s offices located at One South Wacker Drive, Suite 1400, Chicago, Illinois, U.S.A., the principal sum of the Equivalent to Cdn.$15,000,000.00 or such other amount of U.S. Revolving Credit Loans as may be made by U.S. Lenders to U.S. Borrower pursuant to the Loan and Security Agreement, together with any accrued and unpaid interest thereon from and after the date hereof on the unpaid principal balance outstanding consisting of a U.S. Revolving Credit Loan made by each U.S. Lender to U.S. Borrower at a fluctuating rate per annum equal to the Base Rate or the LIBOR for the corresponding Interest Period, as the case may be, plus the Applicable Margin.

All capitalized terms used herein, unless otherwise specifically defined in this Note, shall have the meanings ascribed to them in the Loan and Security Agreement and all section and subsection references in underlined text shall refer to the corresponding section of the Loan and Security Agreement.

This Note is a U.S. Revolving Credit Loan Note referred to in, and is issued pursuant to, the Loan and Security Agreement. This Note is entitled to all of the benefits and security of the Loan and Security Agreement and is subject to all of the terms, covenants and conditions of the Loan and Security Agreement. The indebtedness, liabilities and obligations evidenced by this Note constitutes “Designated Senior Debt”, as that term is defined in the Subordinated Notes Trust Indenture (as defined in the Loan and Security Agreement).

All payments and repayments of amounts owing hereunder shall be made in the same currency as the currency of the advance made by the U.S. Lenders and evidenced by this Note.

For so long as no Event of Default shall have occurred in consequence of which Administrative Agent or Majority Lenders elect to accelerate the maturity and payment of the Obligations, the principal amount of, and accrued interest on, this Note shall be due and payable on the dates and in the manner hereinafter set forth:

(a) interest on the U.S. Revolving Credit Loan evidenced by this Note and based on the Base Rate shall be due and payable monthly on each Interest Payment Date and continue until such time as the full principal balance of such Base Rate Loan is paid in full or converted into a LIBOR Loan pursuant to subsection 3.1.11 (and all

Exhibit 1.1.2 - Page 1

interest accruing prior to such conversion shall be calculated using the Base Rate then in effect and such accrued interest shall be due and payable at the next Interest Payment Date, along with any other interest which may be due and payable);

(b) interest on the U.S. Revolving Credit Loan evidenced by this Note and based on LIBOR shall be due and payable monthly on each Interest Payment Date and continue until such time as the full principal balance of such LIBOR Loan is paid in full or converted into a Base Rate Loan pursuant to subsection 3.1.12 or subsection 3.1.13 (and all interest accruing prior to such conversion shall be calculated using LIBOR then in effect and such accrued interest shall be due and payable at the next Interest Payment Date, along with any other interest which may be due and payable); and

(c) the entire outstanding principal amount existing at the end of the Term, together with accrued interest and any and all other amounts due hereunder, shall be due and payable at the end of the Term.

Notwithstanding the foregoing, the entire unpaid principal balance and accrued interest on this Note shall be due and payable immediately upon any termination of the Loan and Security Agreement pursuant to Section 4.2 thereof.

This Note shall be subject to mandatory prepayment in accordance with the provisions of Section 3.3 of the Loan and Security Agreement. U.S. Borrower may also terminate the Loan and Security Agreement and, in connection with such termination, prepay this Note in whole in the manner provided in Section 4.2 of the Loan and Security Agreement.

Upon the occurrence of an Event of Default, U.S. Agent shall have all of the rights and remedies set forth in Section 10 of the Loan and Security Agreement.

Time is of the essence of this Note. To the fullest extent permitted by applicable law, U.S. Borrower, for itself and its legal representatives, successors and assigns, expressly waives presentment, demand, protest, notice of dishonor, notice of non-payment, notice of maturity, notice of protest, presentment for the purpose of accelerating maturity, diligence in collection, and the benefit of any exemption or insolvency laws except for notices expressly provided for in the Loan and Security Agreement.

Wherever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or remaining provisions of this Note. No delay or failure on the part of U.S. Agent or any U.S. Lender in the exercise of any right or remedy hereunder shall operate as a waiver thereof, nor as an acquiescence in any default, nor shall any single or partial exercise by U.S. Agent or any U.S. Lender of any right or remedy preclude any other right or remedy. U.S. Agent, at its option, may enforce its rights against any collateral securing this Note without enforcing its rights against U.S. Borrower, any guarantor of the indebtedness evidenced hereby or any other property or indebtedness due or to become due to any U.S. Lender. U.S. Borrower agrees that, without releasing, reducing or impairing U.S. Borrower’s liability hereunder, U.S. Agent or any U.S. Lender may at any time release, surrender, substitute or exchange any collateral securing this

Exhibit 1.1.2 - Page 2

Note and may at any time release any party primarily or secondarily liable for the indebtedness evidenced by this Note.

This Note shall be governed by, and construed and enforced in accordance with, the laws of the Province of Ontario and the laws of Canada applicable in such Province. U.S. Borrower hereby irrevocably attorns to and accepts the non-exclusive jurisdiction of the courts of the Province of Ontario.

U.S. Borrower hereby represents, warrants and covenants to each U.S. Lender, understanding fully that each U.S. Lender is relying on such representation, warranty and covenant in making its advance of the U.S. Revolving Credit Loan evidenced by this Note, that the entire proceeds of this Note is being, and will be, used in accordance with the terms of the Loan and Security Agreement.

IN WITNESS WHEREOF, U.S. Borrower has caused this Note to be duly executed and delivered on the date first above written.

ANCHOR LAMINA INC.

By:
Name:
Title:

By:
Name:
Title:

Exhibit 1.1.2 - Page 3

EXHIBIT 1.3.1

FORM OF U.S. CLOSING DATE TERM LOAN NOTE

November 14, 2002

FOR VALUE RECEIVED, the undersigned (“U.S. Borrower”), hereby promises to pay to the order of Fleet Capital Corporation, together with its successors and assigns, as U.S. Agent on behalf of each U.S. Lender (such capitalized terms as defined in the Loan and Security Agreement (as defined below)) under that certain loan and security agreement dated November 12, 2002 among Fleet Capital Canada Corporation, as Canadian Agent, Fleet Capital Corporation, as Administrative Agent and U.S. Agent, the Lenders party thereto, Anchor Lamina Inc., as Canadian Borrower, and U.S. Borrower, as U.S. borrower, as amended, restated, replaced or supplemented from time to time (the “Loan and Security Agreement”), at the U.S. Agent’s offices located at One South Wacker Drive, Suite 1400, Chicago, Illinois, U.S.A., the principal sum of U.S.$ 1,905,004 together with any accrued and unpaid interest thereon from and after the date hereof on the unpaid principal balance outstanding consisting of a U.S. Closing Date Term Loan made by each U.S. Lender to U.S. Borrower at a fluctuating rate per annum equal to the Base Rate or the LIBOR for the corresponding Interest Period, as the case may be, plus the Applicable Margin.

All capitalized terms used herein, unless otherwise specifically defined in this Note, shall have the meanings ascribed to them in the Loan and Security Agreement and all section and subsection references in underlined text shall refer to the corresponding section of the Loan and Security Agreement.

This Note is a U.S. Closing Date Term Loan Note referred to in, and is issued pursuant to, the Loan and Security Agreement. This Note is entitled to all of the benefits and security of the Loan and Security Agreement and is subject to all of the terms, covenants and conditions of the Loan and Security Agreement. The indebtedness, liabilities and obligations evidenced by this Note constitutes “Designated Senior Debt”, as that term is defined in the Subordinated Notes Trust Indenture (as defined in the Loan and Security Agreement).

All payments and repayments of amounts owing hereunder shall be made in the same currency as the currency of the advance made by the U.S. Lenders and evidenced by this Note.

For so long as no Event of Default shall have occurred in consequence of which Administrative Agent or Majority Lenders elect to accelerate the maturity and payment of the Obligations, the principal amount of, and accrued interest on, this Note shall be due and payable on the dates and in the manner hereinafter set forth:

(a) interest on the U.S. Closing Date Term Loan evidenced by this Note and based on the Base Rate shall be due and payable monthly on each Interest Payment Date and continue until such time as the full principal balance of such Base Rate Loan is paid in full or converted into a LIBOR Loan pursuant to subsection 3.1.11 (and all interest accruing prior to such conversion shall be calculated using the Base Rate then

Exhibit 1.3.1 - Page 1

in effect and such accrued interest shall added to the next Interest Payment Date, along with any other interest which may be due and payable);

(b) interest on the U.S. Closing Date Term Loan evidenced by this Note and based on LIBOR shall be due and payable monthly on each Interest Payment Date and continue until such time as the full principal balance of such LIBOR Loan is paid in full or converted into a Base Rate Loan pursuant to subsection 3.1.12 or subsection 3.1.13 (and all interest accruing prior to such conversion shall be calculated using LIBOR then in effect and such accrued interest shall be due and payable at the next Interest Payment Date, along with any other interest which may be due and payable);

(c) subject to paragraph (d) immediately following, principal payments shall be made on a quarterly basis, each in the amount of U.S.$68,035.86, with the first quarterly installment due and payable on January 1, 2003 and each other principal payment due and payable on the first day of each calendar quarter thereafter (for greater certainty, calendar quarters start each January 1st, April 1st, July 1st and October 1st); and

(d) the entire remaining principal amount then outstanding, together with accrued interest and any and all other amounts due hereunder, shall be due and payable at the end of the Term.

Notwithstanding the foregoing, the entire unpaid principal balance and accrued interest on this Note shall be due and payable immediately upon any termination of the Loan and Security Agreement pursuant to Section 4.2 thereof.

This Note shall be subject to mandatory prepayment in accordance with the provisions of Section 3.3 of the Loan and Security Agreement. U.S. Borrower may also terminate the Loan and Security Agreement and, in connection with such termination, prepay this Note in whole in the manner provided in Section 4.2 of the Loan and Security Agreement. Prepayments in part may be made in the manner provided in Section 3.3.5 of the Loan and Security Agreement.

Upon the occurrence of an Event of Default, U.S. Agent shall have all of the rights and remedies set forth in Section 10 of the Loan and Security Agreement.

Time is of the essence of this Note. To the fullest extent permitted by applicable law, U.S. Borrower, for itself and its legal representatives, successors and assigns, expressly waives presentment, demand, protest, notice of dishonor, notice of non-payment, notice of maturity, notice of protest, presentment for the purpose of accelerating maturity, diligence in collection, and the benefit of any exemption or insolvency laws except for notices expressly provided for in the Loan and Security Agreement.

Wherever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or remaining provisions of this Note. No delay or failure on the part of U.S. Agent or any U.S. Lender in the exercise of any right or remedy hereunder shall operate as a waiver thereof, nor as an acquiescence in any default, nor shall any single or partial exercise by U.S. Agent or any U.S.

Exhibit 1.3.1 - Page 2

Lender of any right or remedy preclude any other right or remedy. U.S. Agent, at its option, may enforce its rights against any collateral securing this Note without enforcing its rights against U.S. Borrower, any guarantor of the indebtedness evidenced hereby or any other property or indebtedness due or to become due to any U.S. Lender. U.S. Borrower agrees that, without releasing, reducing or impairing U.S. Borrower’s liability hereunder, U.S. Agent or any U.S. Lender may at any time release, surrender, substitute or exchange any collateral securing this Note and may at any time release any party primarily or secondarily liable for the indebtedness evidenced by this Note.

This Note shall be governed by, and construed and enforced in accordance with, the laws of the Province of Ontario and the federal laws of Canada applicable in such Province. U.S. Borrower hereby irrevocably attorns to and accepts the non-exclusive jurisdiction of the courts of the Province of Ontario.

U.S. Borrower hereby represents, warrants and covenants to each U.S. Lender, understanding fully that each U.S. Lender is relying on such representation, warranty and covenant in making its advance of the U.S. Closing Date Term Loan evidenced by this Note, that the entire proceeds of this Note is being, and will be, used in accordance with the terms of the Loan and Security Agreement.

IN WITNESS WHEREOF, U.S. Borrower has caused this Note to be duly executed and delivered on the date first above written.

ANCHOR LAMINA AMERICA, INC.

By:
Name:
Title:

By:
Name:
Title:

Exhibit 1.3.1 - Page 3

EXHIBIT 1.3.2

FORM OF CANADIAN CLOSING DATE TERM LOAN NOTE

November 14, 2002

FOR VALUE RECEIVED, the undersigned (“CanadianBorrower”), hereby promises to pay to the order of Fleet Capital Canada Corporation, together with its successors and assigns, as Canadian Agent on behalf of each Canadian Lender (such capitalized terms as defined in the Loan and Security Agreement (as defined below)) under that certain loan and security agreement dated November 12, 2002 among Fleet Capital Canada Corporation, as Canadian Agent, Fleet Capital Corporation, as Administrative Agent and U.S. Agent, the Lenders party thereto, Canadian Borrower, as Canadian borrower, and Anchor Lamina America, Inc., as U.S. Borrower, as amended, restated, replaced or supplemented from time to time (the “Loan and Security Agreement”), at the Canadian Agent’s offices located at 300 The East Mall, Suite 120, Toronto, Ontario M9B 6B7, the principal sum of Cdn.$2,000,000 together with any accrued and unpaid interest thereon from and after the date hereof on the unpaid principal balance outstanding consisting of a Canadian Closing Date Term Loan made by each Canadian Lender to Canadian Borrower at a fluctuating rate per annum equal to the Canadian Prime Rate or the Canadian BA Rate for the corresponding Interest Period, as the case may be, plus the Applicable Margin.

All capitalized terms used herein, unless otherwise specifically defined in this Note, shall have the meanings ascribed to them in the Loan and Security Agreement and all section and subsection references in underlined text shall refer to the corresponding section of the Loan and Security Agreement.

This Note is a Canadian Closing Date Term Loan Note referred to in, and is issued pursuant to, the Loan and Security Agreement. This Note is entitled to all of the benefits and security of the Loan and Security Agreement and is subject to all of the terms, covenants and conditions of the Loan and Security Agreement. The indebtedness, liabilities and obligations evidenced by this Note constitutes “Designated Senior Debt”, as that term is defined in the Subordinated Notes Trust Indenture (as defined in the Loan and Security Agreement).

All payments and repayments of amounts owing hereunder shall be made in the same currency as the currency of the advance made by the Canadian Lenders and evidenced by this Note.

For so long as no Event of Default shall have occurred in consequence of which Administrative Agent or Majority Lenders elect to accelerate the maturity and payment of the Obligations, the principal amount of, and accrued interest on, this Note shall be due and payable on the dates and in the manner hereinafter set forth:

(a) interest on the Canadian Closing Date Term Loan evidenced by this Note and based on the Canadian Prime Rate shall be due and payable monthly on each Interest Payment Date and continue until such time as the full principal balance of such Canadian

Exhibit 1.3.2 - Page 1

Prime Rate Loan is paid in full or converted into a Canadian BA Rate Loan pursuant to subsection 3.1.8 (and all interest accruing prior to such conversion shall be calculated using the Canadian Prime Rate then in effect and such accrued interest shall added to the next Interest Payment Date, along with any other interest which may be due and payable);

(b) interest on the Canadian Closing Date Term Loan evidenced by this Note and based on Canadian BA Rate shall be due and payable monthly on each Interest Payment Date and continue until such time as the full principal balance of such Canadian BA Rate Loan is paid in full or converted into a Canadian Prime Rate Loan pursuant to subsection 3.1.9 or subsection 3.1.13 (and all interest accruing prior to such conversion shall be calculated using Canadian BA Rate then in effect and such accrued interest shall be due and payable at the next Interest Payment Date, along with any other interest which may be due and payable);

(c) subject to paragraph (d) immediately following, principal payments shall be made on a quarterly basis, each in the amount of Cdn.$71,428.57, with the first quarterly installment due and payable on January 1, 2003 and each other principal payment due and payable on the first day of each calendar quarter thereafter (for greater certainty, calendar quarters start each January 1st, April 1st, July 1st and October 1st); and

(d) the entire remaining principal amount then outstanding, together with accrued interest and any and all other amounts due hereunder, shall be due and payable at the end of the Term.

Notwithstanding the foregoing, the entire unpaid principal balance and accrued interest on this Note shall be due and payable immediately upon any termination of the Loan and Security Agreement pursuant to Section 4.2 thereof.

This Note shall be subject to mandatory prepayment in accordance with the provisions of Section 3.3 of the Loan and Security Agreement. Canadian Borrower may also terminate the Loan and Security Agreement and, in connection with such termination, prepay this Note in whole in the manner provided in Section 4.2 of the Loan and Security Agreement. Prepayments in part may be made in the manner provided in Section 3.3.5 of the Loan and Security Agreement.

Upon the occurrence of an Event of Default, Canadian Agent shall have all of the rights and remedies set forth in Section 10 of the Loan and Security Agreement.

Time is of the essence of this Note. To the fullest extent permitted by applicable law, Canadian Borrower, for itself and its legal representatives, successors and assigns, expressly waives presentment, demand, protest, notice of dishonor, notice of non-payment, notice of maturity, notice of protest, presentment for the purpose of accelerating maturity, diligence in collection, and the benefit of any exemption or insolvency laws except for notices expressly provided for in the Loan and Security Agreement.

Wherever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited

Exhibit 1.3.2 - Page 2

or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or remaining provisions of this Note. No delay or failure on the part of Canadian Agent or any Canadian Lender in the exercise of any right or remedy hereunder shall operate as a waiver thereof, nor as an acquiescence in any default, nor shall any single or partial exercise by Canadian Agent or any Canadian Lender of any right or remedy preclude any other right or remedy. Canadian Agent, at its option, may enforce its rights against any collateral securing this Note without enforcing its rights against Canadian Borrower, any guarantor of the indebtedness evidenced hereby or any other property or indebtedness due or to become due to any Canadian Lender. Canadian Borrower agrees that, without releasing, reducing or impairing Canadian Borrower’s liability hereunder, Canadian Agent or any Canadian Lender may at any time release, surrender, substitute or exchange any collateral securing this Note and may at any time release any party primarily or secondarily liable for the indebtedness evidenced by this Note.

This Note shall be governed by, and construed and enforced in accordance with, the laws of the Province of Ontario and the federal laws of Canada applicable in such Province. Canadian Borrower hereby irrevocably attorns to and accepts the non-exclusive jurisdiction of the courts of the Province of Ontario.

Canadian Borrower hereby represents, warrants and covenants to each Canadian Lender, understanding fully that each Canadian Lender is relying on such representation, warranty and covenant in making its advance of the Canadian Closing Date Term Loan evidenced by this Note, that the entire proceeds of this Note is being, and will be, used in accordance with the terms of the Loan and Security Agreement.

IN WITNESS WHEREOF, Canadian Borrower has caused this Note to be duly executed and delivered on the date first above written.

ANCHOR LAMINA AMERICA, INC.

By:
Name:
Title:

By:
Name:
Title:

Exhibit 1.3.2 - Page 3

EXHIBIT 1.3.3

FORM OF DELAYED DRAW TERM LOAN NOTE

[NOTE: a separate Delayed Draw Term Loan Note is to be delivered to Administrative Agent in respect of each Delayed Draw Term Loan made under Section 1.3.3 of the Loan and Security Agreement, in accordance with such Section.]

[Date]

FOR VALUE RECEIVED, the undersigned (“Canadian Borrower”), hereby promises to pay to the order of Fleet Capital Canada Corporation, together with its successors and assigns, as Canadian Agent on behalf of each Canadian Lender (such capitalized terms as defined in the Loan and Security Agreement (as defined below)) under that certain loan and security agreement dated November 12, 2002 among Fleet Capital Canada Corporation, as Canadian Agent, Fleet Capital Corporation, as Administrative Agent and U.S. Agent, the Lenders party thereto, Canadian Borrower, as Canadian borrower, and Anchor Lamina America, Inc., as U.S. Borrower, as amended, restated, replaced or supplemented from time to time (the “Loan and Security Agreement”), at the Canadian Agent’s offices located at 300 The East Mall, Suite 120, Toronto, Ontario, M5H 3Y4, the principal sum of Cdn.$                     together with any accrued and unpaid interest thereon from and after the date hereof on the unpaid principal balance outstanding consisting of a Delayed Draw Term Loan made by each Canadian Lender to Canadian Borrower at a fluctuating rate per annum equal to the Canadian Prime Rate or the Canadian BA Rate for the corresponding Interest Period, as the case may be, plus the Applicable Margin.

All capitalized terms used herein, unless otherwise specifically defined in this Note, shall have the meanings ascribed to them in the Loan and Security Agreement and all section and subsection references in underlined text shall refer to the corresponding section of the Loan and Security Agreement.

This Note is one of the Delayed Draw Term Loan Notes referred to in, and is issued pursuant to, the Loan and Security Agreement. This Note is entitled to all of the benefits and security of the Loan and Security Agreement and is subject to all of the terms, covenants and conditions of the Loan and Security Agreement. The indebtedness, liabilities and obligations evidenced by this Note constitutes “Designated Senior Debt”, as that term is defined in the Subordinated Notes Trust Indenture (as defined in the Loan and Security Agreement).

All payments and repayments of amounts owing hereunder shall be made in the same currency as the currency of the advance made by the Canadian Lenders and evidenced by this Note.

For so long as no Event of Default shall have occurred in consequence of which Administrative Agent or Majority Lenders elect to accelerate the maturity and payment of the

Exhibit 1.3.3 - Page1

Obligations, the principal amount of, and accrued interest on, this Note shall be due and payable on the dates and in the manner hereinafter set forth:

(a) interest on the Delayed Draw Term Loan evidenced by this Note and based on the Canadian Prime Rate made by each Canadian Lender to Canadian Borrower shall be due and payable monthly on each Interest Payment Date and continue until such time as the full principal balance of such Canadian Prime Rate Loan is paid in full or converted into a Canadian BA Rate Loan pursuant to subsection 3.1.8 (and all interest accruing prior to such conversion shall be calculated using the Canadian Prime Rate then in effect and such accrued interest shall be added to the next Interest Payment Date, along with any other interest which may be due and payable);

(b) interest on the Delayed Draw Term Loan evidenced by this Note and based on the Canadian BA Rate made by each Canadian Lender to Canadian Borrower shall be due and payable monthly on each Interest Payment Date and continue until such time as the full principal balance of such Canadian BA Rate Loan is paid in full or converted into a Canadian Prime Rate Loan pursuant to subsection 3.1.9 (and all interest accruing prior to such conversion shall be calculated using the Canadian BA Rate then in effect and such accrued interest shall be due and payable at the next Interest Payment Date, along with any other interest which may be due and payable);

(c) subject to paragraph (d) immediately following, principal payments shall be amortized on a straight-line basis over seven (7) years, with each quarterly installment equal to one-twenty-eighth ( 1/28th) of the original principal amount borrowed hereunder, with principal payments due and payable on the first day of each of Canadian Borrower’s fiscal quarters (for greater certainty, Canadian Borrower’s fiscal quarters start each March 1st, June 1st, September 1st and December 1st) commencing on the later of (i) March 1, 2003 and (ii) the first day of Canadian Borrower’s fiscal quarter immediately following the date of the advance of the Delayed Draw Term Loan which is evidenced by this Delayed Draw Term Loan Note; and

(d) the entire remaining principal amount then outstanding, together with accrued interest and any and all other amounts due hereunder, shall be due and payable at the end of the Term.

Notwithstanding the foregoing, the entire unpaid principal balance and accrued interest on this Note shall be due and payable immediately upon any termination of the Loan and Security Agreement pursuant to Section 4.2 thereof.

This Note shall be subject to mandatory prepayment in accordance with the provisions of Section 3.3 of the Loan and Security Agreement. Canadian Borrower may also terminate the Loan and Security Agreement and, in connection with such termination, prepay this Note in whole in the manner provided in Section 4.2 of the Loan and Security Agreement. Prepayments in part may be made in the manner provided in Section 3.3.5 of the Loan and Security Agreement.

Upon the occurrence of an Event of Default, Canadian Agent shall have all of the rights and remedies set forth in Section 10 of the Loan and Security Agreement.

Exhibit 1.3.3 - Page 2

Time is of the essence of this Note. To the fullest extent permitted by applicable law, Canadian Borrower, for itself and its legal representatives, successors and assigns, expressly waives presentment, demand, protest, notice of dishonor, notice of non-payment, notice of maturity, notice of protest, presentment for the purpose of accelerating maturity, diligence in collection, and the benefit of any exemption or insolvency laws except for notices expressly provided for in the Loan and Security Agreement.

Wherever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or remaining provisions of this Note. No delay or failure on the part of Canadian Agent or any Canadian Lender in the exercise of any right or remedy hereunder shall operate as a waiver thereof, nor as an acquiescence in any default, nor shall any single or partial exercise by Canadian Agent or any Canadian Lender of any right or remedy preclude any other right or remedy. Canadian Agent, at its option, may enforce its rights against any collateral securing this Note without enforcing its rights against Canadian Borrower, any guarantor of the indebtedness evidenced hereby or any other property or indebtedness due or to become due to any Canadian Lender. Canadian Borrower agrees that, without releasing, reducing or impairing Canadian Borrower’s liability hereunder, Canadian Agent or any Canadian Lender may at any time release, surrender, substitute or exchange any collateral securing this Note and may at any time release any party primarily or secondarily liable for the indebtedness evidenced by this Note.

This Note shall be governed by, and construed and enforced in accordance with, the laws of the Province of Ontario and the laws of Canada applicable in such Province. Canadian Borrower hereby irrevocably attorns to and accepts the non-exclusive jurisdiction of the courts of the Province of Ontario.

Canadian Borrower hereby represents, warrants and covenants to each Canadian Lender, understanding fully that each Canadian Lender is relying on such representation, warranty and covenant in making its advance of the Delayed Draw Term Loan evidenced by this Note, that the entire proceeds of this Note is being, and will be, used for the repurchase of Subordinated Notes.

A copy of each of the notice and certificate provided to the Administrative Agent, as required by subsection 3.1.1(iv) of the Loan and Security Agreement, is attached hereto.

Exhibit 1.3.3 - Page 3

IN WITNESS WHEREOF, Canadian Borrower has caused this Note to be duly executed and delivered on the date first above written.

ANCHOR LAMINA INC.

By:
Name:
Title:

By:
Name:
Title:

Exhibit 1.3.3 - Page 4

EXHIBIT 5.2.1

COMMERCIAL TORT CLAIMS

The U.S. Borrower has incurred or obtained the following Commercial Tort Claims against any third party:

•	Anchor Lamina America, Inc. filed an action November 15, 2000 against Edward J. Janiszewski Jr. and Superior Steel Products Corporation for breach of an asset purchase agreement dated September 22, 1995 between Anchor Lamina America, Inc., Superior Steel Products Corporation, Superior Steel Acquisition Corporation and Janiszewski. Anchor Lamina claimed a breach of the agreement in that neither Superior Steel Products nor Janiszewski performed required environmental obligations, and that Janiszewski breached his guarantee of the obligations of Superior Steel Products under the agreement. Janiszewski filed for bankruptcy December 15, 2000 and was discharged April 3, 2001. Anchor Lamina America, Inc. obtained a default judgment against Superior Steel May 17, 2001, however Superior Steel has no assets. Anchor Lamina America, Inc. filed a claim against Janiszewski in bankruptcy.

Exhibit 5.2.1 - Page 1

EXHIBIT 6.1.1

BUSINESS LOCATIONS

1.	The Canadian Borrower currently has the following business locations, and no others:

Chief Executive Office:	2590 Ouellette Ave Windsor, Ontario N8X 1L7

Other Locations:	1450 Alphonse D-Roy Montreal, Quebec H1W 2K8

1200 Lakeshore Road East Mississauga, Ontario L5E 1E9

311 Pinebush Road Cambridge, Ontario N1R 1C2 95 Lyon Avenue North Tilbury, Ontario N0P 2L0

2.	The Canadian Borrower maintains its books and records relating to Accounts, General Intangibles and Intangibles at: 2590 Ouellette Ave, Windsor, Ontario, N8X 1L7.

3.	The Canadian Borrower has had no office, place of business or agent for process located in any jurisdiction other than as set forth above.

4.	The U.S. Borrower currently has the following business locations, and no others:

Chief Executive Office:	38505 Country Club Drive, Suite 200 Farmington Hills, Michigan 48331

Other Locations:	4300 40th Street S.E. Kentwood, Michigan 49512 3650 Derenzy Road Bellaire, Michigan 49615-0250

Exhibit 6.1.1 - Page 1

95 East Ten Mile Madison Heights, Michigan 48071

1855 Peck Lane Cheshire, Connecticut (Note: this location is leased to a third party)

5.	The U.S. Borrower maintains its books and records relating to Accounts, General Intangibles and Intangibles at: 38505 Country Club, Suite 200, Farmington Hills, Michigan, 48331.

6.	Each Subsidiary currently has the following business locations, and no others:

Subsidiary:	Chief Executive Office:	Other Business Locations:

Anchor Lamina (Barbados) Inc.	Chancery Chambers Attorneys at law Chancery House High Street Bridgetown, Barbados West Indies (246) 431-0070	None

Micro Mirror Acquisition Corporation	38505 Country Club, Suite 200 Farmington Hills, Michigan 48331	None

Anchor Lamina Holdings GmbH (Germany)	An der Wiesenmühle 19 D-09224 Chemnitz, Germany	None

Anchor Lamina Verwaltungsgesellschaft mbH	An der Wiesenmühle 19 D-09224 Chemnitz, Germany	None

Anchor Lamina Die Sets (Normalien für die Stanzereitechnik) GmbH	An der Wiesenmühle 19 D-09224 Chemnitz, Germany	None

Anchor Lamina GmbH	An der Wiesenmühle 19 D-09224 Chemnitz, Germany	Tuchschererstrasse 8, 09116 Chemnitz Germany

Anchor Lamina GmbH & Co. KG	An der Wiesenmühle 19 D-09224 Chemnitz, Germany	None

Exhibit 6.1.1 - Page 2

7.	Each Subsidiary maintains its books and records relating to Accounts, General Intangibles and Intangibles at:

Subsidiary:	Location:

Anchor Lamina (Barbados) Inc.	Chancery Chambers Attorneys at law Chancery House High Street Bridgetown, Barbados West Indies (246) 431-0070

Micro Mirror Acquisition Corporation	38505 Country Club, Suite 200 Farmington Hills, Michigan 48331

Anchor Lamina Holdings GmbH (Germany)	An der Wiesenmühle 19, D-09224 Chemnitz, Germany

Anchor Lamina Verwaltungsgesellschaft mbH	An der Wiesenmühle 19, D-09224 Chemnitz, Germany *

Anchor Lamina Die Sets (Normalien für die Stanzereitechnik) GmbH	An der Wiesenmühle 19, D-09224 Chemnitz, Germany *

Anchor Lamina GmbH	An der Wiesenmühle 19, D-09224 Chemnitz, Germany *

Anchor Lamina GmbH & Co. KG	An der Wiesenmühle 19, D-09224 Chemnitz, Germany *

* Some books and records of these entities are located in Lüdenscheid, (Hueckstrasse 16585111 Lüdenscheid, Germany) but will be transferred to the offices in An der Wiesenmühle 19, D-09224 Chemnitz, Germany during the week of November 11-16, 2002.

8.	Each Subsidiary has had no office, place of business or agent for process located in any jurisdiction other than as set forth above.

Exhibit 6.1.1 - Page 3

9.	The following bailees, warehouseman, similar parties and consignees hold Inventory of each Borrower or one of its Subsidiaries

Anchor Lamina Holdings GmbH: Confirmed by German counsel October 15, 2002, the following materials are located on the premises of the company Schneider & Co. GmbH CNC Fertigung for external processing for project 80630 (customer: Röhrich Werkzeugtechnik GmbH):

•	Sole plate L 1440 B 1000 H 55
•	Mounting plate L 1420 B 620 H 113
•	Device for plates L 1420 B 620 H 60
•	Mounting plate L 1420 B 620 H 80
•	End plate L 1420 B 1000 H 55

The material’s value amounts to approximately EUR 2,000.00.

Neither Anchor Lamina Inc. nor Anchor Lamina America, Inc. has inventory stored with any party (other than for ordinary course processing).

Exhibit 6.1.1 - Page 4

EXHIBIT 7.1.1

JURISDICTIONS IN WHICH EACH BORROWER

AND EACH SUBSIDIARY

IS AUTHORIZED TO DO BUSINESS

Name of Entity	Jurisdiction
Anchor Lamina Inc.	Ontario Quebec

Anchor Lamina America, Inc.	Michigan New York North Carolina Ohio South Carolina Connecticut Georgia

Anchor Lamina (Barbados) Inc.	Barbados

Micro Mirror Acquisition Corporation	Michigan

Anchor Lamina Holdings GmbH	Germany

Anchor Lamina Verwaltungsgesellschaft mbH	Germany

Anchor Lamina Die Sets (Normalien für die Stanzereitechnik) GmbH	Germany

Anchor Lamina GmbH	Germany

Anchor Lamina GmbH & Co. KG	Germany

Exhibit 7.1.1 - Page 1

EXHIBIT 7.1.4

(i) The correct name of each Borrower and Subsidiary; its jurisdiction of incorporation or organization and the percentage of its Voting Stock owned by such Borrower are as follows:

[CHART]

See attached German chart

Exhibit 7.1.4 - Page 1

Anchor Lamina

German Entities

[CHART]

Exhibit 7.1.4 - Page 2

[CHART]

(ii) The name of each Borrower’s and each of its Subsidiaries’ corporate or joint venture relationships and the nature of the relationship are as follows:

The Borrowers and its Subsidiaries do not have any joint-venture relationships.

(iii) The number, nature and holder of all outstanding Securities of each Borrower and Subsidiary are as follows

(based on the Canadian Borrower Shareholder List as of September 25, 2002):

Nature of security	Holder of security	Issued and Outstanding Shares	% Ownership
voting common shares	Clare Winterbottom (Winclare Management Services)	5,851,901	3.88
voting common shares	Klaus Peter Wippermann	2,925,951	1.94
voting common shares	Alex Biffis	1,521,836	1.01
voting common shares	John Pudelek	425,082	0.28
voting common shares	George Stauch	454,063	0.30
voting common shares	Eero Laakso	200,000	0.13
voting common shares	Ron Meloche	93,630	0.06
voting common shares	Wolfgang Neubert	65,541	0.04
voting common shares	Harrowston Acquisition Corp.	52,689,195	34.91
voting common shares	Royal Bank Capital Partners Limited	49,259,737	32.64
voting common shares	Ontario Teachers’ Pension Plan Board	37,437,402	24.81

Exhibit 7.1.4 - Page 3

U.S. Borrower:

Nature of Security	Holder of Security	Issued and Outstanding	% Ownership
Common share	Anchor Lamina Inc	1	100

Each Subsidiary:

Subsidiary	Nature of Security	Issued and Outstanding	Holder of Security	% Ownership

Anchor Lamina (Barbados) Inc.	Common Shares	27,640,244	Anchor Lamina Inc.	100%

Micro Mirror Acquisition Corporation	Common share, no par value	1000	Anchor Lamina America, Inc.	100%

Anchor Lamina Holdings GmbH	DM 50,000 share	1	Anchor Lamina Inc.	100%

Anchor Lamina Verwaltungsgesellschaft mbH	DM 50,000 share	1	Anchor Lamina Holdings GmbH	100%

Anchor Lamina Die Sets (Normalien für Stanzereitechnik) GmbH	DM 50,000 share	1	Anchor Lamina Holdings GmbH	100%

Anchor Lamina GmbH & Co. KG	DM 760,000 share	1	Anchor Lamina Die Sets (Normalien für Stanzereitechnik) GmbH	99.4%

Anchor Lamina GmbH & Co. KG	DM 5,000 share	1	Anchor Lamina Verwaltungsgesellschaft mbH	0.6%

Anchor Lamina GmbH	DM 100,000 share	1	Anchor Lamina GmbH & Co. KG	100%

Exhibit 7.1.4 - Page 4

(iv) The number of other authorized, issued and outstanding Securities of each Borrower is as follows:

Description of the authorized capital of the Canadian Borrower:

•	Authorized to issue an unlimited number of Voting Common Shares, unlimited number of Non-Voting Common Shares, unlimited number of Class B Non-Voting Common Shares, unlimited number of Class A preferred shares, issuable in series and an unlimited number of Class A preferred shares, Series I.

Description of the authorized capital of the US Borrower:

•	Total authorized shares: 60,000 Common Shares.

Description of the authorized capital of each Subsidiary:

•	Anchor Lamina (Barbados) Inc.: An unlimited number of common shares
•	Micro Mirror Acquisition Corporation: 60,000 Common Shares, No Par Value
•	Each German entity is authorized to issue an unlimited number of shares

Exhibit 7.1.4 - Page 5

Anchor Lamina Inc. Outstanding Options August 31, 2002:

	% of Total	Total Options	New Strike Price
Harrowston Acquisition Corp.**	27.6%	4,792,707	0.8544
Unallocated	31.7%	5,498,299	0.8544
George Stauch	1.4%	239,635	0.8544
Andrew Cruickshank	0.7%	119,818	0.8544
Jack Tough	2.9%	500,000	0.3500	vest in 3 annual installments over 3 years of employment
Roy Verstraete	17.8%	3,094,975	0.3500	vest in 3 annual installments over 3 years of employment
Roy Verstraete	8.9%	1,547,488	0.4500	vest in 3 annual installments over 3 years of employment
Roy Verstraete	4.5%	773,744	0.5500	vest in 3 annual installments over 3 years of employment
Roy Verstraete	4.5%	773,744	0.6500	vest in 3 annual installments over 3 years of employment

Total	100.0%	17,340,410

**	TD Capital Group Limited is the direct owner of Harrowston Acquisition Corp.

The agreements or instruments binding upon the partners, members or shareholders of each Borrower or any of its Subsidiaries and relating to the ownership of its Securities, are as follows:

•	Unanimous shareholders’ agreement dated August 6, 1997 between Harrowston Inc., Royal Bank Equity Investments Limited, Ontario Teachers’ Pension Plan Board, Tier One Management Shareholders (Alex Biffis, Roy Fritz, Craig Swoish, Brain Miner, Rainer Rahmede), Tier Two Management Shareholders (John Pudelek, Larry Evans, George Stauch, Ron Meloche, Gil Hoard, Wolfgang Neubert, Joachim Gutberlet, Andrew Cruickshank, Phil Hudson), Clare E. Winterbottom, 1243431 Ontario Ltd., Klaus Peter Wippermann, and AKC Acquisition Corp., as amended by the first amending agreement dated January 16, 1998, the second amending agreement dated February 23, 1999 and the third amending agreement dated April 6, 2000.

Exhibit 7.1.4 - Page 6

EXHIBIT 7.1.5

NAMES; ORGANIZATION

1.	Each Borrower’s correct name, as registered with the Ministry of Consumer and Business Services (Ontario) and the Secretary of State of the State of Michigan is: Anchor Lamina Inc. and Anchor Lamina America, Inc.

2.	In the conduct of its business, the Canadian Borrower has used the following names: “Porte-Matrice et Accessoires Anchor”, “Anchor Die Sets and Accessories”, and “Reliance Fabrication Limited”.

3.	Each Subsidiary’s correct name, as registered with the Secretary of State of the State of its incorporation or formation or other applicable jurisdiction, is:

•	Anchor Lamina (Barbados) Inc.
•	Micro Mirror Acquisition Corporation
•	Anchor Lamina Holdings GmbH
•	Anchor Lamina Verwaltungsgesellschaft mbH
•	Anchor Lamina Die Sets (Normalien für Stanzereitechnik) GmbH
•	Anchor Lamina GmbH & Co. KG
•	Anchor Lamina GmbH

4.	In the conduct of its business, the U.S. Borrower and its subsidiaries have used the names “Lamina”, “Lamina Bronze Products Inc.”, “Anchor Lamina Holdings Inc.”, “Anchor Lamina Inc.”, “Superior Steel Acquisition Corporation”, “Lamina Inc.”, “Micro Mirror Acquisition Corporation” and “Anchor Die Supply Inc.”. Anchor Lamina GmbH has the registered trade name “Anchor Lamina GmbH”.

5.	Each Borrower’s Organizational I.D. Number is:

Anchor Lamina Inc.	1491305
Anchor Lamina America, Inc.	487817

Exhibit 7.1.5 - Page 1

6. Each Subsidiary’s Organizational I.D. Number is:

Anchor Lamina (Barbados) Inc.	14008
Micro Mirror Acquisition Corporation	364-917

German Entity	Number at Commercial Register at the local court (Amtsgericht) of Chemnitz	Trade Number registered with the German Trade Authority
Anchor Lamina Holdings GmbH	HRA 2600	199500556
Anchor Lamina Verwaltungsgesellschaft mbH	HRB 19727	200201373
Anchor Lamina Die Sets (Normalien für die Stanzereitechnik) GmbH	HRB 19714	200201288
Anchor Lamina GmbH	HRB 6922	200000003
Anchor Lamina GmbH & Co. KG	HRA 4686	198602313

7. Each Borrower’s Type of Organization is a corporation.

8. Each Subsidiary’s Type of Organization is:

Anchor Lamina (Barbados) Inc.	International Business Company
Micro Mirror Acquisition Corporation	Corporation
Anchor Lamina Holdings GmbH	Limited Liability Company
Anchor Lamina Verwaltungsgesellschaft mbH	Limited Liability Company
Anchor Lamina Die Sets (Normalien für die Stanzereitechnik) GmbH	Limited Liability Company
Anchor Lamina GmbH	Limited Liability Company
Anchor Lamina GmbH & Co. KG	Limited Partnership

Exhibit 7.1.5 - Page 2

9.	The Canadian Borrower was formed on August 7, 1997, upon the amalgamation of AKC Acquisition Corp. and Anchor Lamina Inc. (predecessor corporation). On August 7, 1997, 1246933 Ontario Limited amalgamated with Anchor Lamina Inc. (predecessor corporation) to form Anchor Lamina Inc. On September 1, 2001, Anchor Lamina Inc. (predecessor corporation) amalgamated with Reliance Steel Fabricators Limited.

10.	On August 6, 1997, Lamina Inc., Anchor Die Supply, Inc. and Superior Steel Acquisition Corporation merged with, and into, Anchor Lamina Holdings, Inc. On August 7, 1997, Anchor Lamina Holdings, Inc. merged with, and into, Anchor Lamina America, Inc., the U.S. Borrower.

11.	There are no amalgamations or mergers involving any of the other Subsidiaries.

Exhibit 7.1.5 - Page 3

EXHIBIT 7.1.13

SURETY OBLIGATIONS

1.	The Borrowers are jointly and severally liable in respect of the Subordinated Notes.

2.	Guarantee dated August 6, 1997 whereby AKC Acquisition Corp. guarantees payment and performance by EOC Normalien GmbH & Co. KG of all debts, liabilities and obligations, present or future, direct or indirect, absolute or contingent, matured or not, at any time in any currency or remained unpaid in any currency, including all interest, commissions, legal and other costs, charges and expenses to The Bank of Nova Scotia on behalf of The Bank of Nova Scotia, The Toronto-Dominion Bank, Toronto Dominion Bank Europe Limited, Sociètè Gènèrale (Canada), Sociètè Gènèrale S.A., Comerica and the other financial institutions that agree from time to time to become lenders.

3.	Guarantee dated August 6, 1997 whereby AKC Acquisition Corp. guarantees payment and performance by EOC Normalien-und Verwaltungsgesellschaft MbH of all debts, liabilities and obligations, present or future, direct or indirect, absolute or contingent, matured or not, at any time in any currency or remained unpaid in any currency, including all interest, commissions, legal and other costs, charges and expenses to The Bank of Nova Scotia on behalf of The Bank of Nova Scotia, The Toronto-Dominion Bank, Toronto Dominion Bank Europe Limited, Sociètè Gènèrale (Canada), Sociètè Gènèrale S.A., Comerica and the other financial institutions that agree from time to time to become lenders.

4.	Guarantee dated August 7, 1997 whereby Anchor Lamina Inc. guarantees payment and performance by Anchor Lamina America, Inc. of all debts, liabilities and obligations, present or future, direct or indirect, absolute or contingent, matured or not, at any time in any currency or remained unpaid in any currency, including all interest, commissions, legal and other costs, charges and expenses to The Bank of Nova Scotia on behalf of The Bank of Nova Scotia, The Toronto-Dominion Bank, Toronto Dominion Bank Europe Limited, Sociètè Gènèrale (Canada), Sociètè Gènèrale S.A., Comerica and the other financial institutions that agree from time to time to become lenders.

5.	Guarantee dated August 6, 1997 whereby Reliance Steel Fabricators Limited guarantees payment and performance by AKC Acquisition Corp. of all debts, liabilities and obligations, present or future, direct or indirect, absolute or contingent, matured or not, at any time in any currency or remained unpaid in any currency, including all interest, commissions, legal and other costs, charges and expenses to The Bank of Nova Scotia on behalf of The Bank of Nova Scotia, The Toronto-Dominion Bank, Toronto Dominion Bank Europe Limited, Sociètè Gènèrale (Canada), Sociètè Gènèrale S.A., Comerica and the other financial institutions that agree from time to time to become lenders.

Exhibit 7.1.13 - Page 1

6.	Guarantee dated August 6, 1997 whereby Anchor Lamina Holdings, Inc., Lamina Inc., Anchor Die Supply, Inc., Superior Steel Acquisition Corporation, Micro Mirror Acquisition Corporation and Anchor Lamina America, Inc. (the “Guarantors”) guarantees full and punctual payment and performance when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, of all obligations of each of Anchor Lamina Inc., Anchor Lamina America, Inc., EOC Normalien GmbH & Co. KG, and the Guarantors to the Bank of Nova Scotia, with various financial institutions from time to time party to a credit agreement dated July 31, 1997 (“Lender”), whether for principal, interest, fees, expenses or otherwise and indemnifies and holds harmless The Bank of Nova Scotia and each Lender for any and all costs and expenses (including reasonable attorney’s fees and expenses) uncured by The Bank of Nova Scotia or such Lender in enforcing any rights under this Guarantee.

7.	The only outstanding security given by one of the German entities is a letter of indemnity given by Anchor Lamina GmbH & Co. KG to Anchor Lamina GmbH. This guarantee in the amount of EUR 800,000.00 has been given to Anchor Lamina GmbH for a deficit in the balance sheet.

ITEMS 2, 3, 4, 5, AND 6 ABOVE WILL BE RELEASED AND TERMINATED ON THE CLOSING DATE.

Exhibit 7.1.13 - Page 2

EXHIBIT 7.1.14

TAX IDENTIFICATION NUMBERS OF SUBSIDIARIES

Anchor Lamina Inc. – Canadian Tax Account Numbers

Revenue Canada Business #	Income tax GST Payroll (Ont)	10446 3237 RC0002 10446 3237 RT0001 10446 3237 RP0002
Revenue Quebec Enterprise # (NEQ)	QST Payroll (Quebec)	1147034178 1021113022 RS0001
EHT		111416534
Retail Sales Tax		00780022

Anchor Lamina America, Inc. – U.S. Federal Tax Identification Numbers

Anchor Lamina America, Inc.	38-3362809

Anchor Lamina America, Inc. – U.S. State Corporate Identification Numbers

Connecticut	9126707
Georgia	204454-cu
Michigan	487-817
Michigan Sales Tax	ME-010-2544
New York	2166104
Ohio	987101
North Carolina	1554823
South Carolina	38-3362809

Anchor Lamina (Barbados) Inc. – Tax Identification Number

Anchor Lamina (Barbados) Inc.	20140081

German Tax Information

Company	Tax-ID	Tax office	Employer number	Number at commercial register	Local court	Trade Number registered with the German Trade Authority	Community
Anchor Lamina GmbH	332/5703/0288	Lüdenscheid	049 758 15	HRB6922	Chemnitz	200000003	Chemnitz
Anchor Lamina GmbH & Co. KG	215/150/33707	Chemnitz	No employees	HRA 4686	Chemnitz	198602313	Lüdenscheid
Anchor Lamina Verwaltungs- gesellschaft mbH	332/5703/0299	Lüdenscheid	No employees	HRB 19727	Chemnitz	200201373	Chemnitz
Anchor Lamina Die Sets (Normalien für die Stanzereitechnik) GmbH	332/5703/0142	Lüdenscheid	No employees	HRB 19714	Chemnitz	200201288	Chemnitz
Anchor Lamina Holdings GmbH	332/5703/0153	Lüdenscheid	No employees	HRB 20176	Chemnitz	199500556	Chemnitz

Exhibit 7.1.14 - Page 1

EXHIBIT 7.1.15

BROKERS’ FEES

There are no claims for brokerage commissions, finder’s fees or investment banking fees in connection with the transaction contemplated by this Agreement.

Exhibit 7.1.15 - Page 1

EXHIBIT 7.1.16

PATENTS, TRADEMARKS, COPYRIGHTS AND LICENSES

1. Canadian Borrower’s Patents:

Country	Title of Invention	Serial No.	Filing Date	Patent No.	Issue Date	Owner
PCT	Press Action Simulator For Aerial Cam Set-Up	US02/04110	02-11-02	pending application		Anchor Lamina Inc.

United States	Bushing	10/172,453	06-14-02	pending application		Anchor Lamina Inc.

Exhibit 7.1.16 - Page 1

2. U.S. Borrower’s Patents:

Country	Title of Invention	Serial No.	Filing Date	Patent No.	Issue Date	Owner

United States	Bump Cam	09/271,133	03-17-99	6,170,375	01-09-01	Lamina, Inc.

South Korea	Bump Cam	7011255/2001	03-09-00	pending application		Lamina, Inc.

PCT	Bump Cam	US00/06127	03-09-00	may be lapsed		Lamina, Inc.

United States	High Performance Aerial and Die Mount Cams	09/113,716	07-10-98	5,884,521	03-23-99	Lamina, Inc.

Europe	High Performance Aerial and Die Mount Cams	99930814.1	06-29-99	pending application		Lamina, Inc.

South Korea	High Performance Aerial and Die Mount Cams	7000292//2001	06-29-99	pending application		Lamina, Inc.

PCT	High Performance Aerial and Die Mount Cams	US99/14691	06-29-99	may be lapsed		Lamina, Inc.

United States	Reversible Variable Speed, Rotary Casing, Orbital Gear Rotor Motor			3594105	07-20-71	Lamina, Inc.

Exhibit 7.1.16 - Page 2

3. U.S. Borrower’s United States trademarks:

SER. NO.	FIL. DATE	REG. NO.	REG. DATE	EXPIRES	MARK
665,679	06/10/87	1,493,873	06/28/88	06/28/08	LAMINA
040,628	01/05/96	2,114,629	11/18/97	11/18/07	SQUEEZE
001,434	03/16/00	2,444,336	04/17/01	04/17/11	LAMCAM
299,000	08/10/01	PENDING			LAMINA
389,236	04/01/02	PENDING			ANCHOR DESIGN
	04/01/02	76-389236			MISCELLANEOUS DESIGN

4. U.S. Borrower’s foreign trademarks

TRADEMARK: LAMINA

COUNTRY/CLASS	REG. NO. (Ser. No.)	REG. DATE	TERM	EXPIRES
Germany	1,150,756	12/04/89	10 years	06/09/98
			[Renewal in Progress]

TRADEMARK: LAMINA [Class 7 – Cams]

(Based on U.S. Serial No. 76/299,000 filed 08/10/01)

COUNTRY/CLASS	REG. NO. (Ser. No.)	REG. DATE	TERM	EXPIRES
Canada	1,116,126 filed 09/24/01		PENDING

Exhibit 7.1.16 - Page 3

China	ZC 3018481	PENDING

European Community	2,388,015 filed 09/25/01	PENDING

Japan	102246/2001 filed 11/14/01	PENDING

Korea	40-2001-44853 filed 10/12/01	PENDING

Exhibit 7.1.16 - Page 4

5. Canadian Borrower’s Trademarks:

TRADEMARK:	ANCHOR DESIGN
APPLICANT:	Anchor Lamina Inc.
(Based on U.S. Serial No. 76/389,236 filed 04/01/02)

COUNTRY/CLASS	REG. NO. (Ser. No.)	REG. DATE	TERM	EXPIRES

Brazil	Registration Pending

Canada	Registration Pending

China	Registration Pending

European Community	Registration Pending

India	Registration Pending

Japan	Registration Pending

Korean	Registration Pending

Mexico	Registration Pending

Taiwan	Registration Pending

Thailand	Registration Pending

Exhibit 7.1.16 - Page 5

6. U.S. Borrower’s licenses:

Manufacturing/licensing agreement date June 5, 1995 between UMIX Co., Ltd. and Lamina Inc. (now Anchor Lamina America, Inc.) with respect to UMIX Co. U.S. Patent No. 5,101,705.

7. Canadian Borrower’s licenses:

Program product license agreement NO. S-RJT-14167 dated June 28, 1994 between Anchor Lamina Inc. and ProfitKey International Inc. with respect to 16 User RRM Manufacturing, RRM Financials and MultiCurrency licensed program products.

8. Canadian Borrower’s website domain rights:

Anchor Lamina Inc. has the rights to the following website domains: lamina.com, anchorlamina.com, anchorlamina.ca, anchorlamina.biz and anchorlamina.net.

Exhibit 7.1.16 - Page 6

EXHIBIT 7.1.19

CONTRACTS RESTRICTING RIGHT TO INCUR DEBTS

1. Contracts that restrict the right of each Borrower or any of its Subsidiaries to incur Indebtedness:

•	The subordinated notes trust indenture among Anchor Lamina Inc., Anchor Lamina America, Inc., as joint and several obligors, and United States Trust Company of New York, as Trustee, dated February 5, 1998 restricts the incurrence of indebtedness pursuant to s.1008 (Limitation on Debt).

•	The unanimous shareholders’ agreement among the Canadian Borrower and its shareholders dated August 6, 1997, as amended by the first amending agreement dated January 16, 1998, the second amending agreement dated February 23, 1999 and the third amending agreement dated April 6, 2000 restricts the incurrence of indebtedness by treating it as a Special Majority Matter (as defined in such unanimous shareholders’ agreement).

2. Assigned Rights held by either Borrower that require consent for assignment thereof or the grant of a security interest therein:

•	Lease dated March 1, 2002 between Anchor Lamina America, Inc. as landlord and Peck Lane Associates, LLC, as tenant (1855 Peck Lane, Cheshire, Connecticut).

•	Lease dated October 23, 2000 between Credit Counseling Centers, Inc., as Landlord, and Anchor Lamina America, Inc., as tenant, (38505 Country Club Drive, Suite 200, Farmington Hills, Michigan, 48331).

•	Lease dated December 11, 2001 between Michigan Industrial Equipment Co. and Anchor Lamina Inc.

•	Lease dated December 7, 2002 between Xerox Corporation and Lamina Inc.

•	Program product license agreement NO. S-RJT-14167 dated June 28, 1994 between Anchor Lamina Inc. and ProfitKey International Inc.

3. Assigned Rights held by either Borrower that prohibit assignment thereof or the grant of a security interest therein:

•	Conditional Sale Agreement dated August 26, 2002 between Mayville Machine Tools Limited and Anchor Lamina Inc.

•	Lease dated January 18, 2000 between Tenant Financial Services Inc. and Anchor Lamina Inc.

Exhibit 7.1.19 - Page 1

EXHIBIT 7.1.20

LITIGATION

File No.:	02-CV-228358CM2
Date Filed:
Case Type:	Civil
Plaintiff:	Eero Laakso
Defendant:	Anchor Lamina Inc.
Other Information:

Eero Laakso, a former employee of Anchor Lamina Inc., has brought a claim against the company in Ontario’s Superior Court of Justice. Mr. Laakso has claimed damages in the following amounts: $260,000 for interference with contract; $500,468 for negligent misrepresentation; $557,066 for termination of employment; $250,000 for breach of contract; $136,935 for the value of his shares in Anchor Lamina Inc.; $15,000 for loss of value of pension; and $200,000 for incorrect conversion rate of his salary. The parties have exchanged pleadings, and a mediation has occurred. Mr. Laakso has accepted a settlement offer from Anchor Lamina Inc. of approximately $120,000 in settlement of all claims in the action except for the share issue, which will remain outstanding between the parties.

File No.:	1323/01
Date Filed:	11/08/2001
Case Type:
Plaintiff:	Lawson, Chad
Defendant:	Anchor Lamina Inc.
Other Information:

Chad Lawson, a former employee of Anchor Lamina Inc., has brought an action against Anchor in Ontario’s Superior Court of Justice. He is claiming damages in the amount of $25,000 for wrongful dismissal. The action is currently on-going.

Exhibit 7.1.20 - Page 1

File No.:
Date Filed:
Case Type:
Plaintiff:	Alex Biffis
Defendant:	Anchor Lamina Inc.
Other Information:

Alex Biffis, a former employee of Anchor Lamina Inc., has brought an action against Anchor in Ontario’s Superior Court of Justice. He is claiming damages in the amount of $700,000 (based on 24 months’ severance); aggravated and punitive damages totaling $500,000; an order requiring Anchor to repurchase his Anchor shares at $0.35 per share; and interest and costs. Anchor has accepted that Mr. Biffis is owed severance based on an 18 month notice period. Anchor is otherwise defending against the claim.

Milacron Inc. is asserting various claims against Anchor Lamina Inc. arising from the Agreement on the Sale and Transfer of Assets and Shares dated April 24, 2001 (the “Purchase Agreement”) with respect to the sale of the bulk of Anchor Lamina Inc.’s German operations as of May 2001, as has been disclosed pursuant to correspondence provided to the Administrative Agent.

A law suit has been filed on behalf of Anchor Lamina GmbH with regard to an unsettled claim against WGP GmbH Wernigeroder Gross- und Präzisionswerkzeugbau by the attorneys Pössl, Wille, Mathern in Chemnitz in the amount of EUR 6,706.00. The law suit has been submitted to the regional court of Magdeburg.

Exhibit 7.1.20 - Page 2

EXHIBIT 7.1.22

CAPITALIZED AND OPERATING LEASES

All capitalized and operating leases disclosed in Exhibit 8.2.5.

Exhibit 7.1.22 - Page 1

EXHIBIT 7.1.23

CANADIAN BENEFIT AND PENSION PLANS

Canadian Borrower and its Subsidiaries have the following Plans:

Company	Insurer	Policy Number	Benefit Program
Anchor Lamina Inc.	Standard Life Assurance Company	RPP # 0584607 Client # RS 100071	Pension Plan with Investment Fund Options (and related Payroll Saving Program)
Anchor Lamina Inc.	Canada Life	H48691	Group Insurance Plan
Anchor Lamina Inc.	UNUM Life Insurance Company of America	85094 011	Group Life & Accidental Death and Dismemberment Benefits
Anchor Lamina Inc.	—	—	Management & Employee Incentive Plans (covering employee profit sharing/gain sharing plan; sales incentive plan; senior management incentive plan).

Exhibit 7.1.23 - Page 1

EXHIBIT 7.1.24

U.S. PENSION PLANS

The U.S. Borrower, Anchor Lamina America, Inc., has the following plans:

Insurer	Policy Number	Benefits
Massachusetts Mutual	SF 51129-1-1 SF 51129-3-1	Lamina Inc. Profit Sharing 401(K) Retirement Savings Plan
Life Insurance Company		Anchor Lamina America, Inc. Management & Employee Incentive Plans (covering employee profit sharing/gain sharing plan; sales incentive plan; senior management incentive plan).

Insurer	Policy Number	Benefits
Sun Life Assurance Company of Canada	44265	Group Term Insurance Policy, including Life, Accidental Death and Dismemberment and Long Term Disability Insurance
Anchor Lamina, Inc. Group Insurance Plan	501	Group Insurance Plan: health and life (welfare benefit) plan
Blue Cross Blue Shield of Michigan	45570-000 (Farmington Hills and Out-of-State) 45570-001 (Bellaire) 45570-002 (Madison Heights) 45570-005 (Grand Rapids) 45570-006 (Chesire) 45570-900 (Retirees)	Medical
Delta Dental Plan	9022	Dental
Trans-General	910313	Voluntary life & dependent life

Exhibit 7.1.24 - Page 1

EXHIBIT 7.1.26

COLLECTIVE BARGAINING AGREEMENTS; LABOUR CONTROVERSIES

1.	Neither Borrower nor its Subsidiaries are parties to any collective bargaining agreements.

2.	There are no material grievances, disputes of controversies with employees of each Borrower or any of its Subsidiaries.

3.	There are no threatened strikes, work stoppages and asserted pending demands for collective bargaining with respect to each Borrower or any of its Subsidiaries.

Exhibit 7.1.26 - Page 1

EXHIBIT 8.1.3

FORM OF COMPLIANCE CERTIFICATE

ANCHOR LAMINA INC.

                         ,

Fleet Capital Corporation,

as Administrative Agent

One South Wacker Drive

Suite 1400

Chicago, Illinois

U.S.A 60600

The undersigned, in my capacity as [chief financial officer/treasurer] of Anchor Lamina Inc. (the “Canadian Borrower”), for and on behalf of Canadian Borrower, and not in my personal capacity, gives this certificate to Fleet Capital Corporation, in its capacity as Administrative Agent (the “Administrative Agent”), in accordance with the requirements of subsection 8.1.3 of that certain Loan and Security Agreement dated November 12, 2002 among Canadian Borrower, Anchor Lamina America, Inc., Fleet, as U.S. Agent, Fleet Capital Canada Corporation, as Canadian Agent, and the Lenders party thereto (the “Loan Agreement”). Capitalized terms used in this Certificate, unless otherwise defined herein, shall have the meanings ascribed to them in the Loan Agreement.

1. Based upon my review of the balance sheets and statements of income of Canadian Borrower and its Subsidiaries for the

[                 ] period ending                     ,         , copies of which are attached hereto, I hereby certify that:

(i) Capital Expenditures during the foregoing period and for the fiscal year to date total Cdn. $                 and Cdn. $                , respectively.

(ii) combined Availability under the Revolving Credit Loans during the foregoing period was at no time less than Cdn. $2,000,000;

(iii) the Fixed Charge Coverage Ratio on the last day of the foregoing period ending                  was                 ; and

(iv) EBITDA for the foregoing period ending                  was Cdn. $                 .

Exhibit 8.1.3 - Page 1

2. No Default exists on the date hereof, other than:                                                                                                             [if none, so state]; and

3. No Event of Default exists on the date hereof, other than                                                                                                     [if none, so state].

Very truly yours,

[Chief Financial Officer/Treasurer]

Exhibit 8.1.3 - Page 2

EXHIBIT 8.1.4(a)

FORM OF BORROWING BASE CERTIFICATE

Customer Name:
Assignment #
Report Date:

ACCOUNTS RECEIVABLE Loan# ALA00 Dates Covered: Collateral		INVENTORY – RAW Dates Covered: Collateral
1.	Beginning Balance	1.	Beginning Balance
2.	Sales (+)	2.	Adjustments (+)
3.	Credit Memos (-)	3.	Adjustments (-)
4.	Adjustments (+)	4.	Current Balance
5.	Adjustments (-)	5.	Ineligibles
6.	Net Collections – Includes Non A/R Cash (-)	6.	Eligible Collateral (4-5)
7.	Discounts (-)	7.	Eligible Inventory @50%
8.	Non A/R Cash (+)	8.	Less Reserve
9.	Unapplied Cash (-)	9.	Qualified Inventory
10.	Current Balance
11.	Ineligible
12.	Eligible Collateral (10-11)
13.	Eligible A/R @85%	INVENTORY – FINISHED GOODS
14.	Less Reserve	Dates Covered:
15.	Availability (#13-#14)	Collateral
		1.	Beginning Balance
		2.	Adjustments (+)
A/R LOAN BALANCE		3.	Adjustments (-)
17.	Beginning Balance	4.	Current Balance
18.	Cash (Checks/ACH) (-)	5.	Ineligibles
19.	Cash (Wire) (-)	6.	Eligible Collateral (4-5)
20.	Adjustments (-/+) (circle one)	7.	Eligible Inventory @60%
21.	Advance (+)	8.	Less Reserve
22.	Current Revolving Loan Balance @	9.	Qualified Inventory

		INVENTORY – PARTS
Total Availability (#15 A/R + #11 Inventory)		Dates Covered: Collateral

Total Credit Line		1.	Beginning Balance
Qualified Availability		2.	Adjustments (+)
Less Total Revolving Loan Balance		3.	Adjustments (-)
Less Letters of Credit		4.	Current Balance
Remaining Availability		5.	Ineligibles
Explanation:		6.	Eligible Collateral (4-5)

Exhibit 8.1.4(a) - Page 1

7.	Eligible Inventory @30%
8.	Less Reserve
9.	Qualified Inventory
10.	Total Qualified Inventory
11.	Availability

The foregoing information is delivered to Fleet Capital Corporation, as Administrative Agent (“Fleet”) in accordance with a Loan and Security Agreement dated as of November 12, 2002 by and among Fleet Capital Canada Corporation, as Canadian Agent, Fleet Capital Corporation, as Administrative Agent and U.S. Agent, the Lenders party thereto, Anchor Lamina Inc., as Canadian Borrower, and Anchor Lamina America, Inc., as U.S. Borrower.

I/we hereby certify that the information contained herein is true and correct as of the date shown herein. Nothing contained herein shall constitute a waiver, modification, or limitation of any of the terms of conditions set forth in the referenced Loan and Security Agreement.

Dated:

Authorized Signer

Authorized Signer

Exhibit 8.1.4(a) - Page 2

EXHIBIT 8.1.4(b)

FORM OF STATUTORY PAYABLES CERTIFICATE

STATUTORY PAYABLES

AS AT:

BORROWER NAME:

		TOTAL OWED	DATE PAYABLE	AMOUNT IN ARREARS
1	Employee Income Tax Withholdings
2	Unemployment Insurance (UIC)—Employees’ Portion
3	Canada Pension Plan (CPP)—Employees’ Portion
4	Employer’s Share of Payroll taxes
5	Goods & Service Tax (GST)
6	Provincial Sales Tax (PST)
7	Municipal Taxes
8	Workplace Safety and Insurance
9	Pension Plan
10	Vacation Pay
11	Other
TOTAL

The foregoing information is certified correct by the undersigned, in my capacity as an officer of [BORROWER NAME], for and on behalf of [BORROWER NAME], and not in my personal capacity:

Officer:

Date:

Exhibit 8.1.4(b) - Page 1

EXHIBIT 8.1.8

RESTRICTED SUBSIDIARIES

None.

Exhibit 8.1.8 - Page 1

EXHIBIT 8.2.3

EXISTING INDEBTEDNESS

Borrower	Lender	Amount	Maturity

Anchor Lamina Inc.	Various Noteholders in respect of the Subordinated Notes	US$57,625,000	February 1, 2008

Anchor Lamina GmbH & Co. KG	Anchor Lamina (Barbados) Inc.	Cdn$9,789,054	10 Years after the date hereof

Anchor Lamina Inc.	TD Securities	Cdn$5,000 continuous bond	n/a

Anchor Lamina Inc.	TD Bank Financial Group	Cdn$3,500 letter of credit, beneficiary Hydro Quebec	January 31, 2003

Exhibit 8.2.3 - Page 1

EXHIBIT 8.2.5

PERMITTED LIENS

Liens or qualifications described in the title insurance policies for each property issued to the Canadian Agent or the US Agent by First American Title Insurance Company.

Canadian Borrower:

Secured Party	Nature of Lien

Moneris Solutions	Lease dated August 10, 2001 for credit card equipment: printer, terminal and pin pad.

Mayville Machine Tools Limited

Security interest in a Toshiba model BP-130.R22 horizontal boring and milling machine, serial number 130323, perfected by PPSA registration as file no. 085295133, registration no. 20020829 1129 0047 3914. The foregoing security interest has been granted pursuant to a conditional sales contract dated August 26, 2002.

GMAC Leaseco Limited

Security interest in a 2000 Cadillac Deville, serial no. 1G6KF5795YU174002, perfected by PPSA registration as file no. 860894082, registration no. 20000413 1426 1530 9096. The foregoing security interest has been granted pursuant to a lease of a 2000 Cadillac Deville with a term of March 23, 2000 to March 23, 2003.

BMW Canada Inc

Security interest in a 2001 BMW 740IA, WBAGG83401DN81059, perfected by PPSA registration as file no. 860752557, registration no. 20000410 1449 1530 4396. The foregoing security interest has been granted pursuant to a lease of a 2001 BMW 740IA with a term of March 31, 2000 to March 31, 2003.

Tennant Financial Services

Security interest in the equipment leased under lease agreement 7081098-003, as detailed in an acknowledgment from the secured party dated October 23, 2002, perfected by respective PPSA registration as file no. 858464208, and registration nos. 20000117 1820 1531 2341. The foregoing security interest has been granted pursuant to a lease of a Model 5700 Scrubber, Walk-Behind with a term of January 18, 2000 to January 18, 2003.

Praxair Canada Inc.

Security interests in respect of all bulk cryogenic storage tanks used for the storage, filing and delivery of industrial and medical gases including, without limitation; argon carbon dioxide, nitrogen, nitrous oxide and oxygen, any cryogenic freezers and any and all related equipment, accessories, parts components and attachments thereof, all as supplied by Praxair Canada Inc. and granted under the gas supply and service agreement executed by Canadian Borrower on February 23, 1999 and by Praxair Canada Inc. on March 31, 1999, as perfected by Quebec Register of Personal and Movable Real Rights registration as registration no. 01-035879-0002.

Exhibit 8.2.5 - Page 1

U.S. Borrower:

Lessee	Lessor	Term of Lease	Property Covered

Peck Lane Associates, LLC	Anchor Lamina America, Inc.	March 1, 2002 to January 31, 2007	1835 Peck Lane Cheshire, Connecticut

Anchor Lamina America Inc.	Credit Counseling Centers, Inc.	November 1, 2000 to October 31, 2008	38505 Country Club Drive, Suite 200 Farmington Hills, Michigan 48331

Lamina Inc.	Michigan Industrial Equipment Co.	December 11, 2001 to December 11, 2006	Nissan Forklift Model CPJO2A25PV

Lamina Inc.	Card Establishment Services, Inc. (“CES”)	—	Credit Card Equipment: terminal, printer

Lamina Inc.	Xerox Corporation	December 7, 2002 to December 7, 2007	DC420AGIC420 Digital Copier

Anchor Lamina America, Inc. – UCC filings in Connecticut, Secretary of State

1.	UCC Filing Number 18955555, filed by SNK America, Inc. against one (1) SNK Multi Center, Model RB-2NM with Fanuc Control – 18M; Machine Serial Number 98K1803 including without limitation all accessions thereto and proceeds and substitution thereof.

Anchor Lamina America, Inc. – UCC filings in Michigan, Secretary of State

1.	UCC Filing Number D851974, filed by The CIT Group/Equipment Financing, Inc. against one (1) new Nissan Model JC50LP; Serial Number 9P8714 and all additions, substitutions, attachments, replacements and accessions thereof, plus the proceeds of all the foregoing.

Lamina, Inc., UCC filings in Michigan, Secretary of State

1.	UCC Filing Number 93400B, filed by Phillipp Brothers Chemicals, Inc. against all Copper Cyanide Dustless and Sodium Cyanide Brik held for use by Lamina, Inc., wheresoever located, as well as all containers used for storage thereof – consigned property.

Exhibit 8.2.5 - Page 2

2.	UCC Filing Number D515939, filed by CP/PhilbroChem, division of Phillipp Brothers Chemicals, Inc. against all Copper Cyanide Dustless and Sodium Cyanide Brik held for sale by Lamina, Inc., wherever located, as well as all containers used for storage thereof – consigned property.

3.	UCC Filing Number D532713, filed by IBM Credit Corporation against all computer information processing and other peripheral equipment and goods leased by Lamina, Inc., wherever located (including all additions, accessions, upgrades and replacements) referenced on IBM Supplement #665213 dated 4/23/99.

Lamina, Inc., UCC Filings in Antrim County, Michigan

1.	UCC Filing Number 9800118, filed by Phillip Brothers Chemicals, Inc. against all Copper Cyanide Dustless and Sodium Cyanide Brik held for sale by Lamina, Inc., wherever located, as well as all containers used for storage thereof – consigned property.

2.	UCC Filing Number 99001363, filed by IBM Credit Corporation against all computer information processing and other peripheral equipment and goods leased by Lamina, Inc., wherever located (including all additions, accessions, upgrades and replacements) referenced on IBM Supplement #665213 dated 4/23/99.

Lamina Bronze Products, Inc., UCC Filings in Michigan, Secretary of State

1.	UCC Filing Number D648441, filed by Mazak Corporation against one (1) Mazak Horizontal Machining Center HV-600R Machine #11-11-250; Serial Number 143934 with M640M fusion control. All standard equipment; extra equipment: chip conveyor 120 toc chain magazine. NC rotary table coolant thru spindle and other items, including all substitutions, additions, attachments, replacements, accessions and the proceeds of all the foregoing.

Exhibit 8.2.5 - Page 3

EXHIBIT 8.2.12

PERMITTED INVESTMENTS

All existing inter-company investments disclosed in Exhibit 7.1.4. The investments in EOC Tantal (Russia) and EOC (Belgium) disclosed in Exhibit 7.1.4, are shown as a book value of nil.

Exhibit 8.2.12 - Page 1

EXHIBIT 8.3

FINANCIAL COVENANTS

DEFINITIONS

EBITDA—with respect to any period, the sum of net earnings (or loss) before Interest Expense, income taxes, depreciation and amortization for such period (but excluding any extraordinary, unusual or non-recurring gains and losses for such period, any gains or losses attributable to the sale or other disposition of Property out of the ordinary course of business for such period, losses resulting from the write-down of Property (other than allowances for doubtful Accounts) for such period and management fees accrued but not paid for such period, all as determined for Canadian Borrower and its Subsidiaries on a Consolidated basis and in accordance with GAAP.

Fixed Charge Coverage Ratio—with respect to any period, the ratio of (i) EBITDA for such period minus the sum of (a) any cash income taxes (except to the extent attributable to extraordinary, unusual or non-recurring gains (or losses) for such period) included in the determination of net earnings (or loss) for such period plus (b) non-financed Capital Expenditures (net of any proceeds received for any Equipment sold or disposed of and net of proceeds of insurance to the extent such insurance proceeds were used to acquire Equipment as a Capital Expenditure) during such period, to (ii) Fixed Charges for such period, all as determined for Canadian Borrower and its Subsidiaries on a Consolidated basis and in accordance with GAAP.

Fixed Charges—with respect to any period, the sum of: (i) scheduled principal payments required to be made during such period in respect to Indebtedness for Money Borrowed (including the principal portion of Capitalized Lease Obligations), plus (ii) Interest Expense for such period (but, for greater certainty, excluding the amortized portion of any upfront financing costs), all as determined for Canadian Borrower and its Subsidiaries on a Consolidated basis and in accordance with GAAP provided, however, that with respect to the period from September 1, 2002 to November 30, 2002, the amount of scheduled principal payments referred to in clause (i) above shall be deemed to be zero.

Interest Expense—with respect to any period, accrued interest expense (net of accrued interest income) for such period, including without limitation the interest portion of Capitalized Lease Obligations, plus the Letter of Credit and LC Guarantee fees owing for such period, all as determined for Canadian Borrower and its Subsidiaries on a Consolidated basis and in accordance with GAAP.

COVENANTS

Excess Availability. Borrowers shall not permit combined Availability under the Revolving Credit Loans, at any time to be less than Cdn. $2,000,000. For purposes of this

Exhibit 8.3 - Page 1

covenant, Availability shall be determined without regard to subparagraph (i) of each of the definitions of Canadian Borrowing Base and U.S. Borrowing Base.

Fixed Charge Coverage Ratio. Borrowers shall not permit the Fixed Charge Coverage Ratio on the last day of any period set forth below to be less than the ratio set forth below opposite such period:

Period	Ratio

6 months ending 2/28/03	1.0 to 1.0

9 months ending 5/31/03	1.0 to 1.0

12 months ending 8/31/03	1.0 to 1.0

12 months ending 11/30/03	1.0 to 1.0

12 months ending 2/29/04	1.1 to 1.0

12 months ending 5/31/04	1.1 to 1.0

12 months ending 8/31/04	1.1 to 1.0

12 months ending 11/30/04	1.1 to 1.0

12 months ending 2/28/05	1.1 to 1.0

12 months ending 5/31/05	1.1 to 1.0

12 months ending 8/31/05	1.1 to 1.0

Minimum EBITDA. Borrowers shall not permit EBITDA for any period set forth below to be less than the amount set forth below opposite such period:

Period	Amount

3 months ending 11/30/02	Cdn. $3,750,000

6 months ending 2/28/03	Cdn. $6,500,000

9 months ending 5/31/03	Cdn. $11,500,000

12 months ending 8/31/03	Cdn. $15,500,000

12 months ending 11/30/03	Cdn. $16,000,000

12 months ending 2/29/04	Cdn. $16,400,000

12 months ending 5/31/04	Cdn. $16,800,000

12 months ending 8/31/04	Cdn. $17,200,000

12 months ending 11/30/04	Cdn. $17,300,000

12 months ending 2/28/05	Cdn. $17,400,000

12 months ending 5/31/05	Cdn. $17,500,000

Exhibit 8.3 - Page 2

12 months ending 8/31/05	Cdn. $17,600,000

Exhibit 8.3 - Page 3